===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[_]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           BRADLEY REAL ESTATE, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     common stock, par value $.01 per share (the "common stock"), of Bradley Real Estate, Inc. and 8.4% Series A convertible preferred stock, par value $.01 per share
     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     22,136,119 shares of common stock (includes 1,362,550 shares underlying options to purchase shares of common stock) and
     3,478,219 shares of Series A convertible preferred stock
     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         $22 per share of common stock and $22.4581461821 per share of preferred stock
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     $595,085,069
     -------------------------------------------------------------------------


     (5) Total fee paid:

     $119,025
     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:



Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                           BRADLEY REAL ESTATE, INC.
                         40 SKOKIE BOULEVARD, SUITE 600
                        NORTHBROOK, ILLINOIS 60062-1626

                                                                        , 2000

Dear Stockholder:

   You are cordially invited to attend a Special Meeting of Stockholders of
Bradley Real Estate, Inc. to be held at       , on      , 2000, at    a.m.,
local time. At the Special Meeting, you will be asked to consider and approve our merger with a subsidiary of Heritage Property Investment Trust, Inc., a privately-owned REIT headquartered in Boston, Massachusetts, pursuant to an agreement and plan of merger, dated as of May 15, 2000. You should read carefully the merger agreement, a copy of which is attached as Appendix A to the accompanying proxy statement. Upon completion of the merger, each share of our common stock, par value $.01 per share, will be converted automatically into the right to receive $22.00 in cash, without interest, and each share of our 8.4% Series A Convertible Preferred Stock, par value $.01 per share, will be converted automatically into the right to receive $22.4581461821 in cash, without interest. The affirmative vote of holders of shares of common stock and/or Series A preferred stock, voting together as a single class, representing a majority of the votes entitled to be cast at the Special Meeting is necessary to approve the merger.

   Our Board of Directors unanimously approved the merger and declared the merger advisable and in the best interests of our stockholders and unanimously recommends that our stockholders approve the merger. Among the factors considered by our Board of Directors in evaluating the merger was the opinion, dated May 15, 2000, of Deutsche Bank Securities Inc., our financial advisor, which provides that, as of that date, the cash consideration to be received by holders of our common stock pursuant to the merger was fair from a financial point of view to those stockholders. The written opinion of Deutsche Bank Securities Inc. is attached as Appendix B to the accompanying proxy statement and should be read carefully and in its entirety.

   The proxy statement provides you with a summary of the merger and additional information about the parties involved. If the merger is approved by the requisite holders of our common stock and Series A preferred stock, the closing of the merger will occur as soon after the Special Meeting as all of the other conditions to the closing of the merger are satisfied or waived.

   Please give all of this information your careful attention. Whether or not you plan to attend the Special Meeting, you are requested to promptly complete, sign and date the enclosed proxy card and return it in the envelope provided. This will not prevent you from voting your shares in person if you subsequently choose to attend the Special Meeting.

                                        Sincerely,

                                        Thomas P. D'Arcy
                                        Chairman and Chief Executive Officer

                           BRADLEY REAL ESTATE, INC.
                         40 SKOKIE BOULEVARD, SUITE 600
                        NORTHBROOK, ILLINOIS 60062-1626

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           To Be Held On      , 2000

To the Stockholders of
Bradley Real Estate, Inc.:

   NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Bradley
Real Estate, Inc., a Maryland corporation, will be held at         , on      ,
2000, at   a.m., local time, for the following purposes:

   1. To consider and vote upon a proposal to approve the merger of Bradley with and into Heritage-Austen Acquisition, Inc., a Maryland corporation and wholly-owned subsidiary of Heritage Property Investment Trust, Inc., a Maryland corporation, with Heritage-Austen Acquisition, Inc. being the surviving corporation, pursuant to the agreement and plan of merger, dated as of May 15, 2000, by and among Bradley, Heritage and Heritage-Austen Acquisition, Inc.; and

   2. To transact any other business as may properly come before the Special Meeting and any adjournments or postponements of that meeting.

   Our Board of Directors has fixed the close of business on      , 2000 as the
record date for the Special Meeting. Accordingly, only stockholders of record on that date will be entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of that meeting. A form of proxy and a proxy statement containing more detailed information with respect to matters to be considered at the Special Meeting accompany and form a part of this notice.

   All stockholders are cordially invited to attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to complete, date, sign and return the enclosed proxy as promptly as possible. We have enclosed a postage-prepaid envelope for that purpose. If you attend the Special Meeting, you may vote in person even if you have already returned a proxy.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Marianne Dunn
                                          Secretary

      , 2000

                           BRADLEY REAL ESTATE, INC.
                         40 Skokie Boulevard, Suite 600
                        Northbrook, Illinois 60062-1626

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        Special Meeting of Stockholders
                           To Be Held On       , 2000

                               SUMMARY TERM SHEET

   This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document, as well as the additional documents to which we refer you, including the merger agreement attached as Appendix A. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. This proxy statement is first being mailed to our stockholders on or
about      , 2000.

Parties to the Merger (page 13)

   . Bradley Real Estate, Inc. We are a Maryland corporation, which qualifies as a real estate investment trust, with internal property, management, leasing and development capabilities. We conduct substantially all of our activities through our subsidiary, Bradley Operating Limited Partnership. Our principal executive offices are located at 40 Skokie Boulevard, Suite 600, Northbrook, Illinois 60062-1626 and the telephone number of our offices is (847) 272-9800.

   . Heritage Property Investment Trust, Inc. Heritage, a Maryland corporation, is a private real estate investment trust which owns and manages primarily community and neighborhood shopping centers in the Eastern region of the United States. The principal executive offices of Heritage are located at 535 Boylston Street, Boston, Massachusetts 02116 and the telephone number of its offices is (617) 247-2200.

   . Heritage-Austen Acquisition, Inc. Heritage-Austen Acquisition, Inc. is a Maryland corporation recently formed by Heritage for the purpose of acquiring Bradley. We refer to this company throughout this proxy statement as the Acquisition Subsidiary. The principal executive offices of the Acquisition Subsidiary are located at 535 Boylston Street, Boston, Massachusetts 02116 and the telephone number of its offices is (617) 247-2200.

The Merger and Related Transactions (page 15)

   . We will be merged with and into the Acquisition Subsidiary, with the Acquisition Subsidiary being the surviving corporation, pursuant to a merger agreement, dated as of May 15, 2000, among Heritage, the Acquisition Subsidiary and us. Following the merger, the Acquisition Subsidiary will continue as a wholly-owned subsidiary of Heritage.

   . At the effective time of the merger, each outstanding share of our common stock will be converted automatically into the right to receive $22.00 in cash, without interest.

   . At the effective time of the merger, each outstanding share of our 8.4% Series A Convertible Preferred Stock will be converted automatically into the right to receive $22.4581461821 in cash, without interest.

   . In addition, concurrently with the merger, the holders of common units of limited partner interest in Bradley Operating Limited Partnership will be offered the opportunity to receive $22.00 in cash, without interest, in exchange for each issued and outstanding unit. We refer to this class of partnership interests as LP Units throughout this proxy statement.

   . After the completion of the merger, the holders of our common stock and Series A preferred stock will have no continuing equity interest in, and will not share in future earnings, dividends or growth, if any, of the surviving corporation, the Acquisition Subsidiary. In addition, after the merger has been completed, our common stock and Series A preferred stock will no longer be listed on the New York Stock Exchange or registered with the Securities and Exchange Commission.

Recommendation of Our Board of Directors and Reasons for the Merger (page 19)

   . After an evaluation of a variety of business, financial and market factors and consultation with our legal and financial advisors, at a meeting on May 15, 2000, our Board of Directors determined that the merger was fair to, and in the best interests of, Bradley and its stockholders, unanimously approved the merger, the merger agreement and the transactions contemplated by that agreement and unanimously voted to recommend that our stockholders approve the merger.

Opinion of Financial Advisor (page 22)

   . On May 15, 2000, Deutsche Bank Securities Inc. rendered an opinion to our Board of Directors that, as of the date of that opinion, (a) the $22.00 per share in cash to be received by holders of our common stock, and (b) the $22.00 per LP Unit in cash to be offered to the holders of the LP Units of Bradley Operating Limited Partnership, was fair from a financial point of view to those security holders.

   . The full text of the written opinion of Deutsche Bank Securities Inc., dated May 15, 2000, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to, and is incorporated by reference in, this proxy statement. The opinion of Deutsche Bank Securities Inc. does not constitute a recommendation as to how any holder of our common stock and/or Series A preferred stock should vote with respect to the merger. You should carefully read the opinion in its entirety.

Financing Arrangements (page 28)

   . In connection with entering into the merger agreement, Heritage obtained a commitment letter from The Prudential Insurance Company of America, or Prudential, to provide up to $100 million in equity financing for the merger and related transactions and a commitment letter from Prudential Mortgage Capital Company, LLC, or PMCC, to provide up to $600 million in debt financing for the merger and related transactions, each on the terms and conditions set forth in those commitment letters. As of the date of this proxy statement, these commitment letters are in full force and effect and have not been terminated.

   . Prudential's obligation to provide the equity financing is subject to customary conditions, including:

    . the execution of definitive documentation for the equity investment in form and substance satisfactory to Prudential and the satisfaction of the conditions set forth in the definitive documentation;

    . there being no material adverse change in Heritage's or our financial condition or capital structure;

    . there being no material adverse change to the prevailing market conditions relating to the equity financing; and

    . Prudential not discovering any information not previously known to it which Prudential reasonably believes is materially negative information with respect to the merger, Heritage or us.

   . PMCC's obligation to provide the debt financing is subject to customary conditions, including:

    . there being, in the sole discretion of PMCC, no material adverse change occurring in the securitization market for commercial mortgage loans similar to the loans being provided by PMCC;

    . there being no litigation by any entity pending or threatened with respect to the merger or the debt financing or which PMCC determines could reasonably be expected to have a material adverse effect on the merger, the debt financing, Heritage or us;

    . PMCC being reasonably satisfied with the corporate and capital structure of Heritage and us;

    . Heritage and Bradley having operated their respective businesses in the ordinary course of business;

    . there being no event which PMCC determines has, or could reasonably be expected to have, a material adverse effect on the merger, the debt financing or Heritage or Bradley; and

    . PMCC not discovering any information not previously known to it which PMCC reasonably believes is materially negative information with respect to the merger, Heritage or us.

   . Heritage has agreed in the merger agreement to use its best efforts to obtain the financing for the merger and to satisfy the conditions set forth in the commitment letters. In the event that Heritage is unable to obtain the necessary financing for the completion of the merger by the later of (a) 14 days after stockholder approval of the merger, or (b) August 31, 2000, and all conditions to the merger have been satisfied or waived, we have the right to terminate the merger agreement and require that Heritage pay us a $15 million termination fee.

   . As of the date of this proxy statement, Heritage has not yet completed any financing and no assurance can be given that any financing will be completed. Heritage currently does not have any alternative financing commitments in the event that the financing with Prudential or PMCC is not obtained.

Interests of Certain Persons in the Merger (page 31)

   . Certain of our directors, executive officers and employees and those of our affiliates have interests in the merger that differ from your interests as a stockholder. Our Board of Directors was aware of these interests and considered them, among other matters, in approving the merger, the merger agreement and the transactions contemplated by that agreement.

    . Severance Payments. In 1998 and 1999, we entered into severance arrangements with our senior management, pursuant to which they will be entitled to receive a cash payment if their employment is terminated within a specified period following a change in control transaction. In the merger agreement, Heritage agreed to honor these agreements and acknowledged that the merger constitutes a change in control transaction. The parties have agreed that Thomas P. D'Arcy will resign his position as our president and chief executive officer upon the closing of the merger and, as a result, will be entitled to a cash severance payment at closing. In addition, Heritage agreed that it will pay to any other executive officer to whom it offers employment the cash severance payments and other benefits to which he or she would be entitled under the severance agreements as if Heritage had terminated his or her employment following the merger. In this circumstance, payments will be made in equal monthly installments over a four-month period following completion of the merger. Furthermore, if any of the severance payments to Mr. D'Arcy or our other officers would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, that individual will be entitled to an additional payment, referred to as a gross-up payment, so that the net amount retained by the officer after paying any excise tax, as well as any income and employment taxes due as a result of receipt of the gross-up payment, will equal the intended cash severance payment. Although we cannot definitively calculate the amount of the gross-up payments at this time, we currently estimate that gross-up payments, if required to be paid to the following three individuals, will be as follows: $975,829 for Thomas P. D'Arcy, $318,620 for Steven St. Peter and $171,785 for David M. Garfinkle.

    . Stock Options. As of the closing of the merger, all of our outstanding stock options will become fully vested and exercisable. In full settlement of these options, Heritage will make a cash payment to each option holder as of the closing equal to the difference between the merger consideration that would be payable with respect to each share of common stock underlying that option and the applicable option exercise price.

    . Benefits to Senior Management. Pursuant to the severance arrangements described above, our senior management will receive cash payments in connection with the merger as follows: $1,753,500 to Thomas P. D'Arcy; $721,000 to Richard L. Heuer; $683,500 to E. Paul Dunn; $682,500 to Irving E. Lingo, Jr. ; $662,500 to Steven St. Peter; $432,000 to Frank J. Comber; $415,800 to Marianne Dunn; and $354,000 to David M. Garfinkle. In addition, upon completion of the merger, our senior management will also receive cash payments in connection with option settlements in the following amounts: $1,403,250 to Mr. D'Arcy; $508,125 to Mr. Heuer; $330,000 to Mr. Dunn; $467,500 to
       Mr. Lingo; $330,000 to Mr. St. Peter; $132,000 to Mr. Comber; $321,625 to Ms. Dunn; and $145,250 to Mr. Garfinkle.

The Special Meeting (page 33)

   .  The Special Meeting of the holders of our common stock and our Series A
preferred stock will be held at           , on       , 2000, at   a.m., local
time. At the Special Meeting, our stockholders will be asked to consider and vote upon a proposal to approve the merger.

Record Date and Voting Power (page 33)

   .  Our Board of Directors has fixed the close of business on       , 2000
as the record date for determining stockholders entitled to notice of, and to vote at, the Special Meeting.

   .  On the record date, we had (a)      outstanding shares of common stock
held by approximately        stockholders of record and (b)       outstanding
shares of Series A preferred stock held by approximately     stockholders of
record. We have no other class of voting securities outstanding.

   . Stockholders of record on the record date will be entitled to one vote per share of common stock and 1.02082482646 votes per share of Series A preferred stock (which represents one vote for each share of common stock into which a share of Series A preferred stock is then convertible) on any matter that may properly come before the Special Meeting and any adjournment or postponement of that meeting.

Quorum and Vote Required (page 33)

   . Our charter and bylaws require (a) the presence, in person or by duly executed proxy, of the holders of shares of common stock and/or Series A preferred stock representing at least a majority of the votes entitled to be cast at the Special Meeting in order to constitute a quorum and (b) the affirmative vote of the holders of shares of common stock and Series A preferred stock, voting together as a single class, representing a majority of the votes entitled to be cast at the Special Meeting in order to approve the merger.

Proxies, Voting and Revocation (page 33)

   . Shares of common stock and/or Series A preferred stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting, and at any adjournments or postponements of that meeting, in accordance with those instructions on the proxies. If a proxy is duly executed and submitted without instructions, the shares of common stock and/or Series A preferred stock represented by that proxy will be voted "For" the approval of the merger. Proxies are being solicited on behalf of our Board of Directors.

   . A proxy may be revoked by the person who executed it at, or before, the Special Meeting by: (a) delivering to our secretary a written notice of revocation of a previously-delivered proxy bearing a later date than the proxy;
(b) duly executing, dating and delivering to our secretary a subsequent proxy; or (c) attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy.

Effective Time (page 35)

   . The merger will become effective as of the date and time that the articles of merger are accepted for record by the State Department of Assessments and Taxation of the State of Maryland in accordance with the Maryland General Corporation Law, which is expected to occur as soon as practicable after the stockholder approval of the merger and the satisfaction or waiver of all other conditions to closing of the merger. We cannot, however, require Heritage to complete the merger until the later of (a) 14 days following stockholder approval of the merger, or (b) August 31, 2000.

Exchange of Stock Certificates (page 35)

   . Immediately after the effective time of the merger, Heritage will deposit with EquiServe Trust Company, N.A., who is acting as the exchange agent, cash in an amount sufficient to pay the holders of shares of common stock and/or Series A preferred stock outstanding immediately prior to the effective time of the merger, the cash merger consideration to which they are entitled under the merger agreement.

   . Promptly after the effective time of the merger, the exchange agent will send to each stockholder of record, as of immediately prior to the effective time, a letter of transmittal and detailed instructions specifying the procedures to be followed in surrendering their certificates. You should not send any stock certificates to the exchange agent or to anyone else until you receive the letter of transmittal. Upon the surrender of a stock certificate, the exchange agent will issue to the surrendering holder the consideration described above.

Conditions to the Merger (page 37)

   .   For the merger to occur, the holders of shares of common stock and
Series A preferred stock, voting together as a single class, representing a majority of the votes entitled to be cast at the Special Meeting must approve the merger and the parties must satisfy or waive all other conditions specified in the merger agreement, including:

    . that we receive all consents, approvals, permits and authorizations required to be obtained from any governmental entity or third party;

    . that no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the completion of the merger or any of the other transactions or agreements contemplated by the merger agreement be in effect;

    . that our chief executive officer and chief financial officer deliver a certificate stating that no event or events have occurred that, individually or in the aggregate, would have a material adverse effect on our business, properties, condition, financial or otherwise, or results of operations; and

    . that the offer to LP Unit holders of $22.00 per unit is completed at the same time as the merger, provided that the parties may complete the merger separately, if the offer to the LP Unit holders is not closed by September 20, 2000.

Solicitation of Proposals from Other Parties (page 39)

   . In accordance with the merger agreement, we have agreed that, until the termination of the merger agreement or the effective time of the merger, we will not authorize or permit any of our officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants, brokers or other representatives to initiate, solicit, facilitate, or encourage any inquiries or proposals that constitute or are reasonably likely to lead to:

    . a merger, consolidation or similar transaction involving us or any of our subsidiaries;

    . the sale, lease, exchange, mortgage, pledge, transfer or other disposition, directly or indirectly, of 20% or more of our consolidated assets or those of our subsidiaries, excluding any bona fide financing transactions which do not, individually or in aggregate, have as a purpose or effect the sale or transfer of control of those assets;

    . a tender offer or an exchange offer for 20% or more of our outstanding equity securities, or those of any of our subsidiaries; or

    . any public announcement of a proposal, plan or intention to do any of the transactions mentioned above or any agreement to engage in those transactions.

   . We must notify Heritage in writing, within 24 hours, of all relevant details relating to any inquiry or proposal which we or any of our subsidiaries or representatives receive concerning any of the transactions mentioned above and we must promptly inform Heritage in writing with respect to any inquiry or proposal which we have received that is reasonably likely to lead to a proposal that our Board of Directors determines, in good faith, will be more favorable to our stockholders than the proposed merger.

Termination of the Merger Agreement (page 39)

   . The merger agreement may be terminated at any time prior to the effective time of the merger by, among other things, the mutual written agreement of the parties or, after the occurrence of certain events or actions, by one of the parties acting independently. For example, either party may independently terminate the merger agreement if:

    .  the merger has not been completed by October 31, 2000;

    .  our stockholders do not vote to approve the merger;

    . our Board of Directors withdraws or modifies, in a manner adverse to Heritage, its approval or recommendation of the merger or the merger agreement in connection with approving or recommending another business combination transaction that the Board determines, in good faith, will be more favorable to our stockholders; or

    . Heritage is unable to obtain the financing necessary to complete the merger by the later of (a) 14 days following approval of the merger by our stockholders, or (b) August 31, 2000, provided that all conditions to closing the merger have been satisfied or waived.

Termination Fee; Expenses (page 40)

   . One party may be entitled to receive, as liquidated damages, a termination fee or the reimbursement of expenses from the other party if the merger agreement is terminated under certain limited circumstances.
For example:

    . if either party terminates the merger agreement because the other party has breached a representation, warranty, covenant or agreement, which is incapable of being satisfied by October 31, 2000, then the breaching party must reimburse the non-breaching party for its out-of-pocket expenses, up to the lesser of (a) $3 million, or (b) the maximum amount that may be paid within the constraints of certain REIT qualification requirements;

    . if the merger agreement is terminated because we have breached a representation, warranty, covenant or agreement or because our stockholders failed to approve the merger, and within the following year, we enter into a business combination transaction with a third party who made an inquiry or proposal prior to the termination, then we must pay Heritage a termination fee;

    . if the merger agreement is terminated because our Board has withdrawn or modified its recommendation, then we must pay Heritage a termination fee; or

    . if the merger agreement is terminated because Heritage is unable to obtain the necessary financing within the time frames prescribed in the merger agreement, and all the conditions to the merger have been satisfied or waived, Heritage must pay us a termination fee.

   . The termination fee to be paid in these circumstances will be equal to the lesser of (a) $15 million, or (b) the maximum amount that may be paid within the constraints of certain REIT qualification requirements. To the extent that the amount of the termination fee is calculated to be less than $15 million, the shortfall may, subject to certain tax requirements, be paid in subsequent years.

Waiver and Amendment (page 44)

   . The merger agreement may be amended by the parties in writing by action of their respective boards of directors at any time but after our stockholders approve the merger, no amendment may be made that alters the amount or changes the form of the merger consideration or which adversely affects our stockholders.

Appraisal Rights (page 44)

   . No dissenters' or appraisal rights are available in connection with the merger or any of the transactions contemplated by the merger agreement.

Federal Income Tax Consequences (page 45)

   . If the merger is completed, the exchange of our common stock or Series A preferred stock by any of our stockholders in return for the merger consideration will be a taxable transaction under the Internal Revenue Code of 1986. Because of the complexities of the tax laws, we advise you to consult your own tax advisors concerning the applicable federal, state, local, foreign and other tax consequences resulting from the merger.

Regulatory and Other Approvals (page 47)

   . No federal or state regulatory requirements remain to be complied with in order to complete the merger other than the filing of the articles of merger with the State Department of Assessments and Taxation of the State of Maryland.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SUMMARY TERM SHEET.........................................................   1
  Parties to the Merger....................................................   1
  The Merger and Related Transactions......................................   1
  Recommendation of Our Board of Directors and Reasons for the Merger......   2
  Opinion of Financial Advisor.............................................   2
  Financing Arrangements...................................................   2
  Interests of Certain Persons in the Merger...............................   3
  The Special Meeting......................................................   4
  Record Date and Voting Power.............................................   4
  Quorum and Vote Required.................................................   4
  Proxies, Voting and Revocation...........................................   4
  Effective Time...........................................................   5
  Exchange of Stock Certificates...........................................   5
  Conditions to the Merger.................................................   5
  Solicitation of Proposals from Other Parties.............................   5
  Termination of the Merger Agreement......................................   6
  Termination Fee; Expenses................................................   6
  Waiver and Amendment.....................................................   7
  Appraisal Rights of Dissenting Stockholders..............................   7
  Federal Income Tax Consequences..........................................   7
  Regulatory and Other Approvals...........................................   7

INTRODUCTION...............................................................  10

QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................  10

THE PARTIES TO THE MERGER..................................................  13
  Bradley Real Estate, Inc. ...............................................  13
  Heritage Property Investment Trust, Inc..................................  13
  Heritage-Austen Acquisition, Inc. .......................................  14

THE MERGER AND RELATED TRANSACTIONS........................................  15
  General..................................................................  15
  Background of the Merger.................................................  15
  Recommendation of Our Board of Directors and Reasons for the Merger......  19
  Opinion of Financial Advisor.............................................  22
  Financing Arrangements...................................................  28
  Structure of the Merger..................................................  30
  Interests of Certain Persons in the Merger...............................  31
  Voting Agreements with Senior Management.................................  32
  Certain Effects of the Merger............................................  32
  Method of Accounting.....................................................  32

THE SPECIAL MEETING........................................................  33
  Date, Time and Place of the Special Meeting..............................  33
  Purpose of the Special Meeting...........................................  33
  Record Date and Voting Power.............................................  33
  Quorum and Vote Required.................................................  33
  Proxies, Voting and Revocation...........................................  33
  Solicitation of Proxies and Expenses.....................................  34

TERMS OF THE MERGER.........................................................  35
  Effective Time............................................................  35
  Conversion of Shares Pursuant to the Merger...............................  35
  Exchange of Stock Certificates............................................  35
  Conduct of the Business Before the Merger.................................  36
  Conditions to the Merger..................................................  37
  Representations and Warranties............................................  38
  Solicitation of Proposals from Other Parties..............................  39
  Termination of the Merger Agreement.......................................  39
  Termination Fee; Expenses.................................................  40
  Treatment of Stock Options................................................  42
  Termination of Dividend Reinvestment and Stock Purchase Plan..............  42
  Certain Employee Benefits.................................................  42
  Indemnification...........................................................  42
  Transactions Relating to Bradley Operating Limited Partnership............  42
  Waiver and Amendment......................................................  44
APPRAISAL RIGHTS............................................................  44

FEDERAL INCOME TAX CONSEQUENCES.............................................  45

REGULATORY AND OTHER APPROVALS..............................................  47

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS..............  48

OTHER MATTERS...............................................................  50

WHERE YOU CAN FIND MORE INFORMATION.........................................  50

APPENDICES

     Appendix A--Agreement and Plan of Merger

     Appendix B--Opinion of Financial Advisor

                                  INTRODUCTION

   This proxy statement is being furnished to holders of (a) shares of common stock, and (b) shares of 8.4% Series A Convertible Preferred Stock of Bradley Real Estate, Inc., a Maryland corporation, in connection with the solicitation of proxies by our Board of Directors for use at the Special Meeting of
Stockholders to be held at           , on       , 2000, at   a.m., local time,
and any adjournments or postponements of that meeting. The purpose of the Special Meeting is for our stockholders to consider and vote upon a proposal to approve our merger with and into Heritage-Austen Acquisition, Inc., a subsidiary of Heritage, with Heritage-Austen Acquisition, Inc. being the surviving corporation. Heritage-Austen Acquisition, Inc. is referred to throughout this document as the Acquisition Subsidiary. Our Board of Directors
has fixed the close of business on       , 2000 as the record date for the
Special Meeting. Accordingly, only stockholders of record on that date will be entitled to notice of, and to vote at, the Special Meeting.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

   Q: What will happen in the merger?

   A: Upon completion of the merger, we will be merged with and into the Acquisition Subsidiary, and our stockholders will receive a cash payment of $22.00, without interest, for each share of our common stock, and a cash payment of $22.4581461821, without interest, for each share of 8.4% Series A Convertible Preferred Stock that they hold. Concurrently with the merger, the holders of the common limited partner units, or LP Units, in Bradley Operating Limited Partnership will be offered the opportunity to receive $22.00 in cash, without interest, in exchange for each issued and outstanding LP Unit.

   Q: Why has the merger been proposed?

   A: Our Board of Directors has proposed the merger because it believes that the merger represents the strategic alternative that is in the best interest of our stockholders. In our Board's view, the current economic and capital market makes it difficult for us to raise the capital necessary to execute our current business plan to maintain historic levels of returns to our stockholders. The merger consideration to our stockholders represents a significant premium to the historical and recent market price of our common stock. Our Board determined that no other strategic alternative, including continuing to operate as an independent company, would be as favorable to our stockholders as the merger.

   Q: What vote is required to approve the merger?

   A: Approval of the merger requires the affirmative vote of holders of shares of our common stock and Series A preferred stock, voting together as a single class, representing a majority of the votes entitled to be cast on the matter. We urge you to complete, execute and return the enclosed proxy card to assure the representation of your shares of common stock and/or Series A preferred stock at the Special Meeting.

   Q: What rights do I have if I oppose the merger?

   A: You can vote against the merger by indicating a vote against the proposal on your proxy card and signing and mailing your proxy card, or by voting against the merger in person at the Special Meeting. You are not, however, entitled to dissenters' or appraisal rights under Maryland law.

   Q: What will I receive in the merger?

   A: As a stockholder of Bradley, you will receive $22.00 in cash, without interest, for each share of our common stock that you own and/or $22.4581461821 in cash, without interest, for each share of our Series A preferred stock that you own. This is referred to as the merger consideration. For example, if you own 100 shares of common stock, upon completion of the merger, you will receive $2,200 in cash.

   Q: If the merger is completed, when can I expect to receive the merger consideration for my shares of stock?

   A: Promptly after the merger is completed, you will receive detailed instructions regarding the surrender of your stock certificates. You should not send your stock certificates to us or anyone else until you receive these instructions. Heritage will arrange for the payment of the merger consideration to be sent to you as promptly as practicable following receipt of your stock certificates and other required documents.

   Q: When do you expect the merger to be completed?

   A: We are working to complete the merger during the third calendar quarter of 2000. We cannot, however, require Heritage to complete the merger until the later of (a) 14 days following stockholder approval of the merger, or (b) August 31, 2000.

   Q: What will happen to my quarterly dividends?

   A: Under the merger agreement, we may declare and pay our regular quarterly dividends to our stockholders with respect to the second quarter of 2000. The merger agreement prohibits us from declaring, or setting a record date for, the third quarter dividend prior to September 30, 2000. As a result, if we complete the merger prior to September 30, 2000, you will not receive a dividend for the third quarter. If, however, the merger has not been completed by September 30, 2000, we will declare and pay the third quarter dividend promptly following that date.

   Q: What are the tax consequences of the merger to me?

   A: Your receipt of the merger consideration will be a taxable transaction for federal income tax purposes. To review the tax consequences of the merger to you in greater detail, see pages 45 through 47. Your tax consequences will depend on your personal situation. You should consult your own tax advisors for a full understanding of the tax consequences of the merger to you.

   Q: What will happen to my shares of Bradley stock after the merger?

   A: Following effectiveness of the merger, your shares of our common stock and/or Series A preferred stock will represent solely the right to receive the merger consideration. Trading in both our common stock and our Series A preferred stock on the New York Stock Exchange will cease. Price quotations for our common stock and our Series A preferred stock will no longer be available and we will cease filing periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

   Q: Upon what am I being asked to vote?

   A: You are being asked to approve our merger with and into the Acquisition Subsidiary. After the merger, the Acquisition Subsidiary, as the surviving corporation, will continue as a wholly-owned subsidiary of Heritage, and you will no longer own an equity interest in the surviving corporation. Our Board has unanimously approved the merger and recommends that you vote "For" the approval of the merger.

   Q: What do I need to do now?

   A: This proxy statement contains important information regarding the merger and the merger agreement, as well as information about us and Heritage. It also contains important information about what our Board considered in approving the merger. We urge you to read this proxy statement carefully, including its appendices. You may also want to review the documents referenced under "Where You Can Find More Information."

   Q: How do I vote?

   A: Just indicate on your proxy card how you want to vote, sign your proxy card and mail it in the enclosed postage-paid envelope as soon as possible so that your shares of common stock and/or Series A preferred stock will be represented at the Special Meeting. You may attend the Special Meeting and vote your shares of common stock and/or Series A preferred stock in person, rather than voting by proxy. In addition, you may withdraw your proxy up to, and including, the day of the Special Meeting and either submit a subsequent proxy to change your vote or attend the Special Meeting and vote in person. You should be aware that the failure to vote, an abstention or a broker non-vote will have the same effect as a vote against the merger.

   Q: What happens if I sell my shares before the Special Meeting?

   A: The record date for the Special Meeting is earlier than the expected completion date of the merger. If you held your shares of common stock and/or Series A preferred stock on the record date but have transferred those shares after the record date and before the merger, you will retain your right to vote at the Special Meeting but not the right to receive the merger consideration. This right to receive the merger consideration will pass to the person to whom you transferred your shares of common stock and/or Series A preferred stock.

   Q: If my shares of common stock and/or Series A preferred stock are held in "street name" by my broker, will my broker vote my shares for me?

   A: Your broker will not vote your shares of common stock and/or Series A preferred stock unless you provide instructions on how to vote. You should instruct your broker how to vote your shares of common stock and/or Series A preferred stock by following the directions your broker provides. If you do not provide instructions to your broker, your shares of common stock and/or Series A preferred stock will not be voted and this will have the same effect as a vote against the proposal to approve the merger.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

   If you would like additional copies of this document, or if you would like to ask any additional questions about the merger, you should contact:

  BRADLEY REAL ESTATE, INC.               MACKENZIE PARTNERS, INC.
  40 Skokie Boulevard, Suite 600          156 Fifth Avenue
  Northbrook, IL 60062-1626               New York, NY 10010
  (847) 272-9800                          (212) 929-5500 or
  Attention: Marianne Dunn, Secretary     (800) 322-2885

                           THE PARTIES TO THE MERGER

Bradley Real Estate, Inc.

   We are a real estate investment trust, or REIT, with internal property management, leasing and development capabilities, and we conduct substantially all of our operations through Bradley Operating Limited Partnership. We are the sole general partner of and the owner of approximately 84% of the economic interests in Bradley Operating Limited Partnership.

   As of the date of this proxy statement, we own 96 properties throughout 15 Midwestern states, which total approximately 15 million square feet of gross leasable area. Most of our properties are grocery store-anchored shopping centers that are used by members of the surrounding communities for their day-to-day living needs. Our shopping center portfolio consists of a diverse tenant base, comprised of approximately 2,000 leases with no tenant accounting for more than 5% of our annualized base rent. Many of our properties have been renovated within the last five to eight years. At March 31, 2000, approximately 93% of our rentable space was occupied.

   We own, operate and seek to acquire, develop and redevelop grocery store-anchored, open-air community and neighborhood shopping centers concentrated mainly in the Midwest states of Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota, Tennessee and Wisconsin. Through past experience as well as current research, we believe that this area of the country is economically strong and diverse and provides us with a favorable environment for the acquisition, development, ownership and operation of retail properties. We favor grocery store-anchored shopping centers because, based on our past experience, these properties offer us strong and predictable daily consumer traffic and are less susceptible to downturns in the general economy than apparel or leisure anchored shopping center properties.

   Our principal office is located at 40 Skokie Boulevard, Suite 600, Northbrook, Illinois, 60062-1626 and the telephone number of our offices is
(847) 272-9800.

Heritage Property Investment Trust, Inc.

   Heritage Property Investment Trust, Inc. is a privately-owned REIT which, together with its subsidiaries, engages in property management, leasing, acquisition, and development activities and owns and operates, acquires, develops and redevelops retail shopping centers in the Eastern United States. Heritage, which is a Maryland corporation, was formed on July 1, 1999 and commenced operations on July 9, 1999. Heritage was formed through the contribution of approximately $580 million of real estate investments and related assets by Net Realty Holding Trust, a wholly-owned subsidiary of the New England Teamsters & Trucking Industry Pension Fund, and $25 million of cash from The Prudential Insurance Company of America.

   As of the date of this proxy statement, Heritage owns 64 properties, containing approximately 8.4 million square feet, primarily located in the Eastern United States in twelve states from Maine to Florida. Heritage's properties include 42 shopping centers containing approximately 7.8 million square feet, seven office buildings containing approximately 413,000 square feet and 15 single tenant properties containing approximately 193,000 square feet. Title to these properties is primarily held by, or for the benefit of, Heritage Property Investment Limited Partnership. Heritage conducts substantially all of its business through Heritage Property Investment Limited Partnership and is currently the sole general partner and owner of 100% of the economic interests in this entity. Heritage's portfolio of shopping centers consists of a diverse tenant base.

   Heritage conducts its operations from its headquarters in Boston, Massachusetts and regional offices in Great Neck, New York; Charlotte, North Carolina; and Pompano Beach, Florida. At March 31, 2000, Heritage had 50 employees. As of March 31, 2000, Heritage had total assets of approximately $716 million, total liabilities of approximately $140 million and total shareholders' equity of approximately $576 million.

As of December 31, 1999, Heritage had total assets of approximately $719 million, total liabilities of approximately $148 million and total shareholders' equity of approximately $571 million.

   Heritage's principal offices are located at 535 Boylston Street, Boston, Massachusetts 02116 and the telephone number of its offices is (617) 247-2200.

Heritage-Austen Acquisition, Inc.

   Heritage-Austen Acquisition, Inc., or the Acquisition Subsidiary, is a Maryland corporation recently formed by Heritage for the purpose of acquiring us in the merger. The principal executive offices of the Acquisition Subsidiary are located at 535 Boylston Street, Boston, Massachusetts 02116 and the telephone number of its offices is (617) 247-2200.

                      THE MERGER AND RELATED TRANSACTIONS

General

   The merger agreement provides for our merger with and into the Acquisition Subsidiary, with the Acquisition Subsidiary being the surviving corporation. The merger will be completed when the articles of merger have been accepted for record by the State Department of Assessments and Taxation of the State of Maryland in accordance with the Maryland General Corporation Law, which is expected to occur as soon as practicable after the stockholder approval of the merger and the satisfaction or waiver of all other conditions to closing the merger. We cannot, however, require Heritage to complete the merger until the later of (a) 14 days following stockholder approval of the merger, or (b) August 31, 2000.

   As of the effective time of the merger, holders of shares of our common stock and/or Series A preferred stock will have no further ownership interest in the surviving corporation. Instead, each holder of common stock issued and outstanding immediately prior to the effective time of the merger will be entitled to receive $22.00 in cash per share, without interest, and each holder of Series A preferred stock issued and outstanding immediately prior to the effective time will be entitled to receive $22.4581461821 in cash per share, without interest. Upon completion of the merger, all of Bradley's outstanding stock options will be cancelled and, in full settlement of these options, Heritage will pay each option holder an amount of cash equal to the number of shares of common stock underlying each stock option held by that holder multiplied by the difference between the merger consideration and the option exercise price applicable to that option.

   Following the merger, Bradley Operating Limited Partnership will continue to exist and operate; however, the Acquisition Subsidiary will succeed to Bradley's general partner interests in Bradley Operating Limited Partnership. Concurrently with the merger, in accordance with the partnership agreement governing Bradley Operating Limited Partnership, the holders of LP Units will be offered the opportunity to receive $22.00 in cash per LP Unit, without interest, in exchange for each issued and outstanding LP Unit. Any LP Unit holder who elects not to accept that offer will remain as a limited partner of Bradley Operating Limited Partnership and will continue to hold LP Units with substantially the same rights, terms and conditions as existed prior to the merger, except as specified in the merger agreement and described in the section entitled "Terms of the Merger--Transactions Relating to Bradley Operating Limited Partnership." The 8.875% Series B Cumulative Redeemable Perpetual Preferred Units and the 8.875% Series C Cumulative Redeemable Perpetual Preferred Units of Bradley Operating Limited Partnership will continue to remain outstanding following completion of the merger, with the same rights, terms and conditions as existed prior to the merger.

Background of the Merger

   In 1998, Thomas P. D'Arcy, chief executive officer of Bradley, met with Thomas C. Prendergast, the current chief executive officer of Heritage, to consider a possible business combination transaction between Bradley and Net Realty Holdings, Inc., the predecessor of Heritage. The parties terminated these discussions before they reached a substantive stage and before the exchange of any due diligence materials.

   In January 2000, at Mr. Prendergast's request, Paul Donahue, an individual familiar with both Bradley and Heritage, contacted Paul G. Kirk, Jr., a member of Bradley's Board of Directors, to suggest that Heritage and Bradley might explore a possible strategic transaction between the two companies. In mid-January 2000, Mr. Kirk discussed Heritage's interest with Mr. D'Arcy, and thereafter the parties arranged for a meeting in Boston on January 26, 2000. At this meeting, Mr. Donahue communicated to Mr. D'Arcy Heritage's interest in combining with or acquiring Bradley. Mr. D'Arcy stated that Bradley had been successful over the past few years in increasing the value of its portfolio and growing its funds from operations and Bradley was actively pursuing its strategic business plan, which did not involve Bradley's sale. Mr. D'Arcy further noted that Bradley was focused on creating sustainable growth in per share cash flow while providing above-market returns to its stockholders. Mr. Donahue stated that, while he was not authorized to provide Mr. D'Arcy with any price parameters, he believed that Heritage might be willing to acquire Bradley at a price reflecting a significant premium to the then current trading price of Bradley common stock. Mr. D'Arcy then indicated that he would be willing to meet with Mr. Prendergast to listen to Heritage's ideas concerning a possible strategic transaction between the two parties.

   On February 7, 2000, Mr. D'Arcy met with Mr. Prendergast and Mr. Donahue in Boston. After reviewing developments in their respective businesses and in the industry since their 1998 meeting, the participants discussed in general terms the strategic rationale for a business combination between their respective companies. Mr. Prendergast informed Mr. D'Arcy that Heritage was interested in exploring an acquisition of Bradley. Mr. D'Arcy responded that Bradley was actively pursuing its strategic business plan and was exploring various alternatives to increase its returns to stockholders. Mr. Prendergast stated that, while he was not in a position to engage in substantive discussions (and did not make any specific proposals), he believed that Heritage might be willing to pay a price which reflected a significant premium to Bradley's common stockholders over recent trading prices. The closing price of Bradley common stock on February 7th was $17.1888 per share. Mr. D'Arcy noted his skepticism about Heritage's ability to raise the financing for such a transaction, but he indicated his willingness to continue discussions to determine the feasibility of a potential business combination between the parties. During this meeting, the parties did not discuss the terms or structure of a potential transaction, nor did they exchange any specific business or financial information.

   On February 8, 2000, Robert Falzon of Prudential Real Estate Investors, acting on Heritage's behalf, contacted Mr. D'Arcy to confirm Heritage's interest in continuing discussions concerning a potential business combination of Bradley and Heritage. Mr. Falzon explained that The Prudential Insurance Company of America was an existing stockholder in Heritage and that Prudential Real Estate Investors would act as Heritage's financial advisor in connection with any discussions with Bradley. Mr. Falzon then summarized Heritage's reasons for proposing a business combination with Bradley and indicated that Prudential Real Estate Investors was contemplating an active role in arranging financing on behalf of Heritage. Mr. Falzon indicated, however, that, before Heritage could make any firm decision on its level of interest in acquiring Bradley, it would need to review certain confidential information regarding Bradley and its portfolio. Mr. D'Arcy responded that Bradley was continuing to operate its business in the ordinary course. In this regard, Mr. D'Arcy indicated that Bradley had already commenced negotiations with its lenders concerning refinancing its primary credit facility, which was set to expire in December 2000, and that Bradley was exploring a number of possible avenues for enhancing shareholder value, including engaging in extensive discussions with several potential joint venture partners, acquisitions of other real estate companies and other capital raising activities. However, because of the potential benefits that a transaction with Heritage could provide to Bradley's stockholders, Mr. D'Arcy indicated that he would be willing to provide Heritage with certain limited information, subject to the companies entering into a customary confidentiality agreement. Mr. Falzon requested that, in order to provide Heritage with an adequate opportunity to evaluate the information and develop a definitive proposal, Bradley agree to refrain from soliciting third party interest in acquiring Bradley during a specified period. Because Bradley was not for sale and did not anticipate engaging in any discussions with another party concerning a business combination in the foreseeable future, Mr. D'Arcy agreed in principle to this request. Following this conversation, on February 10, 2000, Heritage and Bradley executed a confidentiality and exclusivity agreement, which provided that each party would not disclose and would keep confidential all non-public due diligence materials provided to it by the other party and that Bradley would negotiate exclusively with Heritage during the ensuing 30-day period and not solicit third party bids concerning the potential sale of the company. In addition, Heritage agreed to a two-year standstill from purchasing any shares of Bradley's stock in the open market. Following execution of this agreement, Mr. D'Arcy forwarded to Mr. Falzon a limited amount of preliminary due diligence materials, which included certain financial information on Bradley's properties.

   On February 16, 2000, Mr. D'Arcy and Richard L. Heuer, Executive Vice President of Bradley, met with Mr. Falzon in New Jersey. At this meeting, the participants discussed in detail Bradley's property portfolio and the status of Bradley's redevelopment projects. The parties also reviewed information contained in the materials that had previously been forwarded to Mr. Falzon, including reports presenting revenue data on a property-by-property basis, rent roll information, summaries of indebtedness and internal budgets.

   In the two-week period following this February meeting, Heritage reviewed the materials which Bradley had previously provided to it. On March 1, 2000, Mr. Falzon contacted Mr. D'Arcy to discuss the status of Heritage's due diligence efforts and Heritage's level of interest in continuing discussions regarding a possible business combination. In follow-up conversations on March 3, 2000, Mr. Falzon indicated that, at that time, Heritage was still reviewing the materials provided and had not yet determined whether, or on what terms, it was interested in pursuing a business combination. On March 11, 2000, Bradley's exclusivity obligations expired.

   On March 13, 2000, Mr. Falzon had conversations with Mr. D'Arcy in which he conveyed Heritage's interest in continuing to explore a business combination but indicated that, as they had only received preliminary due diligence materials and had not visited any of Bradley's properties, they would need to conduct more extensive due diligence before being able to present a proposal to the Board. Mr. Falzon also provided some preliminary indication of Heritage's price range for a cash transaction, suggesting an approximate price of $20 per share of common stock. The closing price of Bradley's common stock on March 13th was $16.312 per share. Mr. D'Arcy responded that, based on his previous discussions with the members of Bradley's Board of Directors, the Board would not be interested in pursuing a transaction at a $20 per share price and, accordingly, that the parties may not have a basis on which to proceed with more substantive discussions. Mr. Falzon indicated that Heritage might have some additional price flexibility but would need an opportunity to conduct a more substantive due diligence review. Mr. Falzon then requested a 90-day extension of Bradley's exclusivity obligations, during which Heritage would conduct more extensive due diligence, including property tours, and refine its valuation estimate. Assuming completion of satisfactory due diligence, Mr. Falzon believed that Heritage would be in a position at the end of this period to enter into definitive transaction documentation. Mr. D'Arcy responded that a 90-day extension was too long, and would unduly disrupt Bradley's ordinary course operations and strategic planning. Mr. D'Arcy, however, believed Bradley could agree to an additional 30-day period to allow Heritage to finalize its proposed price range without undue disruption. Mr. D'Arcy emphasized that, during this extended period, Bradley would continue to execute its strategic business plan, including continuing negotiations of its credit facility refinancing, its ongoing joint venture discussions and its other strategic initiatives. After further discussions, the parties executed an amendment on March 15, 2000 to the confidentiality and exclusivity agreement, which extended the exclusivity obligations until May 1, 2000. The amendment also provided that if Bradley rejected an acquisition proposal from Heritage that contained a firm financing commitment and subsequently agreed to be acquired by a third party prior to September 15, 2000, Bradley would reimburse Heritage's reasonable out-of-pocket expenses, up to $500,000.

   Beginning during the week of March 27, 2000, Heritage commenced an extensive due diligence review of Bradley's business, properties and operations, which included a review of legal and financial documents as well as a tour of all of Bradley's properties. Heritage and its advisors continued their due diligence efforts through approximately April 21, 2000. During the course of Heritage's due diligence review, counsel for Bradley and Heritage discussed Bradley's operations, capital structure and other matters raised in the course of due diligence on several occasions. During this period, counsel for both companies also engaged in preliminary discussions concerning the possible structure of a business combination transaction.

   On April 21, 2000, based on the preliminary due diligence review conducted to date, Mr. Falzon proposed to Mr. D'Arcy an acquisition of Bradley by Heritage at a price of approximately $20.00-20.50 per share of common stock. The closing price of Bradley's common stock on April 20, 2000 was $17.50 per share. Following discussions with the Board, Mr. D'Arcy informed Mr. Falzon that the Board would not approve a transaction at that price. The parties agreed, however, to continue discussions regarding a possible transaction.

   Between April 21, 2000 and April 27, 2000, senior management of Bradley and Mr. Falzon engaged in substantive conversations regarding the potential price and structure of a cash merger transaction. On April 27, 2000, Heritage increased its proposed bid to $22.00 per share of common stock. While an agreement as to price had not yet been reached, the parties believed that negotiations had proceeded to a point at which the remaining differences should be addressed in the context of negotiations over definitive transaction documentation.

Following this conversation, Heritage instructed its counsel to begin preparation and negotiation of definitive documentation for the proposed business combination transaction. The closing price of Bradley's common stock on April 27, 2000 was $18.00 per share.

   In mid-April 2000, Bradley discussed with representatives of Deutsche Bank Securities Inc., or Deutsche Bank, the possibility of acting as Bradley's financial advisor with respect to the proposed transaction. Deutsche Bank became actively involved in the transaction on approximately April 27th. On May 1, 2000, Bradley formally engaged Deutsche Bank to act as Bradley's financial advisor in connection with the proposed transaction. Deutsche Bank's responsibilities included advice and assistance with respect to defining objectives regarding the terms of the transaction, performing valuation analysis, and structuring, planning and negotiating certain terms of the transaction. In addition, Deutsche Bank agreed, subject to the results of its analysis, to render a fairness opinion letter with respect to the fairness, from a financial point of view, of the consideration to be received by the holders of Bradley's common stock and the consideration to be offered to the holders of LP Units in Bradley Operating Limited Partnership in the proposed transaction.

   On April 29, 2000, Bradley and its counsel received the first draft of the merger agreement. Between April 29th and May 3rd, Bradley and Heritage and their respective counsel negotiated the terms of the definitive documentation. Negotiations focused on a variety of subjects, including the scope of Bradley's representations and warranties, the covenants governing Bradley's operations between signing and closing, the conditions to the parties' respective obligations to close, the events giving rise to the parties' respective rights to terminate the agreement and the circumstances in which a termination fee would be paid, the scope of amendments to the partnership agreement governing Bradley Operating Limited Partnership, particularly with respect to the redemption rights of the holders of LP Units, and issues relating to Heritage's arrangements for financing the transaction.

   On the evening of May 3, 2000, a special meeting of the Board was held at which members of management and Bradley's financial and legal advisors were present. At this meeting, Mr. D'Arcy made a lengthy presentation concerning Bradley's current operations, its historic performance and its future prospects in light of industry trends. Mr. D'Arcy then reviewed Bradley's various strategic alternatives and management's reasons for concluding that the proposed transaction with Heritage was the course of action that would most enhance stockholder value. Bradley's legal and financial advisors made general presentations concerning the merger agreement, the status of negotiations and certain issues that remained to be resolved. Bradley's advisors also discussed Heritage's plans for obtaining the financing necessary to complete the merger and the consequences of Heritage being unable to do so. Bradley's financial advisors informed the Board that, based on their discussions with Prudential Real Estate Investors and a review of Heritage's financial condition and their knowledge of the capital markets, while Heritage did not have formal commitment letters from financing sources, they believed that Heritage would likely be able to obtain the necessary financing. Bradley's legal advisors also discussed the merger agreement terms that addressed Heritage's financing. The members of the Board asked numerous questions of Bradley's management and its advisors and discussed at length the issues raised by these presentations. In particular, the Board focused on Heritage's ability to raise the funds necessary to complete the transaction and the consequences of failing to do so. Following extensive discussions, the Board determined that the proposed sale to Heritage represented the strategic alternative that was in the best interest of Bradley and its common stockholders. Given Heritage's status as a private company and lack of track record in raising capital, however, the Board indicated that it would be more comfortable in approving the transaction if Heritage could obtain firm commitment letters from financing sources in connection with the proposed transaction. Following the meeting, Bradley's management and legal and financial advisors requested that Heritage obtain these commitment letters in order to provide the Board with additional assurance and certainty concerning Heritage's ability to raise the financing.

   During the period from May 4th through May 12th, management of both companies and their advisors were in frequent contact and continued to negotiate the terms of definitive documentation. During this period, the parties' discussions focused on Heritage's arrangements for financing the proposed transaction and the amount of the termination fee to be paid if the merger agreement was terminated because financing could not be obtained. Heritage provided Bradley and its advisors with drafts of its financing commitment letters and Bradley's financial and legal advisors conveyed Bradley's comments on those drafts to Heritage's financial advisors.

   On May 11, 2000, at a regularly scheduled meeting, the Board received updates from Bradley's management, financial advisors and legal counsel on the status of negotiations, in particular the status of the financing commitment letters being negotiated by Heritage with its financing sources. At this meeting, Mr. D'Arcy discussed with the Board the strategic rationale for the proposed transaction and the potential benefits and potential negative consequences for Bradley, Bradley Operating Limited Partnership and their respective security holders. Representatives of Deutsche Bank then made a presentation, which included, among other things, (a) a summary of key transaction terms and a description of the merger, (b) an analysis of the stock trading history of Bradley, (c) valuation analysis of Bradley, and (d) a comparison of the proposed terms of the merger with the financial terms of other relevant mergers and acquisitions. Bradley's legal counsel then made a presentation to the Board in which it reviewed the fiduciary duties of the directors in connection with the proposed transaction and explained the material terms and the form of the merger agreement and the transactions contemplated by that agreement including closing conditions, termination rights and provisions regarding break-up fees and termination expenses. The Board discussed at length the terms of the proposed merger and a variety of positive and negative considerations concerning the transaction. The factors considered are described in more detail in the section entitled "Recommendation of Our Board of Directors and Reasons for the Merger." Management conveyed to the Board its expectation that Heritage and its financing sources would finalize the financing commitment letters the following day. Upon receipt of such letters on May 12, 2000, Bradley circulated copies of the financing commitment letters and the most recent draft of the merger agreement to the Board for its review over the weekend.

   On May 15, 2000, the Board met telephonically with its counsel and representatives of Deutsche Bank. At this time, Bradley's legal and financial advisors reviewed with the Board the financing commitment letters that had been previously circulated and provided an update on the status of recent negotiations. Deutsche Bank delivered to the Board its oral opinion that, as of that date, based upon facts and circumstances as they existed at that time, and subject to certain assumptions, limitations and other matters identified to the Board, the $22.00 per share in cash to be received by the holders of Bradley's common stock and the $22.00 per LP Unit in cash to be offered to the holders of LP Units was fair, from a financial point of view, to those security holders.

   Based on these and previous deliberations, the Board unanimously approved the proposed merger, the merger agreement and the transactions contemplated by it on the terms discussed at the meeting and authorized management to complete and execute the definitive agreement. On May 15, 2000, Bradley and Heritage executed the definitive merger agreement and publicly announced the transaction.

Recommendation of Our Board of Directors and Reasons for the Merger

   As described above in the section entitled "Background of the Merger," our Board unanimously approved the merger, the merger agreement and the transactions contemplated by that agreement at a meeting held on May 15, 2000. Our Board believes that the terms of the merger, the merger agreement and the other transactions contemplated by that agreement are fair to, and in the best interests of, Bradley and its stockholders. Accordingly, our Board recommends approval of the merger by our stockholders. In reaching its conclusion to approve the merger and the merger agreement, our Board consulted with our management, our legal counsel and accountants, and was advised by Deutsche Bank, its financial advisor in this transaction. The Board considered our short-term and long-term interests and those of our stockholders. In particular, our Board considered the following factors, all of which it deemed favorable, in reaching its decision to approve the merger and the merger agreement:

  . Value of Merger Consideration as Compared to Historical and Recent Market Price of Our Common Stock. The consideration to be received by our common stockholders in the merger represents a premium of

    . 18.9% over the closing price of $18.50 on May 12, 2000, which was the last trading day prior to public announcement of the merger, and May 8, 2000, which was one week before the announcement of the merger,

    . 27.5% over the closing price of $17.25 on April 14, 2000, which was one month prior to the announcement of the merger, and

    . 28.5% over the closing price of $17.125 on November 11, 1999, which was six months before the announcement of the merger.

  . Our Business, Financial Condition and Prospects. Our Board believes that the merger represents a more desirable alternative for our stockholders than continuing to operate as an independent public company under our current business plan. While we have grown significantly over the last several years and achieved a corresponding increase in our return to stockholders, in the Board's view, we now face a challenging economic and capital environment in which it will be increasingly difficult to execute our current business plan and maintain levels of return to our stockholders consistent with historic performance. In this regard, the Board noted that, like other shopping center REITs, we have operated within the constraints of a difficult capital markets environment for the past two years, which has effectively prevented us from raising capital in the public equity markets. Additionally, the cost of raising capital through the issuance of debt has been high. Management also advised the Board that, over the last twelve months, fewer acquisition opportunities have become available and that, given the high cost of capital, it was becoming increasingly difficult to identify and consummate acquisitions that are accretive to the company. Also, while currently strong, the Board believed that the shopping center industry faces certain risks in the future due to:

    .  a slowdown in leasing activity;

    .  the potential impact of e-commerce on the retail industry;

    .  the growth of competitive formats to grocery operators;

    .  the increasing trend toward consolidation among grocery operators;
       and

    .  the rise in tenant bankruptcies.

    Our Board also took into consideration the increasingly prevalent view that institutional REIT investors were becoming more focused on companies with larger market capitalizations that offered greater liquidity. The difficult state of the capital markets, which has been ongoing for the last two years, has made it difficult for us to increase our size, scale and market capitalization. The Board believes that our inability to significantly increase our size could impair our ability to raise equity capital or to refinance on acceptable terms our bond obligations as they mature between 2004 and 2008.

  . Other Strategic Alternatives Available to Us. Our Board of Directors also considered other strategic alternatives to the merger that might be available to us, including:

    . diversifying our business into new geographical markets and/or property types;

    . pursuing other business combination transactions such as a merger-of-equals or a large acquisition in which we would be the surviving entity; and

    . entering into joint ventures with institutional investors and other sources of private equity capital.

    After considering the potential benefits and risks to us and our stockholders associated with each of these alternatives, our Board determined that the merger represented the alternative that is in the best interests of our stockholders.

  . Deutsche Bank Analysis and Fairness Opinion. Our Board considered as favorable to its determination, the opinion, analyses and presentations of Deutsche Bank described in "--Opinion of Financial Advisor" below, including the opinion of Deutsche Bank to the effect that, as of the date of its opinion, and based upon and subject to those matters stated in the opinion, (a) the $22.00 per share in cash to be received by holders of our common stock, and (b) the $22.00 per LP Unit in cash to be offered to the holders of LP Units, was fair from a financial point of view to such security holders. A copy of the fairness opinion is attached as Appendix B to this proxy statement.

  . The Financial Ability and Willingness of Heritage to Consummate the Transactions. Our Board considered the fact that Heritage had obtained equity and debt commitments to provide the financing necessary to consummate the merger. Our Board also reviewed Heritage's 1999 financial statements. These financial statements reflected a debt-to-capital ratio for Heritage of 17.9%, with "capital" comprising the sum of Heritage's total indebtedness and total stockholders equity, and the fact that a significant portion of Heritage's assets are unencumbered. The Board also considered the institutional ownership of Heritage, consisting of the New England Teamsters and Trucking Industry Pension Fund and The Prudential Insurance Company of America. Deutsche Bank also advised our Board that it believed the conditions to the financing commitment letters would be satisfied and that Heritage would be able to obtain the financing necessary for the merger and related transactions. Based on the foregoing, our Board viewed as reasonable the risk that Heritage would not be able to obtain the financing necessary to consummate the merger and related transactions. See "--Financing Arrangements" and "Terms of the Merger."

  . Our Termination Rights in the Event of a Superior Acquisition Proposal and Termination Fee. The merger agreement permits our Board to receive unsolicited inquiries and proposals regarding other potential business combinations and, to the extent required by its fiduciary obligations, to negotiate and provide information to third parties with respect to proposals reasonably likely to lead to a more favorable transaction to our stockholders and, subject to the satisfaction of certain conditions, enter into an agreement with respect to a more favorable transaction with a third party, subject to the payment of a $15 million termination fee to Heritage.

   Our Board also considered the following potentially negative factors in its deliberations concerning the merger and the merger agreement:

  . Holders of Our Common Stock and Our Series A Preferred Stock Unable to Share in Future Growth. Our Board acknowledged that the merger would preclude the holders of our common stock and our Series A preferred stock from having the opportunity to participate in the future growth of our assets.

  . Our Limited Remedies if Financing is Unavailable. In the event that Heritage is unable to raise the necessary financing for the merger, our sole and exclusive remedy is to receive a $15 million termination fee from Heritage.

  . The Tax Consequences to Our Stockholders. Our Board of Directors acknowledged that the merger is a taxable transaction and, as a result, holders of our common stock and Series A preferred stock will be required to pay taxes on any built-in gain as a result of their receipt of the cash consideration in the transaction.

  . Significant Costs Involved. Our Board considered the significant costs involved in connection with completing the merger, the substantial management time and effort required to effectuate the merger and integrate our business with Heritage's business and the related disruption to our operations.

   Our Board also considered the potential benefits to certain directors and officers discussed in the section entitled "Interests of Certain Persons in the Merger," including the severance payments to be paid to Thomas P. D'Arcy under his executive employment agreement, the severance payments to be paid to each of

Richard L. Heuer, Irving E. Lingo, Jr., E. Paul Dunn, Steven St. Peter, Marianne Dunn, Frank J. Comber and David M. Garfinkle under their respective severance benefits agreements, the acceleration of the vesting of all outstanding options to acquire our common stock, and waiving of the noncompetition provisions applicable to Thomas P. D'Arcy under his employment agreement.

   In the opinion of our Board, the above factors represent the material potential adverse consequences which could occur as a result of the merger. In considering the merger, our Board considered the impact of these factors on our stockholders.

   In view of the wide variety of factors considered by our Board, our Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. Our Board viewed its position and recommendation as being based on the totality of the information presented to, and considered by, it. After taking into consideration all the factors set forth above, the Board determined that the potential benefits of the merger outweighed the potential detriments associated with the merger.

   In the event the merger is not completed for any reason, we will continue to pursue our business objectives of:

  . maximizing funds from operations and cash available for distributions to holders of our common stock and LP Units;

  .  increasing distributions per share of our common stock; and

  . increasing the value of our properties by continuing our growth through the active management, expansion and redevelopment of existing shopping centers and selective development, redevelopment and acquisition of new shopping centers.

   In addition, we may seek to enter into other acquisition or business combination opportunities or to issue additional debt or equity financing.

Opinion of Financial Advisor

   Deutsche Bank has acted as financial advisor to Bradley in connection with the merger. At the May 15, 2000 meeting of the Board, Deutsche Bank delivered its oral opinion, subsequently confirmed in writing as of the same date, to the Board to the effect that, as of the date of its opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, (a) the $22.00 per share in cash to be received by the holders of Bradley common stock and (b) the $22.00 per LP Unit in cash to be offered to holders of LP Units was fair, from a financial point of view, to those security holders.

   The full text of Deutsche Bank's written opinion, dated May 15, 2000, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Appendix B to this proxy statement and is incorporated into this proxy statement by reference. Bradley stockholders are urged to read Deutsche Bank's opinion in its entirety. The summary of Deutsche Bank's opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

   In connection with Deutsche Bank's role as our financial advisor, and in arriving at its opinion, Deutsche Bank has, among other things, reviewed certain publicly available financial information and other information concerning us and Bradley Operating Limited Partnership and certain internal analyses and other information furnished to it by Bradley and Bradley Operating Limited Partnership. Deutsche Bank also held discussions with the members of our senior management regarding our business and prospects. In addition, Deutsche Bank:

  .  reviewed the reported prices and trading activity for our common stock;

  . compared certain financial and stock market information for us with similar information for selected companies whose securities are publicly traded;

  . reviewed the financial terms of selected recent business combinations which it deemed comparable in whole or in part;

  .  reviewed the terms of the merger agreement; and

  . performed those other studies and analyses and considered those other factors as it deemed appropriate.

   In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning us or Bradley Operating Limited Partnership, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of our assets or liabilities, or those of Bradley Operating Limited Partnership. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analysis, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates of our management as to the matters covered by the financial forecasts and projections. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of those forecasts and projections or the assumptions on which they are based. In connection with Deutsche Bank's opinion, Deutsche Bank was not authorized to solicit, and did not solicit, interest from any person with respect to our acquisition or the acquisition of any of our assets, nor did Deutsche Bank participate in the structuring of the merger and related transactions or the negotiation of the consideration to be paid to Bradley stockholders. Deutsche Bank's opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of its opinion.

   For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, our representations and warranties contained in the merger agreement are true and correct, that we, Heritage and the Acquisition Subsidiary will each perform all of the covenants and agreements to be performed by us under the merger agreement and all conditions to our obligation to consummate the merger will be satisfied without any waiver of any condition. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transactions contemplated by the merger agreement will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either we or Heritage is a party or subject or by which either of us are bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on us or materially reduce the contemplated benefits of the merger and related transactions to us.

   Set forth below is a brief summary of certain financial analyses performed by Deutsche Bank in connection with its opinion and reviewed with the Board at its meeting on May 15, 2000.

 Historical Stock Performance.

   Deutsche Bank reviewed and analyzed recent and historical market prices and trading volume for our common stock and compared those market prices to certain stock market and industry indices.

 Analysis of Selected Publicly Traded Companies.

   Deutsche Bank compared certain financial information and commonly used valuation measurements for Bradley to corresponding information and measurements for a group of fifteen publicly traded REITs consisting of the following (collectively, the "Selected Companies"):

  .  Burnham Pacific Property Inc.           .  Mid-Atlantic Realty Trust
  .  Center Trust Inc.                       .  New Plan Excel Retail
  .  Federal Realty Investment Trust            Properties Inc.
  .  First Washington Realty Trust           .  Pan Pacific Retail Properties
     Inc.                                       Inc.
  .  IRT Property Co.                        .  Ramco-Gershenson Properties
  .  JDN Realty Corp.                        .  Regency Realty Corp.
  .  Kimco Realty Corp.                      .  Weingarten Realty Investors
  .  Konover Property Trust Inc.             .  Western Properties Trust

   These financial information and valuation measurements included, among other things, (i) common equity market valuation (assuming the conversion of any LP Units); (ii) total enterprise value (defined as common equity market valuation plus total debt, preferred units, preferred stock and option proceeds less cash and cash equivalents); and (iii) ratios of price per share to funds from operations ("FFO") per share. To calculate the trading multiples, Deutsche Bank used, for the Selected Companies, publicly available historical financial information concerning historical financial performance and earnings estimates reported by First Call, and, for us, historical financial information and projections provided by our management. First Call is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. Deutsche Bank calculated the ratio of price per share to FFO per share using both trailing 12-month FFO ("LTM FFO") and projected 2000 FFO ("2000E FFO"):

                                                             Multiples for
                                                           Selected Companies
                                           Multiples for ----------------------
                                              Bradley    Mean Median   Range
                                           ------------- ---- ------ ----------
   Price per share to LTM FFO per share..      7.8x      7.6x  7.1x  4.5x-11.4x
   Price per share to 2000E FFO per
    share................................      7.6x      7.5x  7.6x  4.6x-10.2x

   Deutsche Bank observed that the implied price for our common stock based on the mean and median of multiples of the Selected Companies was $16.69 to $18.54 per share.

   None of the Selected Companies are identical to us. Accordingly, Deutsche Bank believes the analysis of publicly traded comparable companies is not simply mathematical in nature. Rather, this analysis involves complex considerations and qualitative judgments, reflected in Deutsche Bank's opinion, concerning differences in financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the comparable companies.

 Analysis of Selected Precedent Transactions.

   Deutsche Bank reviewed the financial terms, to the extent publicly available, of seventeen proposed, pending or completed merger and acquisition transactions since January 1, 1998, involving REITs in various sectors within the REIT industry (the "Selected Transactions"), and REITs conducting business in the shopping center sector (the "Selected Shopping Center Transactions"). The transactions reviewed were:

   Date      Target                           Acquiror
   ----      ------                           --------
   04/19/00* Philips International Realty     Multiple Acquirors
   02/11/00  Cornerstone Properties           Equity Office Properties Trust
   09/24/99  Walden Residential Properties    Olympus Real Estate Corp.
   12/13/99* CV REIT                          Kranzco Realty Trust
   08/04/99  American Health Properties       Health Care Property Investors
   07/13/99  Sunstone Hotel Investors Inc.    SHP Acquisition LLC
   07/01/99  Lexford Residential Trust        Equity Residential Trust
   04/14/99  Berkshire Realty Co. Inc.        Berkshire Holdings
   12/09/98  Tower Realty Trust               Metropolitan Partners LLC
   12/04/98  Irvine Apartment Comm.           The Irvine Company
   11/17/98  Meridian Industrial Trust Inc.   Prologis Trust
   07/08/98  Merry Land & Investment Co.      Equity Residential Properties
   06/08/98  Capstone Capital Corporation     Healthcare Realty Trust Inc.
   06/01/98* Mid-America Realty Investments   Bradley Real Estate Inc.
   03/16/98  American General Hospitality     Capstar Hotel Company
   01/14/98* Price REIT                       Kimco Realty Corp.

--------
  * Denotes a shopping center REIT transaction. Together these transactions are the Selected Shopping Center Transactions.

   Deutsche Bank calculated for each of the Selected Transactions and each of the Selected Shopping Center Transactions the ratio of the price per share paid in that transaction ("Transaction Price") to LTM FFO per share and equity analysts' consensus estimate, as reported by First Call, of one-year forward looking FFO ("FY1 FFO") per share of the company being acquired in that transaction ("Price to FFO Multiple") based on certain publicly available information for each of the Selected Transactions and the Selected Shopping Center Transactions and compared them to corresponding Price to FFO Multiples for us implied by the merger.

                                                              Multiples for
                                          Multiples for    Selected Companies
                                         Bradley Implied -----------------------
                                         by Transaction  Mean  Median   Range
                                         --------------- ----- ------ ----------
   Selected Transactions
     Transaction Price per share to LTM
      FFO per share....................       9.4x       10.2x 10.4x  5.8x-16.7x
     Transaction Price per share to FY1
      FFO per share....................       9.0x        9.5x 10.1x  2.5x-14.1x

   Deutsche Bank observed that the implied price for our common stock based on the mean and median of Price to FFO Multiples paid in the Selected Transactions was $23.18 to $24.64 per share.

                                                              Multiples for
                                                            Selected Shopping
                                          Multiples for     Center Companies
                                         Bradley Implied -----------------------
                                         by Transaction  Mean  Median   Range
                                         --------------- ----- ------ ----------
   Selected Shopping Center
    Transactions
     Transaction price per share to LTM
      FFO per share....................       9.4x        9.3x  9.1x  7.8x-11.3x
     Transaction price per share to
      2000E FFO per share..............       9.0x        7.8x  8.4x  2.5x-11.8x

   Deutsche Bank observed that the implied price for our common stock based on the mean and median of Price to FFO Multiples paid in the Selected Shopping Center Transactions was $19.03 to $21.86 per share.

   Deutsche Bank also calculated for each of the Selected Transactions and each of the Selected Shopping Center Transactions the premiums or discounts to the acquired companies' per share market price one day prior to the announcement of the transaction, seven days prior to the announcement of the transaction and thirty days prior to the announcement of the transaction. Deutsche Bank also calculated the implied price of our common stock by applying the range of premiums paid in the Selected Transactions and the Selected Shopping Center Transactions to our price one day, seven days and thirty days prior to May 10, 2000. The following table summarizes the results of this analysis:

                                     Premium to Pre-Announcement Stock Prices
                                    ------------------------------------------
                                        1 Day         7 Days        30 Days
                                    ------------- -------------- -------------
   Selected Transactions
     Mean..........................     8.5%          11.0%          10.3%
     Median........................     10.9%         12.0%          10.2%
     Range......................... (16.3%)-24.0% (17.2%) -23.9% (20.0%)-31.4%
     Implied Bradley Price......... $15.44-$22.86 $15.21-$22.77  $13.80-$22.67
   Selected Shopping Center
    Transactions
     Mean..........................     3.8%           5.8%          5.2%
     Median........................     6.6%          10.2%          8.3%
     Range......................... (16.3%)-18.0% (17.2%)-20.0%  (20.0%)-24.1%
     Implied Bradley Price......... $15.44-$21.76 $15.21-$22.05  $13.80-$21.41
   Bradley*........................     19.3%         19.7%          27.5%

--------
  * Based on the per share market price thirty days, seven days, and one day, respectively, prior to May10, 2000.

   Deutsche Bank also calculated for each of the Selected Transactions the premium or discount represented by the price per share compared to the acquired company's net asset value per share. Deutsche Bank observed that the implied price range for our common stock based on the mean and median premium/discount to net asset value of the Selected Transactions was $19.24 to $20.50 per share. The following table summarizes the results of this analysis:

                                                       Premium to     Implied
                                                        Net Asset     Bradley
                                                          Value        Price
                                                      ------------- ------------
   Selected Transactions
     Mean............................................    (2.6%)        $20.50
     Median..........................................    (8.6%)        $19.24
     Range........................................... (20.3%)-20.7% $16.79-25.42
   Bradley*..........................................     4.5%         $22.00

--------
  * Premium to Bradley estimated net asset value based on average of Wall Street equity research estimates of net asset value for Bradley.

   All multiples for the Selected Transactions and the Selected Shopping Center Transactions were based on public information available at the time of announcement of that transaction, without taking into account differing market and other conditions during the two-year period during which the Selected Transactions and the Selected Shopping Center Transactions occurred.

   Because the reasons for, and circumstances surrounding, each of the precedent transactions analyzed were so diverse, and due to the inherent differences between our operations and financial conditions and those of the companies involved in the Selected Transactions and the Selected Shopping Center Transactions, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical in nature. Rather, this analysis involves complex considerations and qualitative judgments, reflected in Deutsche Bank's opinion, concerning differences between the characteristics of these prior transactions and the merger that could affect the value of the subject companies and businesses and us.

Net Asset Value Analysis.

   Deutsche Bank performed a net asset value analysis for us. In calculating its estimate of our net asset value, Deutsche Bank capitalized our budgeted 2000 net operating income (adjusted for straight-line rent, capital reserve, and vacancy/credit loss reserve) to calculate gross asset value. To calculate net asset value, Deutsche Bank assumed a liquidation of all of our assets and liabilities and subtracted the value of the outstanding preferred units and debt, and added the value of the options proceeds and the liquidation value of the net working capital. Deutsche Bank used a range of capitalization rates from 9.0% to 10.0% based on its judgment of capitalization rates prevalent for assets of similar quality to our assets. This analysis indicated a range of values of $19.04 to $23.21 per share.

                                             Net Asset Value Per Share
                                         --------------------------------------
 Capitalization Rate...................   10.00%   9.75%   9.50%   9.25%   9.00%
 NAV per share.........................  $19.04  $20.00  $21.01  $22.08  $23.21

Discounted Cash Flow Analysis.

   Deutsche Bank performed a discounted cash flow analysis for us. Deutsche Bank calculated the discounted cash flow value for us as the sum of the net present values of (i) the estimated future cash flow that we will generate for the years 2000 through 2004, plus (ii) our value at the end of such period (the "Terminal Value"). The estimated future cash flows were based on the financial projections for us for the years 2000 through 2002 and our growth rates for fiscal years 2003 and 2004, both provided by our management. Our Terminal Values were calculated based on projected net operating income (adjusted for straight-line rent, capital reserve, and vacancy/credit loss reserve) for 2004 and a range of capitalization rates from 9.0% to 10.0%. Deutsche Bank also used discount rates ranging from 9.0% to 10.0%. Deutsche Bank used these discount rates based on its judgment of the estimated weighted average cost of our capital and the Selected Companies, and used this terminal capitalization rate based on its judgment of capitalization rates prevalent for assets of similar quality to our assets. This analysis indicated a range of values of $24.14 to $19.04 per share.

                            Equity Value Per Share

                                                         Capitalization Rate
                                                         ----------------------
                                                            9.0%    9.5%   10.0%
  Discount Rate...................................  9.0% $24.14  $22.55  $21.12
                                                    9.5% $23.34  $21.78  $20.38
                                                   10.0% $22.55  $21.03  $19.04

   This summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to the Board, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

   In conducting its analyses and arriving at its opinions, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Board as to the fairness to holders of our common stock of the $22.00 per share in cash to be received in the merger and to holders of LP Units of the $22.00 per LP Unit in cash to be offered in the transaction and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by our management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond our control or the control of our advisors, neither we nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

   The terms of the merger and related transactions were determined through negotiations between Bradley and Heritage and were approved by the Board. Although Deutsche Bank provided advice to us during the course of these negotiations, the decision to enter into the merger was solely that of the Board. As described above, the opinion and presentation of Deutsche Bank to the Board were only one of a number of factors taken into consideration by the Board in making its determination to approve the merger and related transactions. Deutsche Bank's opinion was provided to the Board to assist it in connection with its consideration of the merger and related transactions and does not constitute a recommendation to any holder of our stock as to how to vote with respect to the merger.

   We selected Deutsche Bank as our financial advisor in connection with the merger and related transactions based on Deutsche Bank's qualifications, expertise, reputation and experience in mergers and acquisitions. We retained Deutsche Bank pursuant to a letter agreement, dated May 1, 2000. As compensation for Deutsche Bank's services in connection with the merger, we have paid Deutsche Bank a cash fee of $350,000 and have agreed to pay an additional cash fee of $2,150,000 if the merger is consummated. Regardless of whether the merger is consummated, we have agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank's counsel and all of Deutsche Bank's reasonable travel and other out-of-pocket expenses incurred in connection with the merger and related transactions or otherwise arising out of the retention of Deutsche Bank under the letter agreement described above. We have also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger and related transactions.

   Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking and other financial services to us or our affiliates for which it has received compensation. In the ordinary course of business, members of the DB Group may actively trade in our securities and other instruments and obligations for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Financing Arrangements


   Heritage's source of funds to pay substantially all of the merger consideration will be provided by a combination of equity and debt financing from third parties. Prior to the execution of the merger agreement, Heritage delivered to us copies of commitment letters from The Prudential Insurance Company of America, or Prudential, and Prudential Mortgage Capital Company, LLC, or PMCC, to provide equity and debt financing commitments to Heritage for the transaction. PMCC is the commercial mortgage arm of Prudential. As of the date of this proxy statement, these commitment letters are in full force and effect and have not been terminated.

   Although Heritage has obtained these commitment letters, it is pursuing possible commitments from other sources of funds, which may provide financing in a different form than the equity and debt financings described in the commitment letters and discussed below. As of the date of this proxy statement, however, Heritage has not obtained any other commitments to obtain these funds.

 Equity Financing

   By letter dated May 11, 2000, Prudential has committed to provide to Heritage up to $100 million in equity financing to be used to finance the merger and related transactions, on the terms and subject to the conditions set forth in that letter. The terms of this equity financing will be substantially similar to the terms of Prudential's existing preferred equity investment in Heritage. Prudential has received all internal approvals relating to its commitment to provide this equity financing. Prudential's obligation to provide the equity financing is subject to certain customary conditions, including the following material conditions:

  . the negotiation, execution and delivery of definitive documentation for the equity financing in form and substance satisfactory to Prudential and the satisfaction of the conditions set forth in that definitive documentation;

  . there being no material adverse change in Heritage's or our financial condition or capital structure; and

  . there being no material adverse change to the prevailing market conditions relating to the equity financing.

   In addition, Prudential will have no obligation to provide the equity financing if it discovers information not previously known to it which Prudential reasonably believes is materially negative information with respect to the merger, or the condition, financial or otherwise, business, operations, assets or liabilities of Heritage or us or any of our or their subsidiaries.

 Debt Financing

   By separate letter dated May 12, 2000, PMCC has committed to provide to Heritage up to $600 million of debt financing to be used to finance the merger and related transactions, on the terms and subject to the conditions set forth in that letter. This debt financing will consist of:

     (a) up to $120 million of floating rate mortgage debt with an initial three-year term, subject to two 12-month extensions at Heritage's option upon satisfaction of certain conditions, secured by first priority mortgages on a pool of Bradley properties selected by PMCC;

     (b) up to $120 million of fixed rate mortgage debt with a ten-year term secured by first priority mortgages on a pool of Bradley properties selected by PMCC;

     (c) up to $120 million of fixed rate mortgage debt with a ten-year term secured by first priority mortgages on a pool of Heritage properties selected by PMCC; and

     (d) up to $240 million from a shelf facility available for up to two years following the completion of the merger and secured by first priority mortgages on a pool of Bradley and/or Heritage properties selected by PMCC. All loans made under the shelf facility must have a minimum debt service coverage ratio of 1.60x and, as determined by PMCC, be fully securitizable.

   The components of the debt facility, in whole or in part, may be syndicated, securitized or otherwise transferred or conveyed by PMCC at any time prior to or after the execution of definitive documentation relating to each component of the debt facility. In addition, the shelf facility may be replaced or refinanced by PMCC with one or more bank syndicate loans either before or after the closing of the merger.

   The PMCC commitment is subject to customary conditions, including:

  .  the negotiation, execution and delivery of definitive loan documents;

  . there being, in the sole discretion of PMCC, no material adverse change occurring in the securitization market for commercial mortgage loans similar to the loans being provided by PMCC and no disruption of, or adverse change in, the financial, banking, capital or loan syndication markets that would have a material adverse effect on the ability of PMCC to securitize any of the loans;

  . there being no litigation by any entity pending or threatened with respect to the merger or the debt financing or which PMCC determines could reasonably be expected to have a material adverse effect on the merger, the debt financing, or on the business, operations, property, assets, condition, financial or otherwise, of Heritage or us;

  . PMCC being reasonably satisfied with the corporate and capital structure of Heritage and Bradley;

  . Heritage and Bradley must have operated their respective businesses in the ordinary course of business; and
  . there being no event which PMCC determines has, or could reasonably be expected to have, a material adverse effect on the merger, the debt financing or the business, operations, property, assets, or condition, financial or otherwise, of Heritage or us.

   In addition, PMCC may, in its sole discretion, terminate the commitment letter, decline to provide the debt financing or restructure the debt financing if it discovers any information not previously known to it which PMCC reasonably believes is materially negative information with respect to the merger, or the condition, financial or otherwise, business, operations, assets or liabilities of Heritage or us or any of our or their subsidiaries. In determining whether PMCC is entitled to exercise its rights under the previous sentence, PMCC has relied on rent rolls provided by Heritage and us in its review of tenant leases and will need to review further all lease abstracts and tenant sales histories previously provided, as well as the actual leases. Further, prior to or after the closing of the debt financing, PMCC may, in its sole discretion, change the structure, terms (including pricing but excluding the aggregate amount of the commitment) and conditions of the debt financing in order to ensure successful syndication, securitization or other transfer of any of the loans comprising the debt financing.

   Heritage has agreed in the merger agreement to use its best efforts to obtain the financing for the merger and to satisfy the conditions set forth in the commitment letters. In the event that Heritage is unable to complete the financing by the later of (a) 14 days following stockholder approval of the merger or (b) August 31, 2000, either we or Heritage can terminate the merger agreement, although we can only terminate the merger agreement if all conditions to the merger have been satisfied or waived. If either party terminates the merger agreement as a result of the financing not having been completed by August 31, 2000, Heritage must pay us a $15 million termination fee. See "Terms of the Merger--Termination of the Merger Agreement."

   As of the date of this proxy statement, Heritage has not yet completed any financing and no assurance can be given that any financing will be completed. Heritage currently does not have any alternative financing commitments in the event that the financing is not obtained.

Structure of the Merger

   In the merger, Bradley will merge with and into the Acquisition Subsidiary, with the Acquisition Subsidiary as the surviving corporation. As a result of the merger, the separate legal existence of Bradley will cease and all of our subsidiaries will become subsidiaries of the Acquisition Subsidiary.

   In the merger, each share of our common stock and Series A preferred stock issued and outstanding immediately prior to the effective time of the merger will be canceled, retired and converted into the right to receive the merger consideration.

Interests of Certain Persons in the Merger

   In April 1998, we entered into an employment agreement with Thomas P. D'Arcy, our president and chief executive officer, which provides for a cash severance payment to Mr. D'Arcy if his employment is terminated within 18 months following a change in control transaction. The parties have agreed that Mr. D'Arcy will resign effective upon the closing of the merger and, as a result, he will be entitled to a cash severance payment of $1,753,500 at the closing. In addition, we have agreed to waive the two-year non-competition agreement contained in Mr. D'Arcy's employment agreement.

   In May 1999, we entered into severance benefits agreements with our senior management. Similar to Mr. D'Arcy's agreement, these agreements provide for the payment of a cash severance payment to each of these officers if he or she is terminated within 12 months following a change in control transaction. In the merger agreement, Heritage agreed to honor these agreements and not to challenge the validity of any obligation under these agreements. Heritage also expressly agreed that the merger will constitute a change in control under these agreements. In addition, Heritage agreed that it will pay to any executive officer to whom it offers employment, the cash severance payments and other benefits to which he or she would be entitled under the severance agreements as if Heritage had terminated his or her employment following the merger. In this circumstance, payments will be made in equal monthly installments over a four-month period following the effective date of the merger. As a result, following the effective time of the merger, our officers will be entitled to receive the cash payments indicated below:

   Name                                                  Cash Severance Payments
   ----                                                  -----------------------
   Richard L. Heuer.....................................        $721,000

   E. Paul Dunn.........................................        $683,500

   Irving E. Lingo, Jr..................................        $682,500

   Steven St. Peter.....................................        $662,500

   Frank J. Comber......................................        $432,000

   Marianne Dunn........................................        $415,800

   David M. Garfinkle...................................        $354,000

   Furthermore, in the event that any of the severance payments to Mr. D'Arcy or our other officers would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or the Code, that individual will be entitled to an additional payment, referred to as a gross-up payment, so that the net amount retained by the officer after paying any excise tax as well as any income and employment taxes due as a result of receipt of the gross-up payment, will equal the severance payment. Although we cannot definitively calculate the amount of the gross-up payments at this time, we currently estimate that gross-up payments, if required to be paid to the following three individuals, will be as follows: $975,829 for Mr. D'Arcy, $318,620 for Mr. St. Peter and $171,785 for Mr. Garfinkle.

   As of the closing of the merger, all of our outstanding stock options will become fully vested and exercisable. In full settlement of these options, Heritage will make a cash payment to each option holder as of the closing equal to the difference between the merger consideration that would be payable with respect to each share of our common stock underlying that option and the applicable option exercise price. As a result, the options set forth in the following table held by our officers will become fully vested and our officers will receive approximately (i.e., before withholding) the indicated cash payment in settlement of his or her options.

                                Number of     Option Shares         Option
Name                          Option Shares Exercise Price ($) Settlement Amount
----                          ------------- ------------------ -----------------
Thomas P. D'Arcy.............    340,000     $11.500-$19.900      $1,403,250
Richard L. Heuer.............    125,000     $14.875-$19.900      $  508,125
E. Paul Dunn.................    100,000     $17.500-$19.900      $  330,000
Irving E. Lingo, Jr. ........    125,000     $16.500-$19.900      $  467,500
Steven St. Peter.............    100,000     $17.500-$19.900      $  330,000
Frank J. Comber..............     40,000     $17.500-$19.900      $  132,000
Marianne Dunn................     79,000     $11.500-$19.900      $  321,625
David M. Garfinkle...........     45,000     $17.500-$19.900      $  145,250

   In addition, under the terms of the merger agreement, our directors and officers will be entitled to indemnification in certain circumstances, as more fully described in the section entitled "Terms of the Merger--Indemnification."

Voting Agreements with Senior Management

   Heritage has entered into a voting agreement with each of the following members of our senior management team: Thomas P. D'Arcy, Richard L. Heuer, E. Paul Dunn, Irving E. Lingo, Jr., Steven St. Peter, Frank J. Comber, Marianne Dunn and David M. Garfinkle. In these agreements, our officers agreed to vote in favor of the merger and the other transactions contemplated by the merger agreement and to vote against any transaction or other proposal that could hinder or impede the completion of the merger. These officers also granted Heritage an irrevocable proxy to vote their shares in favor of the merger. Finally, these officers agreed not to transfer or pledge their shares before the merger. In the aggregate, these officers own approximately 141,924 shares of our common stock, which account for less than one percent of our outstanding common stock, and do not own any shares of our Series A preferred stock.

Certain Effects of the Merger

   If the merger is completed, holders of shares of our common stock and Series A preferred stock will not have an opportunity to continue their equity interest in the surviving corporation as an ongoing corporation and, therefore, will not have the opportunity to share in our future earnings, dividends or growth, if any. In addition, upon completion of the merger, our common stock and Series A preferred stock will no longer be listed on the New York Stock Exchange and will cease to be registered with the Securities and Exchange Commission.

Method of Accounting

   The merger will be accounted for under the purchase method of accounting.

                              THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

   The Special Meeting will be held at     , on     , 2000, at    a.m., local
time.

Purpose of the Special Meeting

   At the Special Meeting, you will be asked to consider and vote upon a proposal to approve our merger with and into the Acquisition Subsidiary, with the Acquisition Subsidiary being the surviving corporation. As a result of the merger, the separate corporate existence of Bradley will cease and all of our subsidiaries will become subsidiaries of the Acquisition Subsidiary.

Record Date and Voting Power

   Our Board of Directors has fixed the close of business on      , 2000 as the
record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. As of the record date, there were
outstanding shares of common stock held by approximately     holders of record
and     outstanding shares of Series A preferred stock held by approximately holders of record. Our common stock and Series A preferred stock are our only outstanding classes of stock. Stockholders of record on the record date will be entitled to one vote per share of our common stock and 1.02082482646 votes per share of our Series A preferred stock on any matter that properly comes before the Special Meeting and any adjournment or postponement of that meeting. The holders of Series A preferred stock vote together with the common stockholders as a single class.

Quorum and Vote Required

   Our charter and bylaws require (a) the presence, in person or by duly executed proxy, of the holders of shares of common stock and/or Series A preferred stock representing at least a majority of the votes entitled to be cast at the Special Meeting in order to constitute a quorum and (b) the affirmative vote of the holders of shares of our common stock and Series A preferred stock, voting together as a single class, representing a majority of the votes entitled to be cast at the Special Meeting in order to approve the merger. For purposes only of determining the presence or absence of a quorum for the transaction of business, we intend to count abstentions as present at the Special Meeting. Abstentions and broker non-votes are not, however, counted as favorable votes and, therefore, have the same effect as a vote against the proposal. Broker non-votes are proxies from brokers or other nominees indicating that they have not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

Proxies, Voting and Revocation

   Shares of our common stock and/or Series A preferred stock represented at the Special Meeting by properly executed proxies received prior to, or at, the Special Meeting, and not revoked, will be voted at the Special Meeting, and at any adjournment or postponement of that meeting, in accordance with the instructions on those proxies. If a proxy is duly executed and submitted without instructions, the shares of our common stock and/or Series A preferred stock represented by that proxy will be voted "For" the approval of the merger agreement. Proxies are being solicited on behalf of the Board.

   A proxy may be revoked at any time before it is voted at the Special Meeting. A proxy may be revoked by the person who executed it at, or before, the Special Meeting by:

  . delivering to our secretary a written notice of revocation of a previously-delivered proxy bearing a later date than the proxy;

  . duly executing, dating and delivering to our secretary a subsequent proxy; or

  . attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a previously delivered proxy.

   Any written notice revoking a proxy should be delivered to Bradley Real Estate, Inc., 40 Skokie Boulevard, Suite 600, Northbrook, Illinois 60062-1626,
Attention: Marianne Dunn, Secretary.

Solicitation of Proxies and Expenses

   We will bear the entire cost of solicitation of proxies from our stockholders. We have retained MacKenzie Partners, Inc. to assist in soliciting proxies and will pay approximately $7,500 plus reasonable out of pocket expenses in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of our common stock or Series A preferred stock beneficially owned by others to forward to those beneficial owners. We will reimburse persons representing beneficial owners of the shares of our common stock and Series A preferred stock for their expenses in forwarding solicitation materials to those beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees of Bradley. No additional compensation will be paid to our directors, officers or other regular employees for these services.

                              TERMS OF THE MERGER

   The terms of and conditions to the merger are contained in the merger agreement, a copy of which is attached to this proxy statement as Appendix A and incorporated in this document by reference. Set forth below is a description of the material terms and conditions of the merger. This description is qualified in its entirety by, and made subject to, the more complete information set forth in the merger agreement.

Effective Time

   The merger will become effective when the State Department of Assessments and Taxation of the State of Maryland have accepted the Articles of Merger for record in accordance with the Maryland General Corporation Law. At that time, we will be merged with and into the Acquisition Subsidiary and will cease to exist as a separate entity and all of our subsidiaries will become subsidiaries of the Acquisition Subsidiary. We expect the merger to become effective as soon as practicable after approval of the merger by our stockholders and the satisfaction or waiver of all other conditions to closing the merger. We cannot, however, require Heritage to complete the merger until the later of (a) 14 days following stockholder approval of the merger, or (b) August 31, 2000.

Conversion of Shares Pursuant to the Merger

   At the effective time of the merger, each issued and outstanding share of our common stock will be converted into the right to receive $22.00 in cash, without interest.

   Pursuant to the merger agreement, each share of our Series A preferred stock will automatically convert into the right to receive an amount of cash equal to that received by the holder of one share of common stock multiplied by the conversion rate of 1.02082482646. Consequently, the Series A preferred stock will convert into the right to receive $22.4581461821 per share, which is equal to the $22.00 per share to be paid to the holders of our common stock multiplied by the conversion rate. This treatment of the Series A preferred stock is in accordance with the terms of the Articles Supplementary establishing that series of preferred stock. Specifically, these Articles Supplementary provide that, if we enter into a transaction in which our common stock will convert into the right to receive securities, cash or other property, each share of our Series A preferred stock will be automatically converted into the same type of consideration as received by the holders of our common stock. The Articles Supplementary further provide that the amount of consideration to be received by holders of our Series A preferred stock will be determined on an "as-if-converted" basis. This means that each holder of our Series A preferred stock will receive the same amount of consideration that he, she or it would have received if they had elected to convert their shares into shares of our common stock prior to the completion of the transaction.

Exchange of Stock Certificates

   Heritage has designated EquiServe Trust Company, N.A., to act as exchange agent in the merger. Within five days after the effective time of the merger, the exchange agent will mail a letter of transmittal to each record holder of an outstanding stock certificate or certificates, which immediately prior to the effective time represented shares of our common stock and/or Series A preferred stock which were converted into the right to receive the merger consideration. The letter of transmittal will specify that delivery will be effected and risk of loss and title to stock certificates will pass only upon proper delivery of the stock certificate to the exchange agent. In addition, the exchange agent will also mail to each record holder instructions on how to properly surrender their stock certificates for payment. You are urged not to surrender your stock certificates until you receive a letter of transmittal and instructions.

   Upon the surrender to the exchange agent of your stock certificate, together with a duly executed letter of transmittal and any other required documents, and subject to any required withholding of taxes, you will be paid the merger consideration for each share of our common stock and/or Series A preferred stock previously represented by your stock certificate, and the stock certificate will then be canceled.

   No interest will be paid or accrued on the cash payable upon the surrender of your stock certificate. If payment is to be made to a holder other than the registered holder of the stock certificate surrendered, it will be a condition of payment that the stock certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting that exchange pay transfer or other taxes required by reason of the payment to a person other than the registered holder of the stock certificate surrendered or establish to the satisfaction of the surviving corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions stated above, each certificate will, after the effective time of the merger, represent only the right to receive the merger consideration.

   After the effective time of the merger, there will be no transfers of certificates that previously represented shares of our common stock and/or Series A preferred stock on our stock books. If, after the effective time, stock certificates are presented to the surviving corporation or the exchange agent for payment, they will be canceled and exchanged for the merger consideration, without interest. However, no holder of a stock certificate will have any greater rights against the surviving corporation than may be accorded to general creditors of the surviving corporation under applicable law.

Conduct of the Business Before the Merger

   We have agreed that prior to the merger, we and our subsidiaries will:

  . conduct our business only in the ordinary course of business consistent with past practice;

  . use commercially reasonable efforts to preserve intact our business organization, goodwill ongoing business and status as a REIT within the meaning of the Code; and

  . promptly notify Heritage of any litigation having potential liability to us or any of our subsidiaries in excess of $50,000, or of any complaint, investigation or hearing by a governmental entity involving us or any of our subsidiaries.

   In addition, the merger agreement specifically prohibits us, without Heritage's consent, from taking any of the following actions:

  . paying dividends or making distributions, other than regularly quarterly dividends for the quarter ended June 30, 2000 and, if the merger has not already been completed, the quarter ended September 30, 2000, in each case, in an amount not to exceed our prior dividends or distributions; provided, however, that if the merger has not been completed by then, the September 30, 2000 dividend will be paid on a later schedule than our past practice because the merger agreement prohibits us from declaring, or setting a record date for, that dividend prior to September 30, 2000;

  . splitting, combining or reclassifying any capital stock, partnership interests or other equity interests or issuing any other of our securities or those of any of our subsidiaries or options, warrants, or rights to acquire these securities;

  . purchasing, redeeming or otherwise acquiring any shares of our capital stock or the partnership interests, stock or other equity interests in any of our subsidiaries, other than in compliance with certain existing contractual obligations;

  . granting any option or other right to purchase our capital stock or adopting any new employee benefit, severance, stock option or similar plan or amend any existing plan;

  . amending our organizational documents or the organizational documents of any of our subsidiaries;

  . merging, consolidating or entering into any other business combination with a third party;

  . making any unbudgeted capital expenditures in excess of $10,000 in each instance or $200,000, in the aggregate;

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

  . entering into any option or commitment to acquire real property involving nonrefundable deposits in excess of $250,000 each or $2 million in the aggregate;

  . commencing, or entering into an agreement to commence, construction or development projects involving in excess of $250,000;

  . incurring additional indebtedness other than under our existing line of credit or specified other indebtedness;

  . entering into any lease in excess of 7,500 square feet and incurring related expenditures;

  . selling, mortgaging, pledging or otherwise disposing of any of our shopping center properties or any of our other property other than in the ordinary course;

  . guaranteeing the indebtedness of any third party or making any investment in any third party in excess of $100,000;

  .  making or rescinding any material tax elections;

  . increasing the compensation of our officers or employees except in the ordinary course in accordance with past practice;

  . settling any stockholder derivative or class action claims arising out of or in connection with the transactions contemplated by the merger agreement;

  . entering into or otherwise modifying any agreement with any of our affiliates, including any of our current officers or directors, without the prior approval of Heritage and a majority of our independent directors;

  .  adopting a plan of partial or complete liquidation;

  . failing to use all commercially reasonable efforts to maintain our insurance in customary amounts;

  . materially amending or terminating, or waiving any breaches under, any of our material contracts;

  . failing to use all commercially reasonable efforts to remain in compliance with the material terms of our outstanding indebtedness; or

  .  agreeing in writing to take any of the actions described above.

   We have also agreed that as of the date of the merger agreement until the effective time of the merger, we will give Heritage notice 24 hours before drawing on our revolving line of credit in an amount exceeding $3 million and provide Heritage with regular notice of a variety of other financial and operating matters.

Conditions to the Merger

   Before the merger can occur, several conditions must be fulfilled, or alternatively, waived by the appropriate party or parties. If any material condition is waived, we may resolicit the consent of our stockholders to the merger if required by law. The conditions that remain outstanding include the following:

  .  obtaining the requisite stockholder approval;

  . verifying that no temporary restraining order, preliminary or permanent injunction or other order has been issued by any court of competent jurisdiction and no other legal restraint or prohibition prohibiting the merger or any of the contemplated transactions related to the merger is in effect;

  . obtaining any governmental or regulatory consents that are necessary to complete the merger;

  . that the representations and warranties made by each party must be true in all material respects as of the closing date of the merger, except for those matters as would not be reasonably expected to have a material adverse effect on our respective business or financial condition;

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

  . that Heritage receives a certificate signed by our chief executive officer and chief financial officer stating that we have performed our obligations under the merger agreement and that no material adverse change in our business has occurred;

  . obtaining an opinion from our counsel relating to our qualification as a REIT under the Code and the treatment of our subsidiaries as partnerships rather than associations taxable as corporations or publicly traded partnerships for Federal income tax purposes; and

  .  obtaining the third party consents required by the merger agreement.

Representations and Warranties

   In the merger agreement, we made customary representations and warranties, subject to exceptions which were disclosed to Heritage, concerning our business and assets. The representations and warranties must be true and correct in all material respects at the time of the merger or Heritage will not be required to complete the merger. These representations and warranties include, among others:

  . that we and our subsidiaries are validly existing and in good standing and that the issued and outstanding shares of our capital stock and the capital stock of our subsidiaries are fully paid and nonassessable;

  . that our Board authorized the signing and performance of the merger agreement;

  . that, except as otherwise disclosed, there are no suits or actions filed or threatened against us or any of our subsidiaries that would be reasonably be expected to have a material adverse effect on our business, properties, condition, financial or otherwise, or results of operations or would prevent the transactions contemplated by the merger agreement from being consummated;

  . that our business is not in violation of laws, except for violations which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on our business, properties, condition, financial or otherwise, or results of operations;

  . that we have, for each taxable year since December 31, 1990, been subject to taxation as a REIT within the meaning of the Code and have satisfied the requirements to qualify as a REIT and have operated and intend to continue to operate, consistent with the requirements for qualification and taxation as a REIT through the end of the taxable year ending at the effective time of the merger; and

  . that we have complied with our organizational documents including our charter and bylaws.

   The merger agreement also contains customary representations and warranties of Heritage and the Acquisition Subsidiary relating to various aspects of their business, including:

  . that Heritage and its subsidiaries are validly existing and in good standing and that the issued and outstanding shares of Heritage's capital stock and the capital stock of its subsidiaries are fully paid and nonassessable;

  . that Heritage's and the Acquisition Subsidiary's Board of Directors authorized the signing and performance of the merger agreement;

  . that, except as otherwise disclosed, there are no suits or actions filed or threatened against Heritage or any of its subsidiaries that would prevent the transactions contemplated by the merger agreement from being consummated;

  . that Heritage has provided to us true, complete and correct copies of its financial statements; and

  . that Heritage has provided to us copies of its financing commitment letters and that, to Heritage's knowledge, the conditions set forth in the financing commitment letters will be able to be satisfied prior to the effective time of the merger.

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

Solicitation of Proposals from Other Parties

   In accordance with the merger agreement, we have agreed that, until the termination of the merger agreement or the effective time of the merger, we will not authorize or permit any of our officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants, brokers or other representatives to initiate, solicit, facilitate or encourage any inquiries or proposals that are reasonably likely to lead to:

  . a merger, consolidation or similar transaction involving us or any of our subsidiaries;

  . the sale, lease, exchange, mortgage, pledge, transfer or other disposition, directly or indirectly, of 20% or more of our consolidated assets, excluding any bona fide financing transactions which do not, individually or in aggregate, have as a purpose or effect the sale or transfer of control of those assets;

  . a tender offer or an exchange offer for 20% or more of our outstanding equity securities or those of any of our subsidiaries; or

  . a public announcement of a proposal, plan or intention to do any of the transactions mentioned above or any agreement to engage in these transactions.

   We must notify Heritage in writing, within 24 hours, of all relevant details relating to an inquiry or proposal which we or any of our subsidiaries or representatives receive concerning any of the transactions mentioned above and we must promptly inform Heritage in writing with respect to any inquiry or proposal which we have received that becomes reasonably likely to lead to a bona fide proposal that our Board determines, in good faith, will be more favorable to our stockholders than the proposed merger.

   If we receive an unsolicited proposal concerning any of the transactions mentioned above, however, and our Board determines, in good faith, that the proposal is reasonably likely to lead to a transaction that is more favorable to our stockholders than the proposed merger, then the merger agreement permits us to:

  (a) furnish non-public information to the third party making the unsolicited proposal so long as that party enters into a confidentiality agreement at least as favorable to us as the one entered into by Heritage; and

  (b) participate in negotiations concerning that proposal.

   Under the merger agreement, our Board also may approve or recommend, or enter into an agreement with respect to, another business combination which our Board has determined, in good faith, is reasonably likely to lead to a transaction more favorable to our stockholders, and, at the same time, withdraw or modify its approval and recommendation of the merger. In this circumstance, either party will have the right to terminate the merger agreement and, if so terminated, we will be required to pay Heritage a $15 million termination fee. See "--Termination of the Merger Agreement" and "--Termination Fee; Expenses."

Termination of the Merger Agreement

   We or Heritage may terminate the merger agreement, whether before or after receiving stockholder approval, if:

  .  the parties mutually agree in writing to terminate the merger agreement;

  . the other party has breached any representation, warranty, covenant or agreement in the merger agreement, or any representation and warranty becomes untrue, in either case such that the conditions to closing are incapable of being satisfied by October 31, 2000;

  . any United States federal or state court of competent jurisdiction or other governmental entity issues a final judgment, injunction, order or decree or action permanently enjoining or prohibiting the merger and the order having become final and nonappealable;

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

  .  the merger is not completed by October 31, 2000;

  . the agreement fails to receive the requisite vote for approval and adoption by our stockholders; or

  . Heritage is unable to obtain the financing necessary for completion of the merger by the later of (a) 14 days following the date that our stockholders vote to approve the merger, or (b) August 31, 2000; provided that we may not terminate for this reason unless all other conditions to closing are satisfied or waived and we have not materially breached any representation, warranty or covenant in the merger agreement.

   In addition, we may terminate the merger agreement if, prior to the Special Meeting, our Board of Directors, or a special committee of our Board, withdraws or modifies in a manner adverse to Heritage or the Acquisition Subsidiary its approval or recommendation of the merger or the merger agreement in connection with approving or recommending another business combination transaction that the Board has determined, in good faith, to be more favorable to our stockholders than the proposed merger.

   Heritage may also terminate the agreement if:

  (a) our Board, or a special committee of our Board, prior to the Special Meeting, withdraws or modifies in a manner adverse to Heritage or the Acquisition Subsidiary, its approval or recommendation of the merger or the merger agreement in connection with approving or recommending another business combination transaction that the Board determines, in good faith, will be more favorable to our stockholders than the proposed merger;

  (b) we or Bradley Operating Limited Partnership enter into any agreement with respect to any other proposal for a business combination transaction, including a merger, consolidation or sale of more than 20% of our consolidated assets; or

  (c) our Board, or a special committee of our Board, resolves to take any of the actions set forth in either (a) or (b) above.

Termination Fee; Expenses

   Termination Fee

   We must pay Heritage a termination fee, less any Heritage expenses previously paid, in either of the following circumstances:

  (a)  if the merger agreement is terminated either:

    (1) by Heritage, because of a breach of a representation, warranty, covenant or agreement by us, or the fact that any of our representations or warranties has become untrue, in either case such that the conditions to closing are incapable of being satisfied by October 31, 2000, or

    (2) by either party, because our stockholders failed to approve the merger and, within one year of the termination, we or Bradley Operating Limited Partnership complete, or enter into a definitive agreement for, a business combination transaction with a third party, or any of its affiliates, who made an inquiry or proposal relating to a business combination transaction prior to the termination of the merger agreement.

  (b)  if the merger agreement is terminated:

    (1) by either party, because our Board, or a special committee of our Board, withdraws or modifies in a manner adverse to Heritage or the Acquisition Subsidiary, its approval or recommendation of the merger or the merger agreement in connection with approving or recommending an alternative business combination transaction that the Board has determined, in good faith, to be more favorable to our stockholders than the merger,

    (2) by Heritage, because we or Bradley Operating Limited Partnership entered into an agreement providing for another business combination transaction, or

    (3) by Heritage because our Board resolves to take any of the actions in (1) or (2) above.

   Heritage must pay us a termination fee, less any Bradley expenses previously paid, if the merger agreement is terminated by either party because Heritage failed to obtain the financing necessary for completion of the merger by the later of (a) 14 days following the date that our stockholders vote to approve the merger, or (b) August 31, 2000.

   The merger agreement specifies that the termination fee payable in the circumstances described above will be equal to the lesser of:

  .  $15 million, or

  .  if the recipient continues to elect to be taxed as a REIT, the sum of

    (a) the maximum amount that can be paid to the recipient for the taxable year in which the merger agreement is terminated without causing it to fail to meet certain REIT qualification requirements, and

    (b) if the recipient obtains an IRS ruling that payment of the entire termination fee would either constitute qualifying income for tax purposes or be excluded from its gross income, the difference between $15 million and the amount payable under clause (a) above.

   To the extent that the amount of the termination fee which may be paid is calculated to be less than $15 million, the shortfall may, subject to certain tax requirements, be paid in subsequent years.

   Expenses

   Generally, each party must pay all fees, costs and expenses incurred by it in connection with the merger agreement and the transactions contemplated by the merger agreement. However, if either party terminates the merger agreement because of a breach of a representation, warranty, covenant or agreement by the other party, which is incapable of being satisfied by October 31, 2000, then the breaching party must reimburse the non-breaching party for its out-of-pocket expenses incurred in connection with the merger and related transactions, up to $3 million, subject to the following restrictions. Because of the parties' intentions to maintain their REIT status, the amount of expenses to be reimbursed may not be more than the sum of:

  (a) the maximum amount that can be paid to the recipient for the taxable year in which the merger agreement is terminated without causing it to fail to meet certain REIT qualification requirements, and

  (b) if the recipient obtains an IRS ruling that payment of the entire amount of reimbursed expenses would either constitute qualifying income for tax purposes or be excluded from its gross income, the difference between the total amount of out-of-pocket expenses, up to $3 million, and the amount payable under clause (a) above.

   To the extent that the amount of expenses which may be reimbursed is calculated to be less than $3 million, the shortfall may, subject to certain tax requirements, be paid in subsequent years.

   Liquidated Damages

   The parties have agreed that the payment of the termination fee or the reimbursement of expenses following a termination of the merger agreement in the circumstances described above will be the sole and exclusive remedy of the party receiving that payment and will constitute liquidated damages with respect to any claim that the party receiving that payment may have against the other party with respect to damages arising out of the merger agreement or related transactions.

Treatment of Stock Options

   The merger agreement provides that each stock option under our 1993 Stock Option and Incentive Plan which is outstanding immediately prior to the effective time of the merger, whether or not then exercisable, and which has not been exercised or canceled prior to that time, will become fully vested and exercisable. At the effective time of the merger, in full settlement of all remaining outstanding options, Heritage will pay to each holder of an option an amount equal to the product of the number of shares of common stock underlying that stock option and the excess, if any, of the merger consideration over the exercise price per share of common stock provided for in that stock option. The cash payment will be treated as compensation and will be net of any applicable tax. If, however, the exercise price of any stock option exceeds the merger consideration, no cash will be paid to the holder. At, and following the effective time of the merger, all outstanding options to purchase our common stock will automatically be canceled.

Termination of Dividend Reinvestment and Stock Purchase Plan

   Prior to the execution of the merger agreement, our Board authorized the termination of our Dividend Reinvestment and Stock Purchase Plan and we have taken all actions necessary to cause the termination of that plan.

Certain Employee Benefits

   The merger agreement provides that upon and after the effective time of the merger, Heritage will provide benefits to our employees that are no less favorable in the aggregate to our employees than those provided to other similarly situated employees of Heritage. At the time our employees participate in any employee benefit plan of Heritage, each employee will be given credit under any Heritage employee benefit plan for all service prior to the effective time of the merger with us and any of our subsidiaries. Any prior service will not, however, be recognized to the extent that the recognition would result in a duplication of benefits under one of our employee benefits plans and an employee benefit plan of Heritage or if that service is not otherwise recognized under the employee benefit plans of Heritage. In addition, Heritage will not treat any of our employees as a new employee for purposes of any exclusions under any health or similar employee benefit plan of Heritage for a pre-existing medical condition, and Heritage will make appropriate arrangements with its insurance carrier to ensure that result.

Indemnification

   The merger agreement provides that, in the event of any threatened or actual claim or proceeding, whether civil, criminal or administrative, in which any person who is or has been a director, officer or employee, fiduciary or agent of us or any of our subsidiaries is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to, the fact that the person was a director, officer or employee, fiduciary or agent of us or any of our subsidiaries, or the negotiation, execution or performance of the merger agreement or the transactions contemplated by that agreement, Heritage will indemnify and hold harmless that person to the full extent permitted by applicable law against any liability or expense incurred in connection with any of these claims or proceedings. Heritage further agreed to promptly pay the expenses of these indemnified parties in advance of a final disposition, subject to that person undertaking to reimburse the advances in the event of a final non-appealable determination by a court of competent jurisdiction that the person is not entitled to the payment of expenses. The merger agreement further provides that Heritage will cause the persons serving as our officers and directors immediately prior to the merger to be covered for a period of at least six years following the effective time by our directors' and officers' liability insurance policy, or any equivalent substitute for that policy so long as the cost of such policy is less than $400,000.

Transactions Relating to Bradley Operating Limited Partnership

   In accordance with the terms of the limited partnership agreement of Bradley Operating Limited Partnership, the LP Unit holders will be offered the opportunity to receive $22.00 in cash, without interest, in exchange for each issued and outstanding LP Unit. Any LP Unit holder who elects not to accept that offer will

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

remain as a limited partner of Bradley Operating Limited Partnership and will continue to hold LP Units with substantially the same rights, terms and conditions as existed prior to the merger, except as specified in the merger agreement and described below.

   Bradley Operating Limited Partnership will not complete the offer to LP Unit holders or make payment to any LP Unit holders accepting the offer, unless the merger is also completed. The parties have agreed to close the merger and the offer to LP Unit holders concurrently and not to complete the merger separately from the offer so long as the offer is completed by September 20, 2000. After that date, the parties may close the merger before the offer to LP Unit holders so long as arrangements are made to ensure that the offer will remain outstanding until all conditions to its closing are satisfied and that the LP Unit holders who have accepted the offer will receive the appropriate cash amount at that time.

   Concurrently with the effective time of the merger, the limited partnership agreement of Bradley Operating Limited Partnership will be amended to provide as follows:

  1. Distributions. The regular quarterly distribution for each LP Unit must be equal to the regular quarterly distribution for each unit of general partner interests. This amendment will reflect the current practice of Bradley Operating Limited Partnership.

  2. Redemption Rights. Each LP Unit holder currently has the right to require that Bradley Operating Limited Partnership redeem his, her or its LP Units. The amendment will change these rights so that:

      . the redemption right will not be exercisable between the effective time of the merger and the dissemination of the first valuation report on Bradley Operating Limited Partnership. Heritage will be required to prepare annual valuation reports for distribution to LP Unit holders within 120 days of Heritage's fiscal year end.

      .  if Heritage's common stock is not publicly traded,

              . the redemption right will only be exercisable during each of two thirty-day periods per year: (a) for 30 days following the distribution of each annual valuation report, and (b) for 30 days following the 6 month anniversary of the distribution of each annual valuation report.

              . upon redemption, a LP Unit holder will be entitled to receive cash in an amount equal to the fair market value of each LP Unit on the date of redemption, which will be determined based on the most recent annual valuation report, adjusted to reflect any acquisitions or dispositions of assets by Bradley Operating Limited Partnership since the date of that report.

              . the partnership's obligation to redeem the LP Units may be assumed by Heritage, at its option, through the payment of the appropriate cash amount, but not through the payment of Heritage common stock or any other form of consideration.

      .  if Heritage's common stock becomes publicly traded,

              . the redemption right will be exercisable at any time, subject to customary black-out periods.

              . upon redemption, an LP Unit holder will be entitled to receive cash in an amount equal to the fair market value of each LP Unit on the date of the redemption, which will be determined based on the trading value of Heritage's common stock and an LP Unit/Heritage common stock exchange ratio that will be initially fixed at the time that Heritage's common stock becomes publicly traded.

              . the partnership's obligation to redeem the LP Units may be assumed by Heritage, at its option, through either the payment of the appropriate cash amount or the issuance of Heritage common stock.

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

  3. Minimum Distribution. Subject to the rights of preferred units, for at least three years following the closing of the merger, the regular distribution for each LP Unit for each quarterly period will not be less than $0.38 per LP Unit.

  4. Allocation Provisions. The provisions of the limited partnership agreement allocating profits and losses will be amended to conform to the distribution priorities set forth above and comply with certain technical requirements attributable to the fact that Heritage's majority shareholder is a tax-exempt pension fund.

Waiver and Amendment

   At any time prior to the effective time of the merger, the parties may:

  . extend the time for the performance of any of the obligations or other acts of the other parties set forth in the merger agreement;

  . waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

  . waive compliance with any of the agreements or conditions contained in the merger agreement.

   Any waiver of the conditions set forth in the merger agreement must be in writing and signed by the party providing the waiver. The merger agreement may be amended by the parties in writing by action of their respective board of directors at any time, but after our stockholders approve the merger, no amendment may be made which alters the amount or changes the form of the merger consideration or which adversely affects our stockholders.

                                APPRAISAL RIGHTS

   No dissenters' or appraisal rights are available in connection with the merger or any of the transactions contemplated by the merger agreement. Maryland law does not provide for dissenters' or appraisal rights because our common stock and Series A preferred stock are listed on the New York Stock Exchange.

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

                        FEDERAL INCOME TAX CONSEQUENCES

   The following discussion summarizes certain material U.S. federal income tax considerations of the merger generally relevant to holders of Bradley capital stock, assuming that the merger is consummated as contemplated by the merger agreement and this proxy statement. This discussion is based upon interpretations of the Code, Treasury regulations promulgated under the Code, judicial decisions and administrative rulings as of the date of this proxy statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. The discussion below does not address all U.S. federal income tax consequences or any state, local or foreign tax consequences of the merger. The tax treatment of a Bradley stockholder may vary depending upon that stockholder's particular situation. Also, stockholders subject to special treatment, including dealers in securities or foreign currency, tax-exempt entities, non-U.S. stockholders, banks, thrifts, insurance companies, persons that hold Bradley capital stock as part of a "straddle", a "hedge", a "constructive sale" transaction or a "conversion transaction", persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities, may be subject to special rules not discussed below. This discussion also does not address the U.S. federal income tax consequences of the merger to holders of Bradley capital stock that do not hold that stock as a capital asset. A U.S. stockholder is a U.S. citizen or resident as defined within the Code, a domestic corporation, an estate the income of which is includable in its gross income for U.S. federal income tax purposes without regard to its source, or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all the substantial decisions of the trust. A non-U.S. stockholder is any stockholder that is not a U.S. stockholder.

   THIS U.S. FEDERAL INCOME TAX DISCUSSION IS FOR GENERAL INFORMATION ONLY AND MAY NOT ADDRESS ALL TAX CONSIDERATIONS THAT MAY BE SIGNIFICANT TO A HOLDER OF BRADLEY CAPITAL STOCK. EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS AND CHANGES IN APPLICABLE TAX LAWS.

Consequences to U.S. Stockholders

   For U.S. stockholders, the merger will be treated as a taxable sale of their Bradley capital stock in exchange for the merger consideration. As a result, each U.S. stockholder will recognize capital gain or loss with respect to its Bradley capital stock, measured by the difference between the tax basis in the Bradley capital stock exchanged and the amount of cash received for that stock. The gain or loss on that disposition will constitute long-term capital gain or loss if that Bradley capital stock had been held for more than one year as of the effective time of the merger. However, a stockholder who has held Bradley capital stock for six months or less at the effective time of the merger, taking into account the holding period rules of Section 246(c)(3) and (4) of the Code, and who recognizes a loss with respect to that Bradley capital stock will be treated as recognizing long-term capital loss to the extent of any capital gain dividends received from Bradley, or his share of any designated retained capital gains, with respect to that Bradley capital stock.

   In the case of stockholders who hold multiple blocks of Bradley capital stock (i.e., Bradley capital stock acquired separately at different times and/or prices) gain or loss must be calculated and accounted for separately for each block of Bradley capital stock.

Consequences to Non-U.S. Stockholders

   Generally, a non-U.S. stockholder's gain or loss from the merger will be determined in the same manner as that of a U.S. stockholder. Assuming that the merger is treated as a taxable sale of Bradley capital stock by stockholders for purposes of the Foreign Investment in Real Property Act of 1980, or FIRPTA, in accordance with the general treatment of the merger for U.S. federal income tax purposes and subject to the discussion below regarding potential application of certain FIRPTA provisions governing distributions, a non-U.S.

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

stockholder should not be subject to U.S. federal income taxation on any gain or loss from the merger, unless (a) the gain is effectively connected with a U.S. trade or business of the non-U.S. stockholder, (b) that stockholder is an individual who has been present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, or (c) that stockholder's Bradley capital stock constitutes a "U.S. real property interest" within the meaning of FIRPTA.

   If a non-U.S. stockholder's Bradley capital stock constitutes a "U.S. real property interest" within the meaning of FIRPTA or if the gain from the merger is otherwise effectively connected with a U.S. trade or business of the non-U.S. stockholder, that stockholder will be subject to U.S. federal income tax generally at regular capital gains rates with respect to that gain. In addition, the non-U.S. stockholder may, however, be subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. If the non-U.S. stockholder is an individual who has been present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, that stockholder will be subject to a 30% tax on its capital gains. An applicable income tax treaty may modify certain of these consequences for a non-U.S. stockholder eligible for treaty benefits and non-U.S. stockholders should consult with their tax advisors regarding the possible applications of such a treaty.

   A non-U.S. stockholder's Bradley capital stock will generally constitute a U.S. real property interest if either (a) Bradley is not a "domestically-controlled REIT" at the effective time of the merger or (b) that non-U.S. stockholder held more than 5% of the total fair market value of the Bradley capital stock at any time during the shorter of the time that stockholder held that Bradley capital stock or during the five-year period ending on the effective time of the merger. Bradley will be a domestically controlled REIT at the effective time of the merger if non-U.S. Stockholders held less than 50% of the value of its stock at all times during the 5 year period ending with the effective time of the merger. Based on the record ownership of its Bradley capital stock, Bradley believes it is a domestically-controlled REIT, but no assurances can be given that the actual ownership of its Bradley capital stock has been or will be sufficient for it to qualify as a domestically-controlled REIT at the effective time of the merger.

   The tax treatment of non-U.S. stockholders described above assumes that the receipt of the merger consideration will be treated as a sale of Bradley capital stock for purposes of FIRPTA, consistent with the general treatment of the merger for federal income tax purposes. It is possible, however, that non-U.S. stockholders will be subject to tax under special provisions of FIRPTA which provide that distributions from REITs are treated as gain from the sale of U.S. real property interests, and thus subject to tax as described above, to the extent that the distributions are attributable to gain from the sale of U.S. real property interests by the REIT. These provisions could apply because for federal income tax purposes the merger will be treated as if Bradley sold its assets in a taxable transaction and then distributed the merger consideration in liquidation of Bradley. Although these liquidating distributions are generally treated as a taxable exchange of shares for purposes of determining a stockholder's tax consequences, it is not clear under current law whether the sale treatment generally applicable to these liquidating distributions also applies for purposes of FIRPTA. Accordingly, it is possible that the IRS may assert that the merger consideration received by a non-U.S. stockholder is subject to tax under FIRPTA, as gain effectively connected with a U.S. trade or business.

   Any merger consideration paid to non-U.S. stockholders will be subject to income tax withholding at the rate of 10% if the stockholder's Bradley capital stock constitutes a U.S. real property interest. Because of the difficulties of determining whether a particular non-U.S. Stockholders Bradley capital stock constitutes a U.S. real property interest, non-U.S. Stockholders should anticipate that 10% of their merger consideration will be withheld and paid over to the IRS. A non-U.S. stockholder may be entitled to a refund or credit against the stockholder's U.S. tax liability with respect to the amount withheld, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. stockholders should consult their own tax advisors regarding withholding tax considerations.

Backup Withholding

   Unless a stockholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury regulations promulgated under the Code, that stockholder may be subject to a 31% backup withholding tax with respect to any cash payments received pursuant to the merger. Stockholders should consult their own tax advisors to ensure compliance with these procedures.

   Backup withholding generally will not apply to payments made to certain exempt recipients such as a corporation or financial institution or to a stockholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If backup withholding applies, the amount withheld is not an additional tax, but is credited against that stockholder's U.S. federal income tax liability.

                         REGULATORY AND OTHER APPROVALS

   There are no federal or state regulatory requirements which remain to be complied with in order to consummate the merger, other than the filing of the Articles of Merger with the State Department of Assessments and Taxation of the State of Maryland.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                           CERTAIN BENEFICIAL OWNERS

   The following table sets forth as of May 31, 2000, certain information regarding the beneficial ownership, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of our common stock for (a) beneficial holders of more than 5% of our common stock, (b) each of our directors, (c) each of our executive officers for which compensation information is required to be disclosed in our proxy statement for our annual meeting and (d) all of our directors and executive officers as a group. This information is based on filings received by us under the Securities Exchange Act of 1934, as amended, as supplemented by additional information provided to us. Unless otherwise indicated, the beneficial owner has sole voting power and dispositive power with respect to the shares of common stock beneficially owned. None of the following individuals or entities own any Series A preferred stock.

                                                  Number of Shares    Percent
                    Name(1)                      Beneficially Owned of Class(2)
                    -------                      ------------------ -----------
CRA Real Estate Securities, L.P.(3)............      2,041,091          9.2%
 259 N. Radnor Chester Road, Suite 205
 Radnor, PA 19087

Public Employees Retirement System of Ohio(4)..      1,362,993          6.2%
 277 East Town Street
 Columbus, Ohio 43215-4642

European Investors Inc.(5).....................      1,353,990          6.1%
 667 Madison Avenue, 16th Floor
 New York, NY 10021

LaSalle Investment Management (Securities),          1,315,100          5.9%
 L.P.(6).......................................
 200 East Randolph Drive
 Chicago, IL 60601

William L. Brown...............................         22,000(7)         *
Thomas P. D'Arcy...............................         87,412(8)         *
Joseph E. Hakim................................        315,935(9)       1.4%
Stephen G. Kasnet..............................         30,560(10)        *
Paul G. Kirk, Jr...............................         22,243(11)        *
W. Nicholas Thorndike..........................         33,377(12)        *
A. Robert Towbin...............................         34,500(13)        *
Richard L. Heuer...............................         51,576(14)        *
E. Paul Dunn...................................         18,139(15)        *
Irving E. Lingo, Jr............................         43,506(16)        *
Steven St. Peter...............................          9,538            *
All Directors and Executive Officers as a group
 (13 persons)..................................        706,928(17)      3.2%

--------
  * Less than one percent.
 (1) Unless otherwise indicated, the address of each person is c/o Bradley Real Estate, Inc., 40 Skokie Boulevard, Suite 600, Northbrook, IL 60062-1626.
 (2) Percentage of beneficial ownership is based on 22,136,119 shares of common stock outstanding as of May 31, 2000. In addition, for the purposes of computing the percentage of outstanding common stock held by each person, any common stock which that person has the right to acquire pursuant to the exercise of a stock option within 60 days following May 31, 2000 is deemed to be outstanding but is not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.
 (3) In a filing on Schedule 13G under the Securities Exchange Act of 1934 dated February 14, 2000 received by Bradley and not subsequently amended, CRA Real Estate Securities, L.P. reported that it had sole voting power with respect to 1,832,191 of its shares, sole dispositive power with respect to 1,968,291 of such shares, and shared dispositive power with respect to 72,800 of its shares.

 (4) In a filing on Schedule 13G under the Securities Exchange Act of 1934 dated January 26, 2000 received by Bradley and not subsequently amended, Public Employees Retirement System of Ohio reported that it had sole voting power with respect to all 1,362,993 of its shares and sole dispositive power with respect to all 1,362,993 of its shares.
 (5) In a filing on Schedule 13G under the Securities Exchange Act of 1934 dated February 10, 2000 received by Bradley and not subsequently amended, European Investors Inc. reported that it had sole voting power with respect to 204,391 of its shares, shared voting power with respect to 80,100 of its shares, sole dispositive power with respect to 214,990 of its shares, and shared dispositive power with respect to 80,100 of its shares. EII Realty Securities Inc., a wholly-owned subsidiary of European Investors Inc., reported that it had sole voting power with respect to 951,399 of its shares and sole dispositive power with respect to 1,058,900 of its shares.
 (6) In a filing on Schedule 13G under the Securities Exchange Act of 1934 dated February 10, 2000 received by Bradley and not subsequently amended, LaSalle Investment Management (Securities), L.P., reported that it had sole voting power with respect to 132,200 of its shares, and shared dispositive power with respect to 1,182,900 of its shares. LaSalle Investment Management, Inc., a related party, filed as part of a group reporting no ownership.
 (7) Includes 20,500 shares of common stock subject to stock options granted to Mr. Brown under our Stock Option and Incentive Plan.
 (8) Includes 40,000 shares of common stock subject to stock options granted to Mr. D'Arcy under our Stock Option and Incentive Plan.
 (9) Includes 20,500 shares of common stock subject to stock options granted to Mr. Hakim under our Stock Option and Incentive Plan; 1,000 shares of common stock owned by Mr. Hakim's spouse and 1,000 shares of common stock owned by Mr. Hakim's children, as to which Mr. Hakim does not have any voting or investment power and as to which Mr. Hakim disclaims any beneficial interest and 286,635 shares of common stock owned by a trust for which Mr. Hakim serves as trustee and as to which Mr. Hakim disclaims beneficial ownership.
(10) Includes 20,500 shares of common stock subject to stock options granted to Mr. Kasnet under our Stock Option and Incentive Plan and 8,350 shares of common stock which Mr. Kasnet and his spouse own jointly. Also includes 1,710 shares of common stock owned by a family trust of which Mr. Kasnet is trustee; Mr. Kasnet disclaims any economic interest in such 1,710 shares of common stock. Does not include any shares of common stock which may be beneficially owned by Pioneer Real Estate Shares, of which Mr. Kasnet serves as trustee and vice president. Mr. Kasnet does not have any voting or dispositive power with respect to any shares of common stock owned by Pioneer Real Estate Shares.
(11) Includes 20,500 shares of common stock subject to stock options granted to Mr. Kirk under our Stock Option and Incentive Plan.
(12) Includes 20,500 shares of common stock subject to stock options granted to Mr. Thorndike under our Stock Option and Incentive Plan.
(13) Includes 20,500 shares of common stock subject to stock options granted to Mr. Towbin under our Stock Option and Incentive Plan, 1,000 shares of common stock held by a family trust of which Mr.Towbin is trustee and 8,000 shares of common stock beneficially owned by Global Foundation for the Humanities of which Mr. Towbin serves as a director. Mr. Towbin disclaims any economic interest in the 1,000 shares of common stock owned by the family trust and the 8,000 shares of common stock owned by Global Foundation for the Humanities. Mr. Towbin has sole investment power but no voting power with respect to the common stock owned by Global Foundation for the Humanities.
(14) Includes 25,000 shares of common stock subject to stock options granted to Mr. Heuer under our Stock Option and Incentive Plan.
(15) Includes 2,139 shares of common stock owned by Mr. Dunn's spouse, as to which Mr. Dunn does not have any voting or investment power and as to which Mr. Dunn disclaims any economic interest.
(16) Includes 25,000 shares of common stock subject to stock options granted to Mr. Lingo under our Stock Option and Incentive Plan.
(17) Includes 232,000 shares of common stock subject to stock options granted to our directors and officers under our Stock Option and Incentive Plan.

                                 OTHER MATTERS

   Our management knows of no other business to be presented at the Special Meeting. If other matters do properly come before the Special Meeting, or any adjournment or postponement of that meeting, it is the intention of the persons named in the proxy to vote on these matters according to their best judgment unless the authority to do so is withheld in such proxy.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are subject to the information filing requirements of the Securities Exchange Act of 1934 and, in accordance with that act, are obligated to file with the Securities and Exchange Commission periodic reports, proxy statements and other information relating to our business, financial condition and other matters. These reports, proxy statements and other information may be inspected at the Commission's office at the public reference facilities of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and are also available for inspection at the regional offices of the Commission located at Citicorp Center, 13th Floor, New York, New York 10048. Copies of these materials can be obtained, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, NW, Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information. The information is also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Heritage is not subject to the information filing requirements of the Securities Exchange Act of 1934.

   You should rely only on the information contained in this document to vote your shares of common stock and/or Series A preferred stock at the Special Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated
     , 2000. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in that jurisdiction.

                                                                      Appendix A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                            Dated as of May 15, 2000

                                  by and among

                   HERITAGE PROPERTY INVESTMENT TRUST, INC.,

                       HERITAGE-AUSTEN ACQUISITION, INC.

                                      and

                           BRADLEY REAL ESTATE, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 ARTICLE I THE MERGER....................................................    1
    Section  1.1. The Merger............................................     1
    Section  1.2. Closing...............................................     2
    Section  1.3. Effective Time........................................     2
    Section  1.4. Merger Consideration..................................     2
    Section  1.5. Charter and By-laws...................................     2
    Section  1.6. Directors and Officers of the Surviving Corporation...     3
    Section  1.7. Termination of Bradley Dividend Reinvestment and Stock
                  Purchase Plan.........................................     3
    Section  1.8. Bradley Stock Options and Related Matters.............     3
 ARTICLE II EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES..............    3
    Section  2.1. Effect on Capital Stock...............................     3
             (a)  Capital Stock Owned by Heritage or Bradley
                  Subsidiaries..........................................     3
             (b)  Shares of Capital Stock of Heritage and the Heritage
                  Merger Sub............................................     3
    Section  2.2. Payment for Securities/Exchange of Certificates.......     4
             (a)  Exchange Agent........................................     4
             (b)  Exchange Procedures...................................     4
             (c)  Liquidating Distribution..............................     5
             (d)  No Further Ownership Rights...........................     5
             (e)  Termination of Exchange Fund..........................     5
             (f)  No Liability..........................................     5
             (g)  Lost, Stolen, or Destroyed Certificates...............     5
             (h)  Withholding of Tax....................................     5
             (i)  No Dissenters' Rights.................................     6
             (j)  Series B and Series C Cumulative Redeemable Perpetual
                  Preferred Units of the Bradley OP.....................     6
 ARTICLE III REPRESENTATIONS AND WARRANTIES..............................    6
    Section  3.1. Representations and Warranties of Bradley.............     6
             (a)  Organization, Standing and Corporate Power of
                  Bradley...............................................     6
             (b)  Bradley Subsidiaries; Interests in Other Persons......     6
             (c)  Capital Structure.....................................     7
             (d)  Authority; No Violations; Consents and Approval; LP
                  Units.................................................     9
             (e)  SEC Documents.........................................    11
             (f)  Absence of Certain Changes or Events..................    11
             (g)  No Undisclosed Material Liabilities...................    12

                                                                           Page
                                                                           ----
             (h)  No Default............................................    12
             (i)  Compliance with Applicable Laws.......................    12
             (j)  Litigation............................................    13
             (k)  Taxes.................................................    13
             (l)  Pension and Benefit Plans; ERISA......................    15
             (m)  Labor and Employment Matters..........................    17
             (n)  Intangible Property...................................    18
             (o)  Environmental Matters.................................    19
             (p)  Properties............................................    20
             (q)  Insurance.............................................    22
             (r)  Opinion of Financial Advisor..........................    22
             (s)  Vote Required.........................................    22
             (t)  Beneficial Ownership of Bradley Common Stock..........    23
             (u)  Brokers...............................................    23
             (v)  Investment Company Act of 1940........................    23
             (w)  Contracts.............................................    23
             (x)  Rule 16b-3............................................    23
             (y)  Amendment to the Bradley OP Agreement.................    24
             (z)  No Dissenters' Rights.................................    24
             (aa) State Takeover Statutes...............................    24
    Section  3.2. Representations and Warranties of Heritage............    24
             (a)  Organization, Standing and Corporate Power of Heritage
                  and the Heritage Merger Sub...........................    24
             (b)  Heritage OP; Interests in Other Persons...............    24
             (c)  Capital Structure.....................................    24
             (d)  Authority; No Violations; Consents and Approvals......    25
             (e)  Litigation............................................    26
             (f)  Interim Operations of the Heritage Merger Sub.........    26
             (g)  Financial Condition of Heritage.......................    26
             (h)  Financing Commitment Letters..........................    27
 ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE
            MERGER.......................................................   27
    Section  4.1. Conduct of Business by Bradley and the Bradley OP.....    27
 ARTICLE V ADDITIONAL COVENANTS..........................................   30

                                                                           Page
                                                                           ----
    Section  5.1.  Preparation of the Proxy Statement; Stockholders'
                   Meeting; Partners' Consents                              30
    Section  5.2.  Access to Information; Confidentiality...............    30
    Section  5.3.  Commercially Reasonable Efforts; Notification........    31
    Section  5.4.  Tax Treatment........................................    32
    Section  5.5.  No Solicitation of Transactions......................    32
    Section  5.6.  Public Announcements.................................    33
    Section  5.7.  Transfer and Gains Taxes; Stockholder Demand
                   Letters..............................................    33
    Section  5.8.  Employee Arrangements................................    33
             (a)   Bradley Severance Agreements.........................    33
             (b)   Benefit Plans........................................    34
             (c)   Employee Loans.......................................    34
    Section  5.9.  Indemnification; Directors' and Officers' Insurance..    34
    Section  5.10. Interim Transactions Committee.......................    35
    Section  5.11. Transactions Relating to the Bradley OP..............    36
    Section  5.12. Notice of the Merger to LP Unit Holders..............    37
    Section  5.13. Assistance...........................................    37
    Section  5.14. Proxy Solicitor......................................    38
    Section  5.15. Bradley Subsidiaries.................................    38
    Section  5.16. Environmental Matters................................    38
    Section  5.17. Amendment of Bradley OP and Bradley Subsidiary
                   Agreements...........................................    38
    Section  5.18. Information Supplied.................................    39
    Section  5.19. Required Financing...................................    39
 ARTICLE VI CONDITIONS PRECEDENT.........................................   39
    Section  6.1.  Conditions to Each Party's Obligation to Effect the
                   Merger...............................................    39
             (a)   Stockholders Approval................................    39
             (b)   No Injunctions or Restraints.........................    39
             (c)   Other Approvals......................................    40
    Section  6.2.  Conditions to Obligations of Heritage and the
                   Heritage Merger Sub..................................    40
             (a)   Representations and Warranties.......................    40
             (b)   Performance of Obligations of Bradley................    40
             (c)   Material Adverse Change..............................    40
             (d)   Opinion Relating to REIT and Partnership Status......    40
             (e)   Consents.............................................    40

                                                                          Page
                                                                         ------
    Section  6.3. Conditions to Obligations of Bradley.................      41
             (a)  Representations and Warranties.......................      41
             (b)  Performance of Obligations of Heritage...............      41
 ARTICLE VII BOARD ACTIONS..............................................     41
    Section  7.1. Board Actions........................................      41
 ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER.........................     42
    Section  8.1. Termination..........................................      42
    Section  8.2. Expenses.............................................      43
    Section  8.3. Effect of Termination................................      47
    Section  8.4. Amendment............................................      47
    Section  8.5. Extension; Waiver....................................      47
 ARTICLE IX GENERAL PROVISIONS..........................................     47
    Section  9.1. Nonsurvival of Representations and Warranties........      47
    Section  9.2. Notices..............................................      48
    Section  9.3. Interpretation.......................................      48
    Section  9.4. Counterparts.........................................      49
    Section  9.5. Entire Agreement; No Third-Party Beneficiaries.......      49
    Section  9.6. Governing Law........................................      49
    Section  9.7. Assignment...........................................      49
    Section  9.8. Enforcement..........................................      49
    Section  9.9. Exhibits; Disclosure Letter..........................      49
 ARTICLE X CERTAIN DEFINITIONS..........................................     49
    Section 10.1. Certain Definitions..................................      49
 SCHEDULES
    A             List of Bradley Subsidiaries to be Liquidated........  Sch. A
 EXHIBITS
    A             Form of Bradley Irrevocable Proxy....................     A-1
    B             Financing Commitment Letters.........................     B-1
    C             Form of Amendment to the Bradley OP Agreement
                  Relating to
                  Section 514(c)(9)(E) of the Code.....................     C-1

                                 DEFINED TERMS

                                                                            Page
                                                                            ----
Affiliate..................................................................  49
Agreement..................................................................   1
Bradley....................................................................   1
Bradley Break-Up Expenses..................................................  45
Bradley Break-Up Fee.......................................................  44
Bradley Break-Up Tax Opinion...............................................  45
Bradley By-laws............................................................   6
Bradley Charter............................................................   6
Bradley Common Stock.......................................................   1
Bradley Disclosure Letter..................................................   6
Bradley DRSPP..............................................................   3
Bradley Employee Benefit Plans.............................................  15
Bradley ERISA Affiliate....................................................  15
Bradley Expense Base Amount................................................  45
Bradley Fee Base Amount....................................................  44
Bradley Intangible Property................................................  18
Bradley Irrevocable Proxies................................................   1
Bradley Material Adverse Effect............................................   6
Bradley OP.................................................................   1
Bradley OP Agreement.......................................................   1
Bradley OP Amendment.......................................................  36
Bradley OP Offer...........................................................  36
Bradley OP Offering Document...............................................  36
Bradley Option Plan........................................................   3
Bradley Options............................................................   3
Bradley Other Interests....................................................   7
Bradley Pension Plans......................................................  15
Bradley Permits............................................................  12
Bradley Preferred Units....................................................   8
Bradley Properties.........................................................  20
Bradley Property...........................................................  20
Bradley Property Restrictions..............................................  21
Bradley SEC Documents......................................................  11
Bradley Severance Agreements...............................................  17
Bradley Stockholder Approval...............................................  22
Bradley Stockholder Meeting................................................   9
Bradley Subsidiary.........................................................  49
Cash Amount................................................................  36
CERCLA.....................................................................  20
Certificate................................................................   4
Claim......................................................................  35
Closing....................................................................   2
Closing Date...............................................................   2
Code.......................................................................   5
Commitment.................................................................  28
Common Stock Merger Consideration..........................................   1
Competing Transaction......................................................  32
Confidentiality Agreement..................................................  31
Effective Time.............................................................   2

                                                                            Page
                                                                            ----
Environmental Law..........................................................  19
ERISA......................................................................  15
Exchange Act...............................................................  10
Exchange Agent.............................................................   4
Exchange Fund..............................................................   4
Financing..................................................................  50
Financing Date.............................................................  42
Financing Letters..........................................................  27
GAAP.......................................................................  11
Governmental Entity........................................................   5
GP Units...................................................................   8
Hazardous Material.........................................................  19
Heritage...................................................................   1
Heritage Break-Up Expenses.................................................  44
Heritage Break-Up Fee......................................................  43
Heritage Break-Up Tax Opinion..............................................  43
Heritage Common Stock......................................................  24
Heritage Expense Base Amount...............................................  44
Heritage Fee Base Amount...................................................  43
Heritage LP Units..........................................................  25
Heritage Material Adverse Effect...........................................  24
Heritage Merger Sub........................................................   1
Heritage OP................................................................  24
Heritage Series A Preferred Stock..........................................  24
Heritage Series B Preferred Stock..........................................   6
Heritage Series C Preferred Stock..........................................   6
Heritage Subsidiary........................................................  50
HSR Act....................................................................  10
Indemnified Parties........................................................  34
Interim Transactions Committee.............................................  35
Knowledge..................................................................  50
Law........................................................................  50
Letter of Transmittal......................................................   4
Liens......................................................................   7
Limited Partner Agreements.................................................  50
LP Unit Consideration......................................................   1
LP Unit Holders............................................................   1
LP Units...................................................................   1
Material Contracts.........................................................  23
Merger.....................................................................   1
Merger Consideration.......................................................   1
MGCL.......................................................................   2
PCBs.......................................................................  19
Person.....................................................................  50
Preferred Stock Merger Consideration.......................................   1
Property Agreements........................................................  21
Proxy Statement............................................................  10
Qualifying Income..........................................................  43
REIT.......................................................................  13

                                                                            Page
                                                                            ----
REIT Requirements..........................................................  43
Release....................................................................  19
Rent Roll..................................................................  22
SEC........................................................................  10
Securities Act.............................................................  11
Series A Preferred Stock...................................................   1
Series A Units.............................................................   8
Series B Preferred Stock...................................................   6
Series B Units.............................................................   6
Series C Preferred Stock...................................................   6
Series C Units.............................................................   6

                                                                            Page
                                                                            ----
Subsidiary.................................................................  50
Superior Competing Transaction.............................................  32
Surviving Corporation......................................................   2
Takeover Statute...........................................................  24
Tax........................................................................  50
Tax Return.................................................................  50
Taxes......................................................................  50
Transaction Documents......................................................   9
Transfer and Gains Taxes...................................................  33
Unsecured Notes............................................................  10
Voting Debt................................................................  50

   AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of May 15, 2000, by and among HERITAGE PROPERTY INVESTMENT TRUST, INC., a Maryland corporation ("Heritage"), HERITAGE-AUSTEN ACQUISITION, INC., a Maryland corporation and a wholly-owned subsidiary of Heritage (the "Heritage Merger Sub"), and BRADLEY REAL ESTATE, INC., a Maryland corporation ("Bradley").

                                    RECITALS

   A. The Board of Directors of Bradley and Heritage have determined that it is advisable and in the best interest of Bradley and Heritage and their stockholders that, upon the terms and subject to the conditions set forth in this Agreement, Bradley will be merged with and into the Heritage Merger Sub, with the Heritage Merger Sub continuing as the surviving corporation in the merger ("Merger"), in which each issued and outstanding share of common stock, par value $.01 per share, of Bradley (the "Bradley Common Stock") will be converted into the right to receive $22.00 in cash (the "Common Stock Merger Consideration") and each issued and outstanding share of 8.4% Series A Convertible Preferred Stock, par value $.01 per share, of Bradley (the "Series A Preferred Stock") will be converted into the right to receive approximately $22.45815 in cash (the "Preferred Stock Merger Consideration" and, together with the Common Stock Merger Consideration, the "Merger Consideration").

   B. In a transaction to be completed concurrently with the Merger, Heritage will, upon the terms and subject to the conditions set forth in this Agreement, offer to the holders of common units of limited partner interest (such units, the "LP Units" and such holders, the "LP Unit Holders") of Bradley Operating Limited Partnership, a Delaware limited partnership and subsidiary of Bradley (the "Bradley OP"), the opportunity to receive in exchange for each issued and outstanding LP Unit $22.00 in cash (the "LP Unit Consideration"). Upon completion of the Merger, the Bradley OP's Second Restated Agreement of Limited Partnership, dated as of September 2, 1997 (the "Bradley OP Agreement"), will be amended as set forth in Sections 5.11(b) and 5.17 hereof.

   C. Heritage and Bradley intend that, for Federal income tax purposes, the Merger will be treated as a taxable sale of assets by Bradley in exchange for cash and the assumption of the liabilities and a liquidating distribution of such cash to Bradley stockholders.

   D. Contemporaneously with the execution and delivery of this Agreement, certain Bradley stockholders, as contemplated in Section 5.1(c) hereof, have entered into agreements, each substantially in the form of Exhibit A hereto (the "Bradley Irrevocable Proxies"), with Heritage pursuant to which, among other things, such stockholders have granted to Heritage irrevocable proxies to vote their shares in favor of the Merger, this Agreement and the other transactions contemplated hereby.

                                   AGREEMENT

   In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

   Section 1.1. The Merger.

       (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as hereinafter defined), Bradley shall be merged with and into the Heritage Merger Sub in accordance with the

Maryland General Corporation Law (the "MGCL"), whereupon the separate corporate existence of Bradley shall cease and the Heritage Merger Sub shall continue as the surviving corporation in the Merger (in such capacity, the "Surviving Corporation").

       (b) The Merger shall have the effects set forth in the MGCL. Accordingly, from and after the Effective Time, the Surviving Corporation shall have all the purposes and powers and liabilities of the Heritage Merger Sub and Bradley.

   Section 1.2. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. New York City time on the second business day after the satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date"), at the offices of Clifford Chance Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166, unless another date or place is agreed to in writing by the parties; provided, however, that Heritage shall not be obligated to proceed with the Closing until the later of (A) 14 days following the date of the Bradley Stockholder Approval (as hereinafter defined) or (B) August 31, 2000.

   Section 1.3. Effective Time. On the Closing Date, the parties shall execute and file Articles of Merger in accordance with, and shall make all other filings or recordings required with respect to the Merger under, the MGCL. The Merger shall become effective when the Articles of Merger have been accepted for recording by the State Department of Assessments and Taxation of the State of Maryland or at such other time or times as may be agreed by Heritage and Bradley (not to exceed 30 days after the Articles of Merger are accepted for recording) and specified in the Articles of Merger (the "Effective Time"), it being understood that the parties shall cause the Effective Time to occur as soon as practicable after the Closing.

   Section 1.4. Merger Consideration. At the Effective Time, by virtue of the Merger and without any further action on the part of Heritage, except as provided in Section 2.1 hereof, Bradley or the Bradley stockholders, the following shall occur:

       (a) each share of Bradley Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive in cash the Common Stock Merger Consideration, without interest thereon, upon surrender of the Certificate (as hereinafter defined) formerly representing such share; and

       (b) each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive in cash the Preferred Stock Merger Consideration, without interest thereon, upon surrender of the Certificate formerly representing such share.

All such shares of Bradley Common Stock and Series A Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Common Stock Merger Consideration or the Preferred Stock Merger Consideration, as applicable, to be paid in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without interest.

   Section 1.5. Charter and By-laws. The charter and by-laws of the Heritage Merger Sub shall continue to be the charter and by-laws of the Surviving Corporation following the Effective Time until further amended in accordance with the MGCL.

   Section 1.6. Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors and officers of the Heritage Merger Sub shall continue to be the directors and officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed (in the case of officers) and qualified, or until their death, resignation or removal from office in accordance with the Surviving Corporation's charter and by-laws.

   Section 1.7. Termination of Bradley Dividend Reinvestment and Stock Purchase Plan. Prior to the execution of this Agreement, the Bradley Board of Directors has authorized the termination of the Bradley Dividend Reinvestment and Stock Purchase Plan (the "Bradley DRSPP") and Bradley shall, as soon as reasonably practicable following the date hereof, take all actions necessary to cause the termination of the Bradley DRSPP.

   Section 1.8. Bradley Stock Options and Related Matters.

       (a) In connection with the Merger, each option (collectively, the "Bradley Options") to purchase Bradley Common Stock granted under Bradley's 1993 Stock Option and Incentive Plan (the "Bradley Option Plan") which is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall become fully vested and exercisable. At the Effective Time, Heritage shall pay to each holder of a Bradley Option cash in an amount equal to the product of (i) the number of shares of Bradley Common Stock provided for in such Bradley Option and (ii) the excess, if any, of the Common Stock Merger Consideration over the exercise price per share provided for in such Bradley Option, which cash payment shall be treated as compensation and shall be net of any applicable Tax (as defined in Article X). Notwithstanding the foregoing, if the exercise price per share provided for in any Bradley Option exceeds the Common Stock Merger Consideration, no cash shall be paid with regard to such Bradley Option to the holder of such Bradley Option. At and following the Effective Time, all outstanding Bradley Options shall automatically be canceled.

       (b) Except as may be otherwise agreed to by Heritage or the Heritage Merger Sub and Bradley, Bradley covenants that the Bradley Option Plan shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Bradley or any of the Bradley Subsidiaries (as defined in Article X) shall be of no further force or effect and shall be deemed to be terminated as of the Effective Time and no holder of a Bradley Option or any participant in the Bradley Option Plan shall have any right thereunder to acquire any equity securities of Bradley, the Surviving Corporation or any Subsidiary (as defined in Article X) thereof.

                                   ARTICLE II

                             EFFECTS OF THE MERGER;
                            EXCHANGE OF CERTIFICATES

   Section 2.1. Effect on Capital Stock.

       (a) Capital Stock Owned by Heritage or Bradley Subsidiaries. As of the Effective Time, any shares of capital stock of Bradley that are owned by Heritage or any Bradley Subsidiary automatically shall be canceled and retired and all rights with respect thereto shall cease to exist and no consideration shall be delivered in exchange therefor.

       (b) Shares of Capital Stock of Heritage and the Heritage Merger
Sub. Upon the Effective Time, each share of capital stock of Heritage and the Heritage Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of validly issued, fully paid and nonassessable capital stock of the same class and designation.

   Section 2.2. Payment for Securities/Exchange of Certificates.

       (a) Exchange Agent. (i) Immediately after the Effective Time, Heritage or the Surviving Corporation shall deposit with a bank or trust company designated by Heritage and reasonably acceptable to Bradley (the "Exchange Agent"), for the benefit of the holders of shares of Bradley Common Stock and Series A Preferred Stock, as applicable, for payment in accordance with this
Article II, through the Exchange Agent, cash in an amount sufficient to pay the Common Stock Merger Consideration or Preferred Stock Merger Consideration, as applicable (such cash being hereinafter referred to as the "Exchange Fund"), payable pursuant to Section 1.4 hereof in exchange for outstanding shares of Bradley Common Stock and Series A Preferred Stock, as applicable.

          (ii) Within five business days after the Effective Time, the Exchange Agent, pursuant to irrevocable instructions, shall deliver the Merger Consideration to be paid pursuant to Section 1.4 hereof out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

       (b) Exchange Procedures. (i) Within five business days after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of Bradley Common Stock or Series A Preferred Stock (each, a "Certificate"), which holder's shares of Bradley Common Stock and/or Series A Preferred Stock were converted into the right to receive the Common Stock Merger Consideration or Preferred Stock Merger Consideration, as applicable, in each case as set forth in Section 1.4 hereof: (A) a letter of transmittal (a "Letter of Transmittal") which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify; and (B) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration.

          (ii) Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a Letter of Transmittal, duly executed, and any other documents reasonably required by the Exchange Agent or the Surviving Corporation, (A) the holder of a Certificate formerly representing shares of Bradley Common Stock or Series A Preferred Stock shall be entitled to receive in exchange therefor the applicable amount of the Common Stock Merger Consideration or the Preferred Stock Merger Consideration, as the case may be, which such holder has the right to receive pursuant to the provisions of
Section 1.4; and (B) the Certificate so surrendered shall forthwith be canceled.

          (iii) In the event of a transfer of ownership of Bradley Common Stock or Series A Preferred Stock, which is not registered in the transfer records of Bradley, the appropriate amount of the Common Stock Merger Consideration or Preferred Stock Merger Consideration, as applicable, may be paid to a transferee if the Certificate representing such Bradley Common Stock or Series A Preferred Stock is presented to the Exchange Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Exchange Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid. Until surrendered as contemplated by this Section 2.2, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the appropriate amount of the applicable Merger Consideration.

       (c) Liquidating Distribution. Bradley hereby confirms that this Agreement shall constitute its plan of liquidation within the meaning of
Section 562(b)(1) of the Internal Revenue Code of 1986, as amended (the
"Code").

       (d) No Further Ownership Rights. All Merger Consideration paid upon the surrender for exchange of the Certificates representing shares of Bradley Common Stock or Series A Preferred Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Bradley Common Stock or Series A Preferred Stock and, after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Bradley Common Stock or Series A Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

       (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former Bradley stockholders on the six-month anniversary of the Effective Time shall be delivered to the Surviving Corporation upon demand and any former Bradley stockholders who have not theretofore received any applicable Merger Consideration and any other dividends or distributions to which they are entitled under this Article II shall thereafter look only to the Surviving Corporation for payment of their claims with respect thereto and only as general creditors thereof.

       (f) No Liability. Neither Heritage nor the Surviving Corporation shall be liable to any holder of shares of Bradley Common Stock or Series A Preferred Stock, as the case may be, for any part of the Merger Consideration or for dividends or distributions with respect thereto delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law (as defined in Article X). Any amounts remaining unclaimed by holders of any such shares five years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Federal, state or local government or any court, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

       (g) Lost, Stolen, or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the applicable Merger Consideration.

       (h) Withholding of Tax. The Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration and any dividends or distributions otherwise payable pursuant to this Agreement to any holder of a Certificate, if any, such amount as the Surviving Corporation, or any Affiliate (as defined in Article X) of the Surviving Corporation, or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of a Certificate in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.

       (i) No Dissenters' Rights. No dissenters' or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

       (j) Series B and Series C Cumulative Redeemable Perpetual Preferred Units of the Bradley OP. The 8.875% Series B Cumulative Redeemable Perpetual Preferred Units of the Bradley OP (the "Series B Units") and the 8.875% Series C Cumulative Redeemable Perpetual Preferred Units of the Bradley OP (the "Series C Units") will continue to remain outstanding as Series B Units and Series C Units in the Bradley OP following the completion of the Merger. Immediately prior to the completion of the Merger, Heritage will amend its charter to authorize and establish a class of preferred stock (the "Heritage Series B Preferred Stock") that is substantially similar to Bradley's Series B Cumulative Redeemable Perpetual Preferred Stock (the "Series B Preferred Stock") and a class of preferred stock (the "Heritage Series C Preferred Stock") that is substantially similar to Bradley's Series C Cumulative Redeemable Perpetual Preferred Stock (the "Series C Preferred Stock"). Heritage and Bradley agree that, upon completion of the Merger, the Series B Units and the Series C Units will become exchangeable, pursuant to their terms, for shares of Heritage Series B Preferred Stock and shares of Heritage Series C Preferred Stock.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

   Section 3.1. Representations and Warranties of Bradley. Bradley represents and warrants to Heritage and the Heritage Merger Sub as follows:

       (a) Organization, Standing and Corporate Power of Bradley. Bradley is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Bradley is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of Bradley, the Bradley OP and the Bradley Subsidiaries taken as a whole (a "Bradley Material Adverse Effect"). Bradley has heretofore made available to Heritage complete and correct copies of Bradley's charter, as amended (the "Bradley Charter"), and by-laws, as amended (the "Bradley By-laws"). Each jurisdiction in which Bradley is qualified or licensed to do business and each assumed name under which it conducts business in any jurisdiction are identified in Section 3.1(a) of the disclosure letter dated as of the date of this Agreement and delivered to Heritage in connection with the execution hereof (the "Bradley Disclosure Letter").

       (b) Bradley Subsidiaries; Interests in Other Persons. (i) Each Bradley Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Bradley Subsidiary, including the Bradley OP, that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Bradley Subsidiary, including the Bradley OP, is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Bradley Material Adverse Effect. All outstanding shares of capital stock of each Bradley Subsidiary that is a corporation have been duly authorized, are validly issued, fully paid and nonassessable, and are not subject to any preemptive rights and are owned by Bradley and/or another Bradley Subsidiary, except as disclosed in
Section 3.1(b)(i) of the Bradley Disclosure Letter, and are so owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). All equity interests in each Bradley Subsidiary, including Bradley OP, that is a partnership, limited liability company, trust or other entity that have been duly authorized and are validly issued and are owned by Bradley and/or another Bradley Subsidiary, except as disclosed in Section 3.1(b)(i) of the Bradley Disclosure Letter, and are so owned free and clear of all Liens. Bradley has heretofore made available to Heritage complete and correct copies of the charter, by-laws or other organizational documents of each of the Bradley Subsidiaries, each as amended to date. Section 3.1(b)(i) of the Bradley Disclosure Letter sets forth (A) all Bradley Subsidiaries and their respective jurisdictions of incorporation or organization, (B) each owner and the respective amount of such owner's equity interest in each Bradley Subsidiary and (C) a list of each jurisdiction in which each Bradley Subsidiary is qualified or licensed to do business and each assumed name under which each such Bradley Subsidiary conducts business in any jurisdiction.

   (ii) Except for the capital stock of, or other equity interests in, the Bradley Subsidiaries and the other interests disclosed in Section 3.1(b)(ii) of the Bradley Disclosure Letter (the "Bradley Other Interests"), neither Bradley nor any of the Bradley Subsidiaries owns any capital stock or other ownership interest in any Person (as defined in Article X). Neither Bradley nor any Bradley Subsidiary has materially violated any provision of any organizational documents governing or otherwise relating to its rights in any Bradley Other Interest.

     (c) Capital Structure.

       (i) Capital Stock

     (A) As of the date of this Agreement, the authorized capital stock of Bradley consists of (1) 80,000,000 shares of Bradley Common Stock and (2) 20,000,000 shares of preferred stock, par value $0.01 per share, of which 3,570,301 shares have been designated as Series A Preferred Stock, 2,000,000 shares have been designated as the Series B Preferred Stock and 1,000,000 shares have been designated as the Series C Preferred Stock.

     (B) As of the date of this Agreement, (1) 22,135,786 shares of Bradley Common Stock are issued and outstanding, (2) 3,478,219 shares of Series A Preferred Stock are issued and outstanding and (3) no shares of Series B Preferred Stock or Series C Preferred Stock are issued and outstanding.

     (C) As of the date of this Agreement, (1) 1,365,050 shares of Bradley Common Stock were reserved for issuance upon exercise of outstanding Bradley Options, (2) 1,250,682 shares of Bradley Common Stock were reserved for issuance upon exchange of LP Units for shares of Bradley Common Stock pursuant to the Bradley OP Agreement, (3) 2,000,000 shares of Series B Preferred Stock were reserved for issuance upon redemption and exchange of the outstanding Series B Units pursuant to the Bradley OP Agreement, and
  (4) 1,000,000 shares of Series C Preferred Stock were reserved for issuance upon redemption and exchange of the outstanding Series C Units pursuant to the Bradley OP Agreement.

     (D) As of the date of this Agreement, except as set forth above in this
  Section 3.1(c), no shares of capital stock or other voting securities of Bradley are issued, reserved for issuance or outstanding. There are no outstanding restricted shares of Bradley Common Stock, performance share awards, stock appreciation rights or dividend equivalent rights relating to the capital stock of Bradley. All outstanding shares of capital stock of Bradley are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

     (E) There is no Voting Debt (as defined in Article X) of Bradley or any Bradley Subsidiary outstanding.

     (F) Except as set forth in Section 3.1(c)(i)(F) of the Bradley Disclosure Letter, all dividends or distributions on securities of Bradley or any Bradley Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full.

   (ii) Partnership Units

     (A) As of the date of this Agreement, 1,250,682 LP Units; 22,135,786 units of common general partner interest in the Bradley OP (the "GP Units"), 3,478,219 units of 8.4% Series A Convertible Preferred Units of the Bradley OP (the "Series A Units" and together with the Series B Units and the Series C Units, the "Bradley Preferred Units"), 2,000,000 Series B Units, and 1,000,000 Series C Units are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive rights.

     (B) Each LP Unit may, under certain circumstances set forth in the Bradley OP Agreement, be redeemed for shares of Bradley Common Stock on a one-for-one basis. The holders of Series B Units have the right, under certain circumstances, to exchange such units for shares of Series B Preferred Stock on a one-for-one basis pursuant to the terms of the Series B Units. The holders of Series C Units have the right, under certain circumstances, to exchange such units for shares of Series C Preferred Stock on a one-for-one basis pursuant to the terms of the Series C Units.

     (C) Bradley is the sole general partner of the Bradley OP and holds 22,135,786 GP Units representing a 100% general partner interest in the Bradley OP. Section 3.1(c)(ii)(C) of the Bradley Disclosure Letter sets forth the name, number and class of GP Units, LP Units and Bradley Preferred Units held by each partner in the Bradley OP.

       (iii) Miscellaneous

     (A) Except as set forth in this Section 3.1(c) or in Section 3.1(c)(iii)(A) of the Bradley Disclosure Letter, there are issued and outstanding or reserved for issuance: (1) no shares of capital stock, Voting Debt or other voting securities of Bradley; (2) no securities of Bradley or any Bradley Subsidiary or securities or assets of any other entity convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of Bradley or any Bradley Subsidiary; and
  (3) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Bradley or any Bradley Subsidiary is a party or by which it is bound in any case obligating Bradley or any Bradley Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock, Voting Debt or other voting securities of Bradley or of any Bradley Subsidiary, or obligating Bradley or any Bradley Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

     (B) Except for the Transaction Documents (as hereinafter defined), there are not any stockholder agreements, voting trusts or other agreements or understandings to which Bradley or any Bradley Subsidiary is a party or by which it is bound relating to the voting of any shares of capital stock of Bradley or partnership interests in the Bradley OP. Except as set forth in the applicable organizational documents of any Bradley Subsidiary or as imposed and required by lenders in connection with bankruptcy remote or special purpose entities that are Subsidiaries, there are no restrictions on Bradley's ability to vote the equity interests of any of the Bradley Subsidiaries.

     (C) Except as set forth in Section 3.1(c)(iii)(C) of the Bradley Disclosure Letter, no holder of securities in Bradley or any Bradley Subsidiary has any right to have such securities registered by Bradley or any Bradley Subsidiary, as the case may be.

     (D) Except as set forth in Section 3.1(c)(iii)(D) of the Bradley Disclosure Letter, there are not any Bradley Subsidiaries in which any officer or director of Bradley or any Bradley Subsidiary owns any capital stock or other securities. Section 3.1 (c)(iii)(D) of the Bradley Disclosure Letter sets forth a true, accurate and complete list of (1) the name of any such officer or director owning capital stock or other securities in any Bradley Subsidiary, (2) the name of the entity or entities in which such officer or director owns an interest, and (3) the type and amount of capital stock or other securities owned by such officer or director in such entities. There are no agreements or understandings between Bradley or any Bradley Subsidiary and any Person listed in Section 3.1(c)(iii)(D) of the Bradley Disclosure Letter that could cause such Person to be treated as holding any capital stock or security in Bradley or any Bradley Subsidiary as an agent for, or nominee of, Bradley or any Bradley Subsidiary.

     (d) Authority; No Violations; Consents and Approval; LP Units.

          (i) The Board of Directors of Bradley has approved and declared advisable the Merger and the other transactions contemplated by the Transaction Documents and has directed that the Merger be submitted for consideration at a special meeting of the Bradley stockholders (the "Bradley Stockholder Meeting"). Bradley has all requisite power and authority to enter into this Agreement and all other documents to be executed by Bradley in connection with the transactions contemplated hereby and thereby (collectively, the "Transaction Documents") and, subject, with respect to the consummation of the Merger, to receipt of the Bradley Stockholder Approval, to consummate the transactions contemplated hereby and thereby. Each Bradley Subsidiary that is a party to any Transaction Document has all requisite power and authority to enter into such Transaction Document and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Bradley and each applicable Bradley Subsidiary, subject, with respect to the consummation of the Merger, to receipt of the Bradley Stockholder Approval. The Transaction Documents have been duly executed and delivered by Bradley and each applicable Bradley Subsidiary and, subject, with respect to the consummation of the Merger, to receipt of the Bradley Stockholder Approval and assuming the Transaction Documents to which Heritage and the Heritage Merger Sub are parties constitute the valid and binding obligation of Heritage and the Heritage Merger Sub, constitute valid and binding obligations of Bradley and each applicable Bradley Subsidiary, enforceable in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

   (ii) Except as set forth in Section 3.1(d)(ii) of the Bradley Disclosure Letter, the execution and delivery of the Transaction Documents by Bradley or each applicable Bradley Subsidiary does not, and the consummation of the transactions contemplated hereby or thereby, and compliance with the provisions hereof or thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of Bradley or any of the Bradley Subsidiaries under, require the consent or approval of any third party or otherwise result in a material detriment or default to Bradley or any of the Bradley Subsidiaries under, any provision of (A) the Bradley Charter or the Bradley By-laws or any provision of the comparable charter or organizational documents of any of the Bradley Subsidiaries, (B) any loan or credit agreement, note, including, but not limited to, the Unsecured Notes (as defined below) (it being understood that no representation is being given as to whether the Surviving Corporation and the Bradley Subsidiaries will be in compliance with any financial covenants contained therein following the Merger) or any bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Bradley or any of the Bradley Subsidiaries, or their respective properties or assets or any guarantee by Bradley or any of the Bradley Subsidiaries of any of the foregoing, (C) any joint venture or other ownership arrangement or any Material Contract (as hereinafter defined) or (D) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.1(d)(iii) are duly and timely obtained or made and the Bradley Stockholder Approval has been obtained, any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Bradley or any of the Bradley Subsidiaries, or any of their respective properties or assets, other than, in the case of clauses (B) (except with respect to the Unsecured Notes), (C) and (D), any such conflicts, violations, defaults, rights, Liens or detriments that, individually or in the aggregate,
(1) would not reasonably be expected to have a Bradley Material Adverse Effect or (2) would not reasonably be expected to materially impair the ability of Bradley or any of the Bradley Subsidiaries to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. For the purposes of this Agreement, the term "Unsecured Notes" means the Bradley OP's (i) $100 million of 7.0% unsecured senior notes due 2004, (ii) $100 million of 7.2% unsecured senior notes due 2008, and (iii) $75 million of 8.875% unsecured senior notes due 2006.

   (iii) Except as set forth in Section 3.1(d)(iii) of the Bradley Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity, is required by or with respect to Bradley or any of the Bradley Subsidiaries in connection with the execution and delivery of the Transaction Documents by Bradley or each of the applicable Bradley Subsidiaries or the consummation by Bradley or the applicable Bradley Subsidiaries of the transactions contemplated hereby or thereby, except for: (A) the filing with the Securities and Exchange Commission (the "SEC") of (1) (a) a proxy statement in preliminary and definitive form relating to the Bradley Stockholder Meeting held in connection with the Merger (the "Proxy Statement") or (b) other documents otherwise required in connection with the transactions contemplated hereby and (2) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with the Transaction Documents and the transactions contemplated hereby or thereby; (B) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the State Department of Assessments and Taxation of the State of Maryland; (C) such filings and approvals as may be required by any applicable state takeover Laws or Environmental Laws (as hereinafter defined) as more specifically described in Section 3.1(d)(iii) of the Bradley Disclosure Letter; (D) the filing, if applicable, of a pre-merger notification and report by Bradley under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the applicable waiting period thereunder; and (E) any such consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make (1) individually or in the aggregate, would not reasonably be expected to have a Bradley Material Adverse Effect or

(2) individually or in the aggregate, would not reasonably be expected to, materially impair the ability of Bradley to perform its obligations hereunder or prevent or delay in any material respect the consummation of any of the transactions contemplated hereby.

   (iv) The holders of Series B Units and Series C Units do not currently have, and as a result of the Merger or the other transactions contemplated by the Transaction Documents will not have, any right to (A) cause the redemption of such Series B Units and/or Series C Units, (B) exchange such Series B Units and/or Series C Units for any other securities or (C) convert, redeem or receive a distribution (other than the right to receive the regular 8.875% preferential distribution) with respect to such Series B Units and/or Series C Units.

     (e) SEC Documents.

   (i) Bradley and the Bradley OP have made available to Heritage and the Heritage Merger Sub a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by either Bradley or the Bradley OP with the SEC since January 1, 1997 and prior to or on the Closing Date (the "Bradley SEC Documents"), which are all the documents (other than preliminary material) that each of Bradley and the Bradley OP were required to file with the SEC between January 1, 1997 and the Closing Date. As of their respective dates, the Bradley SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Bradley SEC Documents and none of the Bradley SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Bradley SEC Documents filed and publicly available prior to the date of this Agreement. Neither Bradley nor the Bradley OP has any outstanding and unresolved comments from the SEC with respect to any of the Bradley SEC Documents except to the extent such statements have been amended, modified or superseded by later filed Bradley SEC Documents. None of the Bradley SEC Documents is the subject of any confidential treatment request by Bradley or the Bradley OP. The consolidated financial statements of Bradley and the Bradley OP included in the Bradley SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly presented, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Bradley and the Bradley Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Bradley and the Bradley Subsidiaries for the periods presented therein. The books of account and other financial records of Bradley and the Bradley OP are accurately reflected in all material respects in the financial statements included in the Bradley SEC Documents. Other than Bradley and the Bradley OP, no other Bradley Subsidiary is required to make any filing with the SEC.

   (ii) The LP Units and the Bradley Preferred Units are not registered under
Section 12 of the Exchange Act.

      (f) Absence of Certain Changes or Events. Except as disclosed or reflected in the Bradley SEC Documents filed with the SEC prior to the date of this Agreement or as disclosed in Section 3.1(f) of the Bradley Disclosure Letter, since December 31, 1999, Bradley and the Bradley

Subsidiaries have conducted their business only in the ordinary course and there has not been: (i) (A) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Bradley's capital stock; (B) any amendment of any term of any outstanding equity security of Bradley or any Bradley Subsidiary; (C) any repurchase, redemption or other acquisition by Bradley or any Bradley Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Bradley or any Bradley Subsidiary; (D) any change in any method of accounting or accounting practice or any tax method, practice or election by Bradley or any Bradley Subsidiary;
(E) any amendment of any employment, consulting, severance, retention or any other agreement between Bradley and any officer or director of Bradley; or (F) any change, event, effect, damage, destruction or loss that has had, or would reasonably be expected to have, a Bradley Material Adverse Effect; and (ii) any split, combination or reclassification of any of Bradley's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its capital stock or any issuance of an ownership interest in, any Bradley Subsidiary.

      (g) No Undisclosed Material Liabilities. Except as disclosed in the Bradley SEC Documents, as set forth in Section 3.1(g) of the Bradley Disclosure Letter or as otherwise would not reasonably be expected to have a Bradley Material Adverse Effect, there are no liabilities of Bradley or any of the Bradley Subsidiaries, whether accrued, contingent, absolute or determined, other than: (i) liabilities adequately provided for on the balance sheet of Bradley and the Bradley OP dated as of December 31, 1999 (including the notes thereto) contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 1999 of Bradley or the Bradley OP, as the case may be; or (ii) liabilities incurred in the ordinary course of business subsequent to December 31, 1999.

      (h) No Default. Neither Bradley nor any of the Bradley Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Bradley Charter or the Bradley By-laws or the comparable charter or organizational documents of any of the Bradley Subsidiaries, (ii) any loan or credit agreement, note, including, but not limited to, the Unsecured Notes or any bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Bradley or any of the Bradley Subsidiaries is now a party or by which Bradley or any of the Bradley Subsidiaries or any of their respective properties or assets is bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Bradley or any of the Bradley Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Bradley Material Adverse Effect.

      (i) Compliance with Applicable Laws. Bradley and the Bradley Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Bradley Permits"), except where the failure so to hold, individually or in the aggregate, would not reasonably be expected to have a Bradley Material Adverse Effect. Bradley and the Bradley Subsidiaries are in compliance with the terms of the Bradley Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Bradley Material Adverse Effect. Except as disclosed in the Bradley SEC Documents, the businesses of Bradley and the Bradley Subsidiaries are not being conducted in violation of any Law of any Governmental Entity, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Bradley Material Adverse Effect. As of the Closing Date, no investigation or review by any Governmental Entity with respect to Bradley or any of the Bradley Subsidiaries is pending and of which Bradley has Knowledge (as defined in Article X) or, to the Knowledge of Bradley as of the Closing Date, is threatened, other than those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Bradley Material Adverse Effect.

      (j) Litigation. Except as disclosed in the Bradley SEC Documents or as set forth in Section 3.1(j) of the Bradley Disclosure Letter and except for routine litigation arising from the ordinary course of business of Bradley and the Bradley Subsidiaries which are adequately covered by insurance (it being understood that litigation arising from or related in any way to Hazardous Material (as hereinafter defined) shall not be considered routine litigation), there is no suit, action or proceeding pending or, to the Knowledge of Bradley, threatened against or affecting Bradley or any Bradley Subsidiary that, individually or in the aggregate, would reasonably be expected to (i) have a Bradley Material Adverse Effect; or (ii) prevent the consummation of any of the transactions contemplated herein, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Bradley or any Bradley Subsidiary having, or which, would reasonably be expected to have a Bradley Material Adverse Effect.

      (k) Taxes. (i) Each of Bradley and the Bradley Subsidiaries has timely filed all Tax Returns (as defined in Article X) required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) for periods beginning after December 31, 1989. Each such Tax Return is true, correct and complete in all material respects. Bradley and each Bradley Subsidiary has paid (or Bradley has paid on its behalf), within the time and in the manner prescribed by Law, all material Taxes that are due and payable for periods beginning after December 31, 1989. The most recent financial statements contained in the Bradley SEC Documents filed with the SEC prior to the date of this Agreement reflect an adequate reserve for all material Taxes payable by Bradley and the Bradley Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Bradley and each Bradley Subsidiary has established (and until the Closing Date shall continue to establish and maintain) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable. Since December 31, 1999, Bradley has incurred no liability for any material Taxes under Sections 857(b), 860(c) or 4981 of the Code or IRS Notice 88-19 or Treasury Regulation Section 1.337(d)-5T, including, without limitation, any material Tax arising from a prohibited transaction described in
Section 857(b)(6) of the Code, and neither Bradley nor any of the Bradley Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business. To the Knowledge of Bradley, no event has occurred, and no condition or circumstance exists, which presents a risk that any material Tax described in the preceding sentence will be imposed on Bradley or any Bradley Subsidiary prior to the Effective Time. No deficiencies for any Taxes have been asserted or assessed in writing (or to the Knowledge of Bradley or any Bradley Subsidiary, proposed) against Bradley or any of the Bradley Subsidiaries, including claims by any taxing authority in a jurisdiction where Bradley or any Bradley Subsidiary does not file Tax Returns but in which any of them is or may be subject to taxation for periods beginning after December 31, 1989, and no requests for waivers of the time to assess any such Taxes have been granted and remain in effect or are pending.

   (ii) Bradley (A) for each taxable year beginning with the taxable year ended on December 31, 1990 and ending at the Effective Time, has been and will be subject to taxation as a real estate investment trust (a "REIT") within the meaning of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, consistent with the requirements for qualification and taxation as a REIT through the end of its taxable year ending at the Effective Time, and (C) has not taken or omitted to take any action which could reasonably be expected to result in a challenge to its status as a REIT, and no such challenge is pending, or to Bradley's Knowledge, threatened, provided, that Bradley makes no representation as to whether it will satisfy the distribution requirements of Section 857 of the Code for its taxable year ending at the Effective Time. The nature of the assets of Bradley and the Bradley Subsidiaries is such that the sale of all of the assets owned by them at their respective fair market values would not cause Bradley to fail to qualify as a REIT under Section 856(c)(2) or (3) of the Code for the taxable year ending at the Effective Time. Each Bradley Subsidiary which is a partnership or limited liability company or files Tax Returns as a partnership for Federal income tax purposes has since its acquisition by Bradley been classified for

Federal income tax purposes as a partnership or disregarded entity and not as an association taxable as a corporation, or a "publicly traded partnership" within the meaning of Section 7704(b) of the Code that is treated as a corporation for Federal income tax purposes under Section 7704(a) of the Code. Neither Bradley nor any Bradley Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as announced in IRS Notice 88-19 or Treasury Regulation Section 1.337(d)-5T or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

   (iii) As of the date of this Agreement, Bradley does not have any earnings and profits attributable to Bradley or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

   (iv) All material Taxes which Bradley or the Bradley Subsidiaries are required by Law to withhold or collect, including material Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities or are held in separate bank accounts for such purpose. There are no Liens for Taxes upon the assets of Bradley or the Bradley Subsidiaries except for statutory Liens for Taxes not yet due.

   (v) For periods beginning after December 31, 1989, except as set forth in
Section 3.1(k) of the Bradley Disclosure Letter, (a) the Tax Returns of Bradley or any Bradley Subsidiary have not been audited by any taxing authority and (b) there are no audits by any taxing authority currently being conducted with regard to Taxes or Tax Returns of Bradley or any Bradley Subsidiary and, to the Knowledge of Bradley or any Bradley Subsidiary, there are no pending or proposed inquiries being made by any taxing authority with respect to any Taxes or Tax Returns.

   (vi) Neither Bradley nor the Bradley Subsidiaries (A) have filed a consent under Section 341(f) of the Code concerning collapsible corporations, (B) are a party to any Tax allocation or sharing agreement or (C) has failed to distribute realized net capital gains as designated capital gain dividends pursuant to Section 857(b)(3) of the Code on or prior to the last day of Bradley's taxable year to which such designation relates.

   (vii) Bradley does not have any material liability for the Taxes of any Person other than Bradley and the Bradley Subsidiaries and the Bradley Subsidiaries do not have any material liability for the Taxes of any Person other than Bradley and the Bradley Subsidiaries (A) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor, (C) by contract or (D) otherwise.

   (viii) Except as set forth in Section 3.1(k)(viii) of the Bradley Disclosure Letter, neither Bradley nor the Bradley Subsidiaries have made any payments, are obligated to make any payments, or are parties to an agreement that could obligate them to make any payments that will not be deductible under Section 280G of the Code. Bradley and the Bradley Subsidiaries have disclosed to the IRS all positions taken on their Federal income Tax Returns which could give rise to a substantial understatement of Tax under Section 6662 of the Code.

   (ix) Neither Bradley nor any of the Bradley Subsidiaries has entered into or is subject, directly or indirectly, to any Limited Partner Agreements (as defined in Article X), except as disclosed in Section 3.1(k)(ix) of the Bradley Disclosure Letter, true and correct copies of which have been made available to Heritage and the Heritage Merger Sub.

      (x) As of the acquisition date of each of Mid-America Realty Investments, Inc. and Tucker Properties Corporation, each such acquired entity was properly qualified as a REIT under the Code.

      (l) Pension and Benefit Plans; ERISA. Except as set forth in the Bradley SEC Documents: (i) All "employee pension benefit plans," as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by Bradley or any of the Bradley Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Bradley under Section 414(b), (c), (m) or (o) of the Code (a "Bradley ERISA Affiliate") or to which Bradley or any of the Bradley Subsidiaries or any Bradley ERISA Affiliate contributed or is obligated to contribute thereunder within six years prior to the Effective Time (the "Bradley Pension Plans") intended to qualify under Section 401 of the Code so qualify and either (A) are not required to receive a determination letter from the IRS or (B) have been determined by the IRS to be qualified under Section 401 of the Code and such determination has not been modified, revoked or limited, and, to the Knowledge of Bradley as of the Closing Date, nothing has occurred with respect to the operation of the Bradley Pension Plans that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or Tax under ERISA or the Code.

   (ii) Neither Bradley nor any Bradley ERISA Affiliate or Bradley Subsidiary currently sponsors, contributes to, maintains or has liability (whether contingent or otherwise) under (i) a "multiemployer plan" (as defined in
Section 4001(a)(3) of ERISA) or (ii) an employee benefit plan that was subject to Part 3 of Subtitle B of Title I of ERISA, or Section 412 of the Code, or Title IV of ERISA.

   (iii) There is no material violation of ERISA or the Code with respect to
(A) the filing of applicable reports, documents, and notices with the Secretary of Labor and the Secretary of the Treasury regarding all "employee benefit plans," as defined in Section 3(3) of ERISA, Bradley Pension Plans and all other employee compensation and benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus (including, without limitation, any retention bonus plan), long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by Bradley or any of the Bradley Subsidiaries or with respect to which Bradley or any of the Bradley Subsidiaries has any liability (all such plans, including Bradley Pension Plans, being hereinafter referred to as the "Bradley Employee Benefit Plans") or (B) the furnishing of such documents to the participants or beneficiaries of Bradley Employee Benefit Plans.

   (iv) Each Bradley Employee Benefit Plan, related trust (or other funding or financing arrangement) and all amendments thereto are listed in Section 3.1(l)(iv) of the Bradley Disclosure Letter, true and complete copies of which have been made available to Heritage, as have the most recent summary plan descriptions, administrative service agreements, Form 5500s and, with respect to any Bradley Employee Benefit Plan intended to be qualified pursuant to
Section 401 of the Code, a current determination letter.

   (v) Each of the Bradley Employee Benefit Plans is, and its administration is and has been in material compliance with, and none of Bradley nor any of the Bradley Subsidiaries has received any claim or notice that any such Bradley Employee Benefit Plan is not in compliance with, its terms and all applicable Laws, regulations, rulings and other authority issued thereunder and all other applicable governmental Laws, regulations and orders, and prohibited transaction exemptions, including, without limitation, the requirements of ERISA and all Tax rules for which favorable Tax treatment is intended, bonding requirements and requirements for the filing of applicable reports, documents, and notices with the Secretary of Labor or the Secretary of the Treasury and the furnishing of documents to the participants and beneficiaries (and other individuals entitled to such documents) of each such plan. There is no material liability for breaches of fiduciary duty in connection with Bradley Employee Benefit Plans, and neither Bradley nor any of the Bradley Subsidiaries or any "party in interest" or "disqualified person" with respect to the Bradley Employee Benefit Plans has engaged in a material "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA.

   (vi) There are no actions, disputes, suits, claims, arbitration or legal, administrative or other proceeding or governmental investigation pending (other than routine claims for benefits) or, to the Knowledge of Bradley, threatened alleging any breach of the terms of any Bradley Employee Benefit Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any such plan.

   (vii) Except as described in Section 3.1(l)(vii) of the Bradley Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including any retention bonuses or noncompetition payments) becoming due to any employee or former employee or group of employees or former employees of Bradley or any of the Bradley Subsidiaries; (B) increase any benefits otherwise payable under any Bradley Employee Benefit Plan or Bradley Pension Plan; (C) result in the acceleration of the time of payment or vesting of any such rights or benefits; or (D) otherwise result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code with respect to a current or former employee of Bradley or any of the Bradley Subsidiaries. Except as described in Section 3.1(l)(vii) of the Bradley Disclosure Letter, there are no severance agreements, noncompetition agreements or employment agreements between Bradley or any of the Bradley Subsidiaries and any employee of Bradley or such Bradley Subsidiary. True and complete copies of all severance agreements and employment agreements described in Section 3.1(l)(vii) of the Bradley Disclosure Letter have been provided to Heritage and the Heritage Merger Sub.

   (viii) Neither Bradley nor any of the Bradley Subsidiaries has any consulting agreement or arrangement, whether oral or written, with any Person involving compensation in excess of $100,000 except as are terminable upon one month's notice or less.

   (ix) All contributions, premiums and other payments required by Law or any Bradley Employee Benefit Plan or applicable collective bargaining agreement to have been made under any such plan to any fund, trust or account established thereunder or in connection therewith have been made by the due date thereof, and no amounts are or will be due to the Pension Benefit Guaranty Corporation (except for premiums in the ordinary course of business); and any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing Date, or otherwise with respect to periods before and through the Closing Date, due from any of Bradley or its Affiliates to, under or on account of each Bradley Employee Benefit Plan shall have been paid prior to the Closing Date or shall have been fully reserved and provided for on the Bradley financial statements.

   (x) No stock or other security issued by Bradley or any of the Bradley Subsidiaries forms or has formed a part of the assets of any Bradley Employee Benefit Plan.

   (xi) No Bradley Employee Benefit Plan that is a "welfare benefit plan" as defined in Section 3(1) of ERISA provides for continuing benefits or coverage for any participant or beneficiary or covered dependent of a participant after such participant's termination of employment, except to the extent required by Law. All Bradley Employee Benefit Plans which provide medical, dental health or long-term disability benefits are fully insured and claims with respect to any participant or covered dependent under such Bradley Employee Benefit Plan could not result in any uninsured liability to Bradley, any Bradley Subsidiary or Heritage or the Heritage Merger Sub. Bradley and the Bradley ERISA Affiliates have complied in all material respects with the requirements of Section 4980B of the Code and Parts 6 and 7 of Subtitle B of Title I of ERISA regarding health care coverage under Bradley Employee Benefit Plans.

   (xii) Except as set forth in Section 3.1(l)(xii) of the Bradley Disclosure Letter, no amount has been paid by Bradley or any of the Bradley ERISA Affiliates, and no amount is expected to be paid by Bradley or any of the Bradley ERISA Affiliates, which would be subject to the provisions of Section 162(m) of the Code such that all or a part of such payments would not be deductible by the payor.

   (xiii) As to any Bradley Pension Plan intended to be qualified pursuant to
Section 401(a) of the Code, there has been no termination or partial termination of the plan within the meaning of Section 411(d)(3) of the Code.

   (xiv) Without limiting any other provision of this Section 3.1(l), no event has occurred and no condition exists, with respect to any employee benefit plan, that has subjected or could subject Bradley or any Bradley Subsidiary, or any Bradley Employee Benefit Plan or any successor thereto, to any Tax, fine, penalty or other liability (other than, in the case of Bradley, a Bradley Subsidiary and the Bradley Employee Benefit Plans, a liability arising in the normal course to make contributions or payments, as applicable, when ordinarily due under a Bradley Employee Benefit Plan with respect to employees of Bradley and the Bradley Subsidiaries). No event has occurred and no condition exists, with respect to any employee benefit plan that could subject Heritage or the Heritage Merger Sub or any of its Affiliates, or any plan maintained by Heritage or the Heritage Merger Sub or any Affiliate (other than an Affiliate which becomes such pursuant to the transactions contemplated by this Agreement) thereof, to any Tax, fine, penalty or other liability, that would not have been incurred by Heritage or the Heritage Merger Sub or any of its Affiliates, or any such plan, but for the transactions contemplated hereby. No plan other than a Bradley Employee Benefit Plan is or will be directly or indirectly binding on Heritage or the Heritage Merger Sub by virtue of the transactions contemplated hereby. Heritage, the Heritage Merger Sub and their Affiliates, including on and after the Closing Date, Bradley and any Bradley Subsidiary, shall have no liability for, under, with respect to or otherwise in connection with any plan, which liability arises under ERISA or the Code, by virtue of Bradley or any Bradley Subsidiary being aggregated in a controlled group or affiliated service group with any Bradley ERISA Affiliate for purposes of ERISA or the Code at any relevant time prior to the Closing Date (other than a liability from providing benefits arising in the ordinary course of business).

   (xv) Each Bradley Employee Benefit Plan may be unilaterally amended or terminated in its entirety by Bradley or the surviving corporation without liability except as to benefits accrued thereunder prior to amendment or termination.

   (xvi) All individual employment, termination, severance, change in control, retention bonus, post-employment and other compensation agreements, arrangements and plans existing prior to the execution of this Agreement or which will exist prior to the Closing, which are between Bradley or a Bradley Subsidiary and any current or former director, officer or employee thereof, including the name and title of such current or former director, officer or employee, the type of agreement and the amount of any estimated severance payment (including estimated gross-up) owed thereunder, are listed in Section 3.1(l)(xvi) of the Bradley Disclosure Letter (collectively, the "Bradley Severance Agreements").

      (m) Labor and Employment Matters. Except as set forth in the Bradley SEC Documents or as would not be reasonably expected to have a Bradley Material Adverse Effect:

   (i) Neither Bradley nor any of the Bradley Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no question involving current union representation of employees of Bradley or any of the Bradley Subsidiaries, nor does Bradley or any of the Bradley Subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

   (ii) There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure pending, or, to the Knowledge of Bradley or any of the Bradley Subsidiaries, threatened against Bradley or any of the Bradley Subsidiaries.

   (iii) Except as set forth in Section 3.1(j) of the Bradley Disclosure Letter or as otherwise provided above, there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing, alleging breach of any express or implied contract of employment, any Law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship pending, or, to the Knowledge of Bradley or any of the Bradley Subsidiaries, threatened against Bradley or any of the Bradley Subsidiaries.

   (iv) There is no strike, slowdown, work stoppage or lockout pending, or, to the Knowledge of Bradley or any of the Bradley Subsidiaries, threatened, against or involving Bradley or any of the Bradley Subsidiaries.

   (v) The employees of Bradley and the Bradley Subsidiaries are lawfully authorized to work in the United States according to Federal immigration Laws.

   (vi) Bradley and each of the Bradley Subsidiaries are in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health.

   (vii) There is no proceeding, claim, suit, action or governmental investigation pending or, to the Knowledge of Bradley or any of the Bradley Subsidiaries, threatened, with respect to which any current or former director, officer, employee or agent of Bradley or any of the Bradley Subsidiaries is claiming indemnification from Bradley or any of the Bradley Subsidiaries.

      (n) Intangible Property. Bradley and the Bradley Subsidiaries own, possess or have adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of Bradley and the Bradley Subsidiaries (collectively, the "Bradley Intangible Property"), except where the failure to possess or have adequate rights to use such properties, individually or in the aggregate, would not reasonably be expected to have a Bradley Material Adverse Effect. All of the Bradley Intangible Property is owned or licensed by Bradley or the Bradley Subsidiaries free and clear of any and all Liens, except those that, individually or in the aggregate, would not reasonably be expected to have a Bradley Material Adverse Effect, and neither Bradley nor any such Bradley Subsidiary has forfeited or otherwise relinquished any Bradley Intangible Property which forfeiture has resulted in, individually or in the aggregate, or would reasonably be expected to result in a Bradley Material Adverse Effect. To the Knowledge of Bradley, the use of Bradley Intangible Property by Bradley or the Bradley Subsidiaries does not, or in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, of any other

Person, and there have been no claims made, and neither Bradley nor any of the Bradley Subsidiaries has received any notice of any claim or otherwise knows that any of the Bradley Intangible Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Bradley Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that, individually or in the aggregate, would not reasonably be expected to have a Bradley Material Adverse Effect.

      (o) Environmental Matters. For purposes of this Agreement, (x) "Environmental Law" means any Law of any Governmental Entity relating to human health, safety or protection of the environment, and (y) "Hazardous Material" means (A) any petroleum or petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, and transformers and other equipment that contain dielectric fluid containing greater than 50 parts per million polychlorinated biphenyls ("PCBs"); (B) any chemicals, materials, substances or wastes which are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any applicable Environmental Law. Except as disclosed in Section 3.1(o) of the Bradley Disclosure Letter or in the environmental audits/reports listed thereon or other audits/reports obtained by Heritage, and except as would not have a Bradley Material Adverse
Effect:

   (i) No administrative or compliance order has been issued that is still in effect, no complaint has been filed that has not been resolved, no penalty has been assessed that has not been paid and no investigation or review is pending or, to the Knowledge of Bradley and the Bradley Subsidiaries, threatened by any Governmental Entity with respect to any alleged failure by Bradley or any Bradley Subsidiary to have any Bradley Permit required under any applicable Environmental Law or with respect to any treatment, storage, recycling, transportation, disposal or "release" (as defined in 42 U.S.C. (S) 9601(22) ("Release")) by Bradley or any Bradley Subsidiary of any Hazardous Material.

   (ii) Neither Bradley nor any Bradley Subsidiary nor, to the Knowledge of Bradley and the Bradley Subsidiaries, any owner or lessee of any property owned, operated or leased by Bradley or any Bradley Subsidiary, has handled any Hazardous Material on such property, except in material compliance with applicable Environmental Laws. To the Knowledge of Bradley and the Bradley Subsidiaries, (A) there are no asbestos-containing materials present on any property owned or operated by Bradley or any Bradley Subsidiary, (B) there are no regulated levels of PCBs present on any property owned or operated by Bradley or any Bradley Subsidiary, and (C) there are no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials currently present on any property owned or operated by Bradley or any Bradley Subsidiary, except in each case where in material compliance with applicable Environmental Laws.

   (iii) Bradley and the Bradley Subsidiaries have not received notice of a claim, that has not been resolved, to the effect that it is liable to a third party, including a Governmental Entity, as a result of a Release of a Hazardous Material into the environment at any property currently or formerly owned or operated by Bradley or a Bradley Subsidiary, and to the Knowledge of Bradley and the Bradley Subsidiaries, there is no reasonable basis for such claim.

   (iv) Neither Bradley nor any Bradley Subsidiary has transported or arranged for the transportation of any Hazardous Material to any location which is the subject of any action, suit or proceeding that could be reasonably expected to result in claims against Bradley or any Bradley Subsidiary related to such Hazardous Material for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder ("CERCLA") and, to the Knowledge of Bradley and the Bradley Subsidiaries, there is no reasonable basis for such claim.

   (v) Bradley has made notification of Releases of a Hazardous Material where required by applicable Environmental Law, and no property now or, to the Knowledge of Bradley and the Bradley Subsidiaries, previously owned or operated by Bradley or any Bradley Subsidiary is listed or, to the Knowledge of Bradley or the Bradley Subsidiaries, proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites where such listing requires active investigation or clean-up.

   (vi) There are no Liens arising under or pursuant to any applicable Environmental Law on any Bradley Property (as hereinafter defined), and no action of any Governmental Entity has been taken or, to the Knowledge of Bradley and the Bradley Subsidiaries, is in process which could subject any of such properties to such Liens. To the Knowledge of Bradley and the Bradley Subsidiaries, neither Bradley nor any Bradley Subsidiary currently has a duty under any applicable Environmental Law to place any restriction relating to the presence of Hazardous Material at any such Bradley Property.

   (vii) Bradley and the Bradley Subsidiaries (which for purposes of this sentence shall exclude Tucker Properties Corporation, Mid-America Realty Investments, Inc. or their respective affiliated entities) have not entered into any agreements to provide indemnification to any third party purchaser pursuant to Environmental Laws in relation to any property or facility previously owned or operated by Bradley or a Bradley Subsidiary.

   (viii) To the Knowledge of Bradley and the Bradley Subsidiaries, neither Bradley nor any Bradley Subsidiary has in its possession or control any environmental assessment or investigation reports prepared within the last four years that (A) have not been provided to Heritage prior to the execution of this Agreement and (B) that disclose a material environmental condition which has not been addressed or remediated with respect to properties currently owned or operated by Bradley, except for such reports that (1) contain information regarding the environmental condition of any such property that has been superceded by information contained in a subsequently dated report that has been provided to Heritage or (2) reflect the results of an asbestos survey and/or abatement work performed in the ordinary course of renovation or demolition activities.

     (p) Properties.

   (i) (A) Except as listed in Section 3.1(p)(i)(A) of the Bradley Disclosure Letter, Bradley or a Bradley Subsidiary owns fee simple title to or has a valid leasehold interest in, each of the real properties reflected on the most recent balance sheet of Bradley and/or the Bradley OP included in the Bradley SEC Documents and as identified in Section 3.1(p)(i)(A) of the Bradley Disclosure Letter (each, a "Bradley Property" and collectively, the "Bradley Properties"), which are all of the real estate properties owned by them, free and clear of Liens except for (1) debt and other matters identified on Section 3.1(p)(i)(A)(1) of the Bradley Disclosure Letter, (2) inchoate Liens imposed for construction work in progress or otherwise incurred in the ordinary course of business, (3) mechanics', workmen's and repairmen's Liens (other than inchoate Liens for work in progress) which have heretofore been bonded or insured; (4) leases, reciprocal easement agreements and all matters disclosed on existing title policies or as would be disclosed on current title reports or instrument surveys (excluding outstanding indebtedness listed in Section 3.1(p)(i)(A)(1) of the Bradley Disclosure Letter) and (5) real estate Taxes and special assessments; (B) except as listed in Section 3.1(p)(i)(B) of the Bradley Disclosure Letter or as would not reasonably be expected to have a Bradley Material Adverse Effect, the Bradley Properties are not subject to any rights of way, written agreements, Laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Bradley Property Restrictions"), except for (1) Bradley Property Restrictions imposed or promulgated by Law with respect to real property, including zoning regulations, (2) other Bradley Property Restrictions and other limitations of any kind, if any, (3) leases, reciprocal easement agreements and all matters disclosed on existing title policies or as would be disclosed on current title reports or instrument surveys (excluding outstanding indebtedness listed in Section 3.1(p)(i)(A)(1) of the Bradley Disclosure Letter) and (4) real estate Taxes and special assessments; (C) except as listed in Section 3.1(p)(i)(C) of the Bradley Disclosure Letter or as would not reasonably be expected to have a Bradley Material Adverse Effect, valid policies of title insurance have been issued insuring Bradley's or a Bradley Subsidiary's or a predecessor in interest's fee simple title or leasehold estate to the Bradley Properties except as noted therein, and, to the Knowledge of Bradley, such policies are, at the date of this Agreement, in full force and effect and no claim has been made against any such policy; (D) except as listed in Section 3.1(p)(i)(D) of the Bradley Disclosure Letter or as would not reasonably be expected to have a Bradley Material Adverse Effect, to the Knowledge of Bradley, there is no certificate, permit or license from any Governmental Entity having jurisdiction over any of the Bradley Properties or any agreement, easement or any other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Bradley Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Bradley Properties (collectively, the "Property Agreements") that has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same; (E) except as listed in Section 3.1(p)(i)(E) of the Bradley Disclosure Letter or as would not reasonably be expected to have a Bradley Material Adverse Effect, neither Bradley nor a Bradley Subsidiary has received written notice of any violation of any Federal, state or municipal Law, ordinance, order, regulation or requirement affecting any portion of any of the Bradley Properties issued by any Governmental Entity that has not otherwise been resolved; (F) except as listed in Section 3.1(p)(i)(F) of the Bradley Disclosure Letter or as would not reasonably be expected to have a Bradley Material Adverse Effect, neither Bradley nor a Bradley Subsidiary has received written notice to the effect that and there are no (1) condemnation or rezoning or proceedings that are pending or, to the Knowledge of Bradley and the Bradley Subsidiaries, threatened with respect to any material portion of any of the Bradley Properties or (2) zoning, building or similar Laws or orders that are presently being violated or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Bradley Properties or by the continued maintenance, operation or use of the parking areas; (G) except as listed in Section 3.1(p)(i)(G) of the Bradley Disclosure Letter or as would not reasonably be expected to have a Bradley Material Adverse Effect, neither Bradley nor any Bradley Subsidiary has received written notice that it is currently in default or violation of any Bradley Property Restrictions; and (H) except as listed in Section 3.1(p)(i)(H) of the Bradley Disclosure Letter or as would not reasonably be expected to have a Bradley Material Adverse Effect, neither Bradley nor any Bradley Subsidiary has received written notice that it is currently in default of any material Property Agreements.

   (ii) Except as listed in Section 3.1(p)(ii) of the Bradley Disclosure Letter or, individually or in the aggregate, as would not reasonably be expected to have a Bradley Material Adverse Effect, each Bradley Property complies with the Bradley Property Restrictions.

   (iii) Except as listed in Section 3.1(p)(iii) of the Bradley Disclosure Letter or, individually or in the aggregate, as would not reasonably be expected to have a Bradley Material Adverse Effect, all properties currently under development or construction by Bradley or the Bradley Subsidiaries and all properties currently proposed for acquisition, development or commencement of construction prior to the Effective Time by Bradley and the Bradley Subsidiaries are listed as such in Section 3.1(p)(iii) of the Bradley Disclosure Letter. Except as listed in Section 3.1(p)(iii) of the Bradley Disclosure Letter or as, individually or in the aggregate, would not reasonably be expected to have a Bradley Material Adverse Effect, all executory agreements entered into by Bradley or any of the Bradley Subsidiaries relating to the development or construction of real estate properties (other than agreements for architectural, engineering, planning, accounting, legal or other professional services or agreements for material or labor) are listed in
Section 3.1(p)(iii) of the Bradley Disclosure Letter.

   (iv) Section 3.1(p)(iv) of the Bradley Disclosure Letter sets forth the rent roll for each of the Bradley Properties (the "Rent Roll") as of May 1, 2000. Except as disclosed in Section 3.1(p)(iv) of the Bradley Disclosure Letter and for discrepancies that, either individually or in the aggregate, would not reasonably be expected to have a Bradley Material Adverse Effect, the information set forth in the Rent Roll is true, correct and complete as of the date thereof. Except as disclosed in Section 3.1(p)(iv) of the Bradley Disclosure Letter and as set forth in a delinquency report made available to Heritage, neither Bradley or a Bradley Subsidiary, on the one hand, nor, to the Knowledge of Bradley or the Bradley OP, any other party, on the other hand, is in material monetary default under any lease which, individually or in the aggregate, would reasonably be expected to result in a Bradley Material Adverse Effect.

   (v) Section 3.1(p)(v) of the Bradley Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of all material leases which have been executed, but are either not yet included on the Rent Roll or not yet open for business.

   (vi) Except as would not, individually or in the aggregate, be reasonably expected to have a Bradley Material Adverse Effect, no tenants have been granted options to purchase or rights of first refusal under their applicable leases which would require consent or be triggered by the Merger.

   (vii) Section 3.1(p)(vii) of the Bradley Disclosure Letter contains a list of any unfunded tenant improvements being conducted by Bradley or any Bradley Subsidiary in excess of $250,000 in any one instance.

      (q) Insurance. Section 3.1(q) of the Bradley Disclosure Letter sets forth an insurance schedule of Bradley. Bradley and each of the Bradley Subsidiaries maintains insurance with financially responsible insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of Bradley and each of the Bradley Subsidiaries (taking into account the cost and availability of such insurance). Except as set forth in this Section 3.1(q), neither Bradley nor any of the Bradley Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy of Bradley or any of the Bradley Subsidiaries.

      (r) Opinion of Financial Advisor. Bradley has received the written opinion of Deutsche Bank Securities, Inc. to the effect that on the basis of and subject to the assumptions set forth therein, (i) the Common Merger Consideration to be paid to the holders of Bradley Common Stock and (ii) the LP Unit Consideration to be offered to LP Unit Holders in the transactions contemplated hereby, is fair from a financial point of view to such holders. A copy of the written opinion of Deutsche Bank Securities, Inc. has been delivered to Heritage.

      (s) Vote Required. The affirmative vote of the holders of a majority of the Bradley Common Stock and Series A Preferred Stock, voting together as a single class (the "Bradley Stockholder Approval"), is the only vote required to approve the Merger and the other transactions contemplated by the Transaction Documents. There is no requirement for any separate vote or approval of the holders of Series A Preferred Stock. Neither the Bradley OP Agreement nor any other agreement with any partner requires the approval of any LP Unit Holder or any holder of the Series B Units or the Series C Units with respect to this Agreement or any of the transactions contemplated hereby.

      (t) Beneficial Ownership of Bradley Common Stock. Neither Bradley nor the Bradley Subsidiaries "beneficially own" (as defined in Rule 13d-3 promulgated under the Exchange Act) any of the outstanding Bradley Common Stock or any of the Unsecured Notes.

      (u) Brokers. Except for the fees and expenses payable to Deutsche Bank Securities, Inc. (which fees have been disclosed to Heritage), no broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Bradley.

      (v) Investment Company Act of 1940. Neither Bradley nor any of the Bradley Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

     (w) Contracts.

   (i) Section 3.1(w)(i) of the Bradley Disclosure Letter lists all Material Contracts of Bradley. Except as set forth on Section 3.1(w)(i) of the Bradley Disclosure Letter or in the Bradley SEC Documents, each Material Contract is valid, binding and enforceable and in full force and effect, except where such failure to be so valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Bradley Material Adverse Effect, and there are no defaults thereunder, except those defaults that would not, individually or in the aggregate, reasonably be expected to have a Bradley Material Adverse Effect. For purposes of this Agreement, "Material Contracts" shall mean (i) any loan agreement, indenture, note, bond, debenture or any other document or agreement evidencing a capitalized lease obligation or other indebtedness to any Person, other than indebtedness in a principal amount less than $500,000, (ii) each material commitment, contractual obligation, borrowing, capital expenditure or transaction entered into by Bradley or any Bradley Subsidiary which may result in total payments by or liability of Bradley or any Bradley Subsidiary in excess of $500,000, (iii) any other agreements filed or required to be filed as exhibits to the Bradley SEC Documents pursuant to Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations, (iv) the Limited Partner Agreements; provided, however, any contract, agreement or other arrangement that, by its terms, is terminable within 30 days (without penalty) of the date of this Agreement shall not be deemed to be a Material Contract.

   (ii) All mortgages on any of the assets of Bradley or the Bradley OP are listed in Section 3.1(w)(ii) of the Bradley Disclosure Letter hereto. The Merger and the other transactions contemplated by the Transaction Documents will not trigger any due-on-sale provision on any of such mortgages, except as set forth in Section 3.1(w)(ii) of the Bradley Disclosure Letter and will not require the consent of any mortgage lender, except as set forth in Section 3.1(w)(ii) of the Bradley Disclosure Letter.

   (iii) Except as set forth in Section 3.1(w)(iii) of the Bradley Disclosure Letter, there is no confidentiality agreement, non-competition agreement or other contract or agreement that contains covenants that restrict Bradley's ability to conduct its business in any location in a manner that is material to the business of Bradley or the Bradley Subsidiaries.

   (iv) Except as set forth in Section 3.1(w)(iv) of the Bradley Disclosure Letter, there are no indemnification agreements entered into by and between Bradley and any director or officer of Bradley or any of the Bradley Subsidiaries.

      (x) Rule 16b-3. Bradley has taken all necessary action, including (without limitation) causing its Board of Directors to adopt resolutions authorizing and approving the Merger, this Agreement and the other transactions contemplated by the Transaction Documents to exempt such transactions under Rule 16b-3 of the Exchange Act from the provisions of
Section 16(b) of the Exchange Act.


      (y) Amendment to the Bradley OP Agreement. After the Effective Time, Heritage will be permitted to cause the Surviving Corporation, as general partner of the Bradley OP, to amend the Bradley OP Agreement, in accordance with Section 5.11(b).

      (z) No Dissenters' Rights. No dissenters' or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by the Transaction Documents.

      (aa) State Takeover Statutes. Bradley has taken all action necessary to exempt the transactions contemplated by this Agreement between Heritage and Bradley and its Affiliates from operation of any "fair price," "business combination," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under Federal or state Laws of the United States or similar statute or regulation (a "Takeover Statute").

   Section 3.2. Representations and Warranties of Heritage. Heritage represents and warrants to Bradley as follows:

      (a) Organization, Standing and Corporate Power of Heritage and the Heritage Merger Sub. Heritage is a corporation duly formed and validly existing under the MGCL and is in good standing with the State Department of Assessments and Taxation of Maryland. The Heritage Merger Sub is a corporation duly formed and validly existing under the MGCL and is in good standing with the State Department of Assessments and Taxation of Maryland. Heritage has made available to Bradley complete and correct copies of its charter and by-laws and complete and correct copies of the Heritage Merger Sub's charter and by-laws.

      (b) Heritage OP; Interests in Other Persons. Heritage Realty Limited Partnership (the "Heritage OP") is a partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to carry on its business as now being conducted. The Heritage OP is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate, would not have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of Heritage, the Heritage Merger Sub and the Heritage Subsidiaries (as defined in Article X), taken as a whole (a "Heritage Material Adverse Effect"). All partnership interests in the Heritage OP have been duly authorized and are validly issued and are owned by Heritage and/or another Heritage Subsidiary and are so owned free and clear of all Liens. Heritage has heretofore made available to Bradley complete and correct copies of the partnership agreement of the Heritage OP.

     (c) Capital Structure.

        (i) Capital Stock

(A) As of the date of this Agreement, the authorized capital stock of Heritage consists of (1) 70,000,000 shares of Heritage common stock, par value $0.001 per share (the "Heritage Common Stock"), and (2) 25,000,000 shares of Heritage preferred stock, par value $0.001 per share, of which 25,000,000 shares are designated as Heritage Series A Preferred Stock (the "Heritage Series A Preferred Stock").

(B) As of the date of this Agreement, (1) 5,857,394 shares of Heritage Common Stock are issued and outstanding and (2) 17,221,066 shares of Heritage Series A Preferred Stock are issued and outstanding.

(C) As of the date of this Agreement, (1) no shares of Heritage Common Stock were reserved for issuance upon exchange of units of limited partner interest in the Heritage OP (the "Heritage LP Units") for shares of Heritage Common Stock and (2) 17,221,066 shares of Heritage Common Stock were reserved for issuance upon conversion of the Heritage Series A Preferred Stock.

(D) As of the date of this Agreement, except as set forth above in this Section 3.2(c), no shares of capital stock or other voting securities of Heritage were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Heritage are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(E) There is no Voting Debt of Heritage or any Heritage Subsidiary outstanding.

     (d) Authority; No Violations; Consents and Approvals.

   (i) Heritage and the Heritage Merger Sub have all requisite power and authority to enter into the Transaction Documents to which they are parties and to consummate the transactions contemplated hereby or thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Heritage and the Heritage Merger Sub. Heritage has obtained the approval of the Heritage stockholder holding approximately 94% of Heritage's outstanding capital stock to the amendment to the Heritage charter for the purpose of creating the Heritage Series B Preferred Stock and the Heritage Series C Preferred Stock.

   (ii) The Transaction Documents to which Heritage and the Heritage Merger Sub are parties have been duly executed and delivered by each of Heritage and the Heritage Merger Sub, as the case may be, and assuming the Transaction Documents to which Bradley or any of the Bradley Subsidiaries is a party constitute the valid and binding obligation of Bradley or the Bradley Subsidiary, as the case may be, constitute a valid and binding obligation of each of Heritage and the Heritage Merger Sub, as the case may be, enforceable in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

   (iii) The execution and delivery of the Transaction Documents to which it is a party do not, and the consummation of the transactions contemplated hereby or thereby, and compliance with the provisions hereof or thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of Heritage or the Heritage Merger Sub or any of the Heritage Subsidiaries under, require the consent or approval of any third-party lender or otherwise result in a material detriment to Heritage or the Heritage Merger Sub or any of the Heritage Subsidiaries under, any provision of
(A) the charter or by-laws of Heritage, the charter or by-laws of the Heritage Merger Sub or any provision of the comparable charter or organizational documents of any of the Heritage Subsidiaries, (B) any Material Contract applicable to Heritage or the Heritage Merger Sub or any of the Heritage Subsidiaries, the respective properties or assets of Heritage, or any guarantee by Heritage or the

Heritage Merger Sub or any of the Heritage Subsidiaries, (C) any joint venture or other ownership arrangement or (D) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2(d)(iv) are duly and timely obtained or made, any judgment, order, decree or Law applicable to Heritage or the Heritage Merger Sub or any of the Heritage Subsidiaries or any of the Heritage respective properties or assets, other than, in the case of clauses (B), (C) and (D), any such conflicts, violations, defaults, rights, Liens or detriments that, individually or in the aggregate, would not reasonably be expected to materially impair the ability of Heritage or the Heritage Merger Sub to perform its obligations hereunder or thereunder or prevent the consummation of any of the transactions contemplated hereby or thereby or result in a Heritage Material Adverse Effect.

   (iv) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to Heritage or the Heritage Merger Sub or any of the Heritage Subsidiaries in connection with the execution and delivery by Heritage or the Heritage Merger Sub of the Transaction Documents to which Heritage or the Heritage Merger Sub is a party or the consummation by Heritage or the Heritage Merger Sub of the transactions contemplated hereby or thereby, except for: (A) the filing with the SEC of such reports under Section 13(a) of the Exchange Act and such other compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (B) the filing of the Articles of Merger and the charter amendment described in Section 3.2(d)(i) with, and acceptance for recording of the Articles of Merger and such charter amendment by, the State Department of Assessments and Taxation of Maryland; (C) such filings and approvals as may be required by any applicable state takeover Laws or environmental Laws; (D) filings under the HSR Act, if applicable; and
(E) any such consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make would not reasonably be expected to materially impair the ability of Heritage or the Heritage Merger Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby or thereby or result in a Heritage Material Adverse Effect.

      (e) Litigation. There is no suit, action or proceeding pending, or, to the Knowledge of Heritage or the Heritage Merger Sub, threatened against or affecting Heritage or the Heritage Merger Sub or any other Heritage Subsidiary that would be likely to prevent the consummation of the transactions contemplated by this Agreement.

      (f) Interim Operations of the Heritage Merger Sub. The Heritage Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and, as of the Closing Date and as of the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions, agreements and arrangements contemplated by this Agreement, has engaged in no other business or activities, has incurred no other obligations or liabilities, has no assets and has conducted its operations only as contemplated hereby.

      (g) Financial Condition of Heritage. Heritage has provided to Bradley true, complete and correct copies of the audited consolidated financial statements of Heritage and the Heritage Subsidiaries for the fiscal year ended December 31, 1999 and the unaudited consolidated Financial Statements of Heritage and the Heritage Subsidiaries for the interim period ended February 29, 2000. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with applicable requirements of GAAP (subject, in the case of the unaudited financial statements, to normal recurring adjustments, none of which are material), the consolidated financial position of Heritage and the Heritage Subsidiaries as of their respective dates and the consolidated statements of income and the consolidated statements of cash flows of Heritage and the Heritage Subsidiaries for the periods presented therein.

      (h) Financing Commitment Letters. Heritage has provided to Bradley copies of the financing commitment letters, attached as Exhibit B hereto, including any exhibits, schedules or amendments thereto (the "Financing Letters"). To the Knowledge of Heritage, the conditions set forth in the Financing Letters will be able to be satisfied prior to the Effective Time.

                                   ARTICLE IV

          COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

   Section 4.1. Conduct of Business by Bradley and the Bradley OP.

      (a) During the period from the date of this Agreement to the Effective Time, Bradley shall, and shall cause each of the Bradley Subsidiaries (including the Bradley OP) to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill, ongoing businesses and Bradley's status as a REIT within the meaning of the Code. Bradley will promptly notify Heritage of any litigation having potential liability to Bradley or any of the Bradley Subsidiaries in excess of $50,000 or any complaint, investigation or hearing by a Governmental Entity involving Bradley or any of the Bradley Subsidiaries.

      (b) Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, except as set forth in Section 4.1(b) of the Bradley Disclosure Letter, as otherwise contemplated by this Agreement or to the extent consented to by Heritage, Bradley shall not and shall cause the Bradley Subsidiaries (including the Bradley OP) not to (and not to authorize or commit or agree to):

   (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of Bradley's capital stock or the partnership interests, stock or other equity interests in any Bradley Subsidiary that is not directly or indirectly wholly-owned by Bradley, except (1) the regular June 30, 2000 and September 30, 2000 quarterly dividends payable (in accordance with normal payment schedules and without proration for partial periods) to Bradley stockholders in an amount per share not to exceed the dividend per share paid in the prior quarters, the corresponding regular quarterly distributions payable to LP Unit Holders in an amount per LP Unit not to exceed the distribution per LP Unit paid in the prior quarters and the regular quarterly 8.875% preferential distributions payable to the holders of the Series B Units and the Series C Units; provided, however, that the regular September 30, 2000 quarterly dividend payable to Bradley stockholders and the corresponding regular quarterly distribution payable to LP Unit Holders shall not be declared or have a record date prior to September 30, 2000 or (2) to the minimum extent necessary to prevent Bradley from having positive REIT taxable income for the taxable year ending at the Effective Time, taking into account liquidating distributions for tax purposes, (B) split, combine or reclassify any capital stock, partnership interests or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock, partnership interests or other equity interests or (C) purchase, redeem (except for the redemption of LP Units in accordance with their terms) or otherwise acquire any shares of Bradley's capital stock or the partnership interests, stock or other equity interests in any Bradley Subsidiary or any options, warrants or rights to acquire, or security convertible into, shares of Bradley's capital stock or the partnership interests, stock or other equity interests in any Bradley Subsidiary, except in connection with the use of Bradley Common Stock to pay the exercise price or Tax withholding obligation upon the exercise of a Bradley Stock Option as presently permitted under the Bradley Option Plan;

   (ii) issue, deliver, sell or grant any option or other right in respect of any shares of capital stock, any other voting or redeemable securities (including LP Units or other partnership interests) of Bradley or any Bradley Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities, except (A) to Bradley or a Bradley Subsidiary, (B) as permitted or required under the Bradley OP Agreement as presently in effect, and (C) in connection with the exercise of outstanding Bradley Stock Options under the Bradley Option Plan or the exchange of LP Units for shares of Bradley Common Stock;

   (iii) amend the Bradley Charter or the Bradley By-laws, the Bradley OP Agreement or any other comparable charter or organizational documents of any Bradley Subsidiary, except as otherwise contemplated by this Agreement;

   (iv) merge, consolidate or enter into any other business combination transaction with any Person;

   (v) (A) make any capital expenditures, except in accordance with Bradley's 2000 Budget, or with respect to unbudgeted capital expenditures in excess of $10,000 per occurrence or $200,000 in the aggregate, (B) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a "Commitment") for the acquisition of any real property or other transaction (other than any Commitment referred to in Section 4.1(b)(v) of the Bradley Disclosure Letter) involving nonrefundable deposits in excess of $250,000 and, in any event, not in excess of $2,000,000 in the aggregate; provided, further, that on a weekly basis, Bradley shall provide Heritage with notice of any new Commitments entered into irrespective of the amount of any such deposit, (C) commence construction of, or enter into any Commitment to develop or construct, other real estate projects involving in excess of $250,000 (other than any Commitment referred to in Section 4.1(b)(v) of the Bradley Disclosure Letter),
(D) incur additional indebtedness (secured or unsecured) except under its revolving line(s) of credit and Commitments for indebtedness described in
Section 4.1(b)(v) of the Bradley Disclosure Letter; or (E) enter into any lease in excess of 7,500 square feet and incur any expenditures related thereto;

   (vi) sell, mortgage, subject to Lien or otherwise dispose of any of the Bradley Properties, except that are disclosed in Section 4.1(b)(vi) of the Bradley Disclosure Letter;

   (vii) sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal or intangible property, except those made in the ordinary course of business and which is not material, individually or in the aggregate;

   (viii) guarantee the indebtedness of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or prepay, refinance or amend any existing indebtedness or make any investments in any other Person in excess of $100,000;

   (ix) make or rescind any election relating to Taxes (unless Bradley reasonably determines, after prior consultation with Heritage, that such action is required by Law or necessary to preserve Bradley's status as a REIT or the partnership status of the Bradley OP or any other Bradley Subsidiary which files Tax Returns as a partnership for Federal tax purposes) provided, that nothing in this Agreement shall preclude Bradley from designating dividends paid by it as "capital gain dividends" within the meaning of Section 857 of the Code (with the prior consent of Heritage, such consent not to be unreasonably withheld);

   (x) elect to treat any portion of the liquidating distribution made in connection with the Merger as a dividend paid in a prior taxable year pursuant to Section 858(a) of the Code or elect to pay Tax on any capital gain realized after January 1, 2000;

   (xi) (A) change any of its methods, principles or practices of accounting in effect other than as required by GAAP or (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises relating to Taxes on real property or sales Taxes in an amount not to exceed, individually or in the aggregate, $250,000, or change any of its methods of reporting income or deductions for Federal income tax purposes from those employed in the preparation of its Federal income Tax Return for the taxable year ended December 31, 1999, except as may be required by the SEC, applicable Law or GAAP;

   (xii) except as set forth in Section 4.1(b)(xii) of the Bradley Disclosure Letter, adopt any new employee benefit plan, incentive plan, severance plan, bonus plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, or enter into or amend any employment agreement or similar agreement or arrangement or, except in the ordinary course consistent with past practice, grant or become obligated to grant any increase in the compensation of officers or employees, except such changes as are required by Law or which are not more favorable to participants than provisions presently in effect;

   (xiii) settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

   (xiv) enter into or amend or otherwise modify any agreement or arrangement with persons that are Affiliates or, as of the date of this Agreement, are officers or directors of Bradley or any Bradley Subsidiary without prior written notice to Heritage and the approval of a majority of the "independent" members of the Board of Directors of Bradley;

   (xv) except as otherwise permitted or contemplated by this Agreement, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Bradley or any of the Bradley Subsidiaries;

   (xvi) fail to use all commercially reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are a customary for companies engaged in their respective businesses;

   (xvii) materially amend or terminate, or waive compliance with the terms of or breaches under, any Material Contract or enter into a new contract, agreement or arrangement that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 3.1(w)(i) of the Bradley Disclosure Letter;

   (xviii) fail to use all commercially reasonable efforts to comply or remain in compliance with all material terms and provisions of any agreement relating to any outstanding indebtedness of Bradley or any Bradley Subsidiary; and

   (xix) agree in writing or otherwise to take any action inconsistent with any of the foregoing.

      (c) During the period from the date of this Agreement to the Effective Time, Bradley shall deliver, or cause to be delivered, to Heritage (i) prior notice of at least 24 hours before any draw by

Bradley on its revolving line(s) of credit in excess of $3,000,000, (ii) on a weekly basis, a status report detailing all activity by Bradley relating to its revolving line(s) of credit and (iii) on a monthly basis, a balance sheet, a statement of operations and a statement of cash flows, prepared internally by Bradley. Further, by no later than May 16, 2000, Bradley shall deliver, or cause to be delivered, to Heritage (i) a current status report with respect to its Redevelopment Budget, (ii) a current status report with respect to its 2000 Capital Budget, (iii) a cash flow forecast for and through the period ending August 31, 2000 and (iv) a leasing activity report relating to the Bradley Properties.

                                   ARTICLE V

                              ADDITIONAL COVENANTS

   Section 5.1. Preparation of the Proxy Statement; Stockholders' Meeting; Partners' Consents.

      (a) As soon as practicable following the date of this Agreement, Bradley shall prepare and file with the SEC a preliminary Proxy Statement, in form and substance reasonably satisfactory to Heritage, with indication of such satisfaction not to be unreasonably withheld or delayed. Each of Bradley and Heritage shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC for mailing to the Bradley stockholders as promptly as practicable after such filing. Bradley will notify Heritage promptly following the receipt by Bradley of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and will supply Heritage with copies of all correspondence between Bradley or any of its representatives and the SEC with respect to the Proxy Statement. The Proxy Statement shall comply in all material respects with all applicable requirements of the Law. Bradley shall agree to date the Proxy Statement as of the approximate date of mailing to its stockholders and shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, (i) Heritage or Bradley, as the case may be, shall promptly inform the other of such occurrences, (ii) Bradley shall prepare and file with the SEC any such amendment or supplement to the Proxy Statement, in a form reasonably satisfactory to Heritage, with indication of such satisfaction not to be unreasonably withheld or delayed, (iii) each of Bradley and Heritage shall use its commercially reasonable efforts to have any such amendment or supplement cleared for mailing, to the extent necessary, to Bradley stockholders as promptly as practicable after such filing and (iv) Bradley shall use its commercially reasonable efforts to have any such amendment or supplement mailed to its stockholders at the earliest practicable date.

      (b) Bradley will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the Bradley Stockholder Meeting (but in no event shall such meeting be held sooner than 30 days following the date the Proxy Statement is mailed to its stockholders), for the purpose of obtaining the Bradley Stockholder Approval. Bradley covenants that, subject to Section 7.1, Bradley will, through its Board of Directors, recommend to its stockholders approval of the Merger and the other transactions contemplated by the Transaction Documents and further covenants that the Proxy Statement will include such recommendation.

      (c) The officers of Bradley listed in Section 5.1(c) of the Bradley Disclosure Letter shall execute the Bradley Irrevocable Proxies, dated the date of this Agreement, covering all shares beneficially owned, agreeing to vote in favor of the Merger and the other transactions contemplated by the Transaction Documents.

   Section 5.2. Access to Information; Confidentiality. Bradley shall, and shall cause each of the Bradley Subsidiaries to, afford to Heritage and its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, Bradley shall, and shall cause each of the Bradley Subsidiaries to, furnish promptly to Heritage (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities Laws and (b) all other information concerning its business, properties and personnel as Heritage may reasonably request. Each of Bradley and Heritage will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement between Bradley and Heritage dated as of February 10, 2000, as amended to date (as so amended, the "Confidentiality Agreement").

   Section 5.3. Commercially Reasonable Efforts; Notification.

      (a) Upon the terms and subject to the conditions set forth in this Agreement, each of Heritage and Bradley agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger, the Bradley OP Offer (as hereinafter defined) and the other transactions contemplated by the Transaction Documents, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity, (ii) the obtaining of all necessary consents, approvals, waivers or exemption from non-governmental third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In addition, each of Heritage and Bradley agrees to use their best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger, this Agreement or the transactions contemplated by the Transaction Documents, including seeking to have any stay, temporary restraining order, injunction, or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents entered by any court or other Governmental Entity vacated or reversed. For purposes of this Section 5.3(a), the obligations of the parties hereto to use their "commercially reasonable efforts" to obtain consents, approvals, waivers or exemptions shall not include any obligation by a party without the consent of the other party to agree to an adverse modification of the terms of any agreement, arrangement, instrument or understanding, to prepay existing or incur additional obligations to any other party, to incur liabilities or to make payments for all such matters in an aggregate amount that exceeds $5,000,000. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Bradley and Heritage shall take all such necessary action. From the date of this Agreement through the Effective Time, Bradley shall timely file, or cause to be filed, with the SEC all Bradley SEC Documents required to be so filed.

      (b) Bradley shall give prompt notice to Heritage, and Heritage shall give prompt notice to Bradley, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that (A) such notification shall only be required of Bradley to the extent that the matter in question would prevent satisfaction of the condition specified in Section 6.2(a) or (b), (B) such notification shall only be required of Heritage to the extent that the matter in question would prevent satisfaction of the condition specified in Section 6.3(a) or (b), and (C) no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

   Section 5.4. Tax Treatment.

      (a) Each of Heritage and Bradley shall use its commercially reasonable efforts to cause the Merger to be treated, for Federal income tax purposes, as a taxable sale of assets by Bradley in exchange for cash and the assumption of liabilities and a liquidating distribution of such cash to Bradley stockholders within the meaning of Section 562(b)(1) of the Code including, without limitation, filing Bradley's final Tax Returns (which such Tax Returns shall be filed by Heritage) for the period ending on the Effective Time.

      (b) Neither Heritage nor Bradley will take (or permit its Affiliates to take) any action following the Closing that is inconsistent with Bradley's status as a REIT for any period.

   Section 5.5. No Solicitation of Transactions.

      (a) Subject to Section 7.1, Bradley shall not, and shall not authorize or permit, directly or indirectly, any officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative of Bradley to initiate, solicit, encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as hereinafter defined), or enter into, maintain, or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction.

      (b) Bradley shall notify Heritage in writing (as promptly as practicable but in any event within 24 hours) of all of the relevant details relating to all initial inquiries and initial proposals (including the identity of the parties, price and other terms thereof) which it or any of the Bradley Subsidiaries or any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative may receive relating to any of such matters and shall promptly inform Heritage in writing with respect to any such inquiry or proposal that becomes reasonably likely to lead to a Superior Competing Transaction (as hereinafter defined).

      (c) For purposes of this Agreement, a "Competing Transaction" shall mean any of the following (other than the transactions expressly provided for in this Agreement): (i) any merger, consolidation, share exchange, business combination or similar transaction involving Bradley (or any of the Bradley Subsidiaries, including the Bradley OP); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of Bradley and the Bradley Subsidiaries, taken as a whole, in a single transaction or series of related transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; (iii) any tender offer or exchange offer for 20% or more of the outstanding equity securities of Bradley (or any of the Bradley Subsidiaries, including the Bradley OP); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

      (d) For purposes of this Agreement, a "Superior Competing Transaction" means a bona fide proposal for a Competing Transaction made by a third party which the Board of Directors of Bradley determines, in good faith (after consultation with its financial advisor), to be more favorable to the Bradley stockholders than the Merger.

   Section 5.6. Public Announcements. Bradley and Heritage shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or the applicable rules of any stock exchange if it has used its best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner. In this regard, the parties shall make a joint public announcement of the transactions contemplated by the Transaction Documents no later than (i) the close of trading on the New York Stock Exchange on the day this Agreement is signed, if such signing occurs during a business day or (ii) the opening of trading on the New York Stock Exchange on the business day following the date on which this Agreement is signed, if such signing does not occur during a business day.

   Section 5.7. Transfer and Gains Taxes; Stockholder Demand Letters. Heritage shall, with Bradley's good faith, cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement (together, with any related interests, penalties or additions to Tax, "Transfer and Gains Taxes"). From and after the Effective Time, Heritage shall cause the Bradley OP to pay or cause to be paid all Transfer and Gains Taxes. Within 30 days after the Effective Time, Heritage shall send the stockholder demand letters required by Treasury Regulation Section 1.857-8 to the appropriate Bradley stockholders for Bradley's taxable year ended on the Effective Time. Heritage shall, with the good faith cooperation and assistance of Bradley and the Bradley Subsidiaries, make, or cause to be made, an election under Section 754 of the Code for each Bradley Subsidiary that is treated as a partnership for Federal tax purposes.

   Section 5.8. Employee Arrangements.

      (a) Bradley Severance Agreements. Following the Closing Date, Heritage shall honor, and shall cause the Heritage Subsidiaries to honor, in accordance with their terms all Bradley Severance Agreements and Heritage will not, and will not cause any of the Heritage Subsidiaries to, challenge the validity of any obligation of Bradley or any Bradley Subsidiary under any such Bradley Severance Agreement. Without limiting the foregoing, Heritage expressly agrees that, with respect to the Persons who are parties to the Bradley Severance Agreements, the Merger shall constitute a change in control for purposes of their respective Bradley Severance Agreements. In addition, Heritage expressly agrees that in the event that any such Person is offered employment with Heritage and such Person accepts such employment with Heritage, Heritage shall pay to such Person, in equal monthly installments over a four-month period following the Closing Date, the aggregate benefits to which such Person would be entitled to receive under his or her respective Bradley Severance Agreement following a "Termination Event" (as defined therein), in satisfaction of such Person's rights and benefits under such Bradley Severance Agreement; provided, however, that if, following the Closing Date and prior to the expiration of the four-month period after the Closing Date, the employment of such Person with Heritage is terminated by Heritage, Heritage shall pay to such Person on the date of such termination of employment all of the remaining installment payments due to such Person under such Bradley Severance Agreement and as described hereunder. Prior to the Closing Date, Heritage and Bradley hereby jointly agree that KPMG LLP shall review all of the Bradley Severance Agreements to determine the maximum amount of the benefits to which each of the Persons set forth in Section 3.1(l)(xvi) of the Bradley Disclosure Letter are entitled under their respective Bradley Severance Agreements. Bradley agrees to provide to KPMG, on or before May 22, 2000, all materials which KPMG reasonably requests from Bradley in order for KPMG to determine the maximum amount of the benefits to which each of the Persons set forth in Section 3.1(l)(xvi) of the Bradley Disclosure Letter are entitled under their respective Bradley Severance Agreements.

       (b) Benefit Plans. Subject to subsection (c) below, upon and after the Effective Time, Heritage (or its successors or assigns) shall provide benefits to the employees of Bradley that are no less favorable in the aggregate to such employees of Bradley than those provided to other similarly situated employees of Heritage at any applicable time after the termination of the benefits provided to such employees of Bradley and the Bradley Subsidiaries. With respect to any benefit plan of Heritage which is an "employee benefit plan" as defined in Section 3(3) of ERISA and any other service based benefits (including vacations) in which the employees of Bradley may participate, solely for purposes of determining eligibility to participate, vesting and entitlement to benefits but not for purposes of accrual of benefits (except in the case of accrued vacation, sick or personal time), service with Bradley or any Bradley Subsidiary shall be treated as service with Heritage; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits under both a Bradley Employee Benefit Plan and a benefit plan of Heritage (or is not otherwise recognized for such purposes under the benefit plans of Heritage). Without limiting the foregoing, Heritage shall not treat any Bradley employee as a "new" employee for purposes of any exclusions under any health or similar plan of Heritage for a pre-existing medical condition, and will make appropriate arrangements with its insurance carrier(s) to ensure such result.

       (c) Employee Loans. Prior to the Effective Time, Bradley shall cause each officer, director or other employee who has any outstanding loan from, or other debt obligations to, Bradley or any Bradley Subsidiary, for any purpose, to repay such loan.

   Section 5.9. Indemnification; Directors' and Officers' Insurance.

       (a) In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, demand, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of Bradley or any of the Bradley Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, employee, fiduciary or agent of Bradley or any of the Bradley Subsidiaries, or is or was serving at the request of Bradley or any of the Bradley Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that Bradley shall indemnify and hold harmless, and after the Effective Time the Surviving Corporation and Heritage shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, demand, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) Bradley, and the Surviving Corporation and Heritage after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled to such amounts, (B) the Indemnified

Parties may retain one counsel satisfactory to them, and Bradley, and the Surviving Corporation and Heritage after the Effective Time, shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties within 30 days after statements therefor are received, and (C) Bradley, the Surviving Corporation and Heritage will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided that none of Bradley, the Surviving Corporation or Heritage shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Corporation and Heritage shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 5.9, upon learning of any such claim, action, suit, demand, proceeding or investigation, shall notify Bradley and, after the Effective Time, the Surviving Corporation and Heritage, thereof; provided that the failure to so notify shall not affect the obligations of Bradley, the Surviving Corporation and Heritage except to the extent such failure to notify materially prejudices such party.

       (b) Heritage and the Heritage Merger Sub agree that all rights to indemnification existing in favor of, and all limitations of the personal liability of, the directors, officers, employees and agents of Bradley and the Bradley Subsidiaries provided for in the articles of incorporation or bylaws of Bradley as in effect as of the date hereof with respect to matters occurring prior to the Effective Time, including the Merger, shall continue in full force and effect for a period of not less then six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a "Claim") asserted or made within such period shall continue until the disposition of such Claim. Prior to the Effective Time, Bradley shall purchase an extended reporting period endorsement under Bradley's existing directors' and officers' liability insurance coverage for Bradley's directors and officers, in a form acceptable to Bradley which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by Bradley so long as the cost of such policy is less than $400,000. In the event that $400,000 is insufficient for the above-referenced coverage, Bradley may spend up to that amount to purchase such lesser coverage as is possible.

       (c) This Section 5.9 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Heritage, Bradley and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.9.

       (d) In the event that Heritage or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Heritage and the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 5.9. The parties agree that, as of the Effective Time, Heritage will assume the obligations of Bradley set forth in
Section 7.12(h) of that certain Agreement and Plan of Merger, dated as of October 30, 1995 by and between Bradley and Tucker Properties Corporation and
Section 7.11(e) of that certain Agreement and Plan of Merger, dated as of May 30, 1998 by and between Bradley and Mid-America Realty Investments, Inc.

   Section 5.10. Interim Transactions Committee. Bradley and Heritage shall establish an interim transactions committee (the "Interim Transactions Committee") consisting of three individuals nominated by each. The Interim Transactions Committee shall review and jointly evaluate (but will not have the power to approve or disapprove) acquisition, budget and capital improvement activities of Bradley and the Bradley Subsidiaries between the date of this Agreement and the Effective Time.

   Section 5.11. Transactions Relating to the Bradley OP.

       (a) In accordance with the procedures outlined in Section 5.11(c) below, Heritage shall offer to the LP Unit Holders the opportunity to receive in cash, in exchange for each issued and outstanding LP Unit, the LP Unit Consideration (the "Bradley OP Offer"). Any LP Unit Holder who elects not to accept the Bradley OP Offer shall remain as a limited partner of the Bradley OP holding LP Units with substantially the same rights, terms and conditions, except as provided in Section 5.11(b) below, set forth in the Bradley OP Agreement and shall not be entitled to receive any distributions in respect of such LP Units in connection with the Merger.

       (b) Concurrently with the Effective Time, Bradley and Heritage shall cause the Bradley OP Agreement to be amended (in addition to the amendment contemplated by Section 5.17), as permitted by Section 17.2 of such agreement, substantially as follows to provide that:

          (i) the regular distribution per LP Unit for each quarterly period shall be an amount equivalent to the regular distribution per GP Unit for each quarterly period (it being understood that the foregoing amendment will reflect the current structure of the Bradley OP such that each GP Unit and LP Unit will continue to represent an equivalent economic interest in the Bradley OP following the Merger); and

          (ii) each LP Unit Holder's right of redemption with respect to the Bradley OP shall be exercisable beginning after the dissemination of Heritage's 2000 annual valuation report (which dissemination shall be no later than 120 days following the end of Heritage's fiscal year) (A) if the Heritage Common Stock is not publicly traded, during each of two 30-day periods per year (i.e., (1) within 30 days after the dissemination of Heritage's annual valuation report and (2) over the course of the 30-day period beginning six months after such dissemination) for cash in an amount equal to the fair market value of each LP Unit on the date of redemption, which fair market value is to be based on the immediately prior annual valuation of the Bradley OP, adjusted to reflect the value of any properties acquired or disposed of since such most recent annual valuation and changes in other non-real property assets or in liabilities since the date of such valuation, or (B) if the Heritage Common Stock is publicly traded, at any time (subject to customary black-out periods) for cash in an amount equal to the fair market value of each LP Unit on the date of redemption, which fair market value will be based on the trading value of the Heritage Common Stock and an LP Unit/Heritage Common Stock exchange ratio to be initially fixed at the time the Heritage Common Stock becomes publicly traded (in either of the cases listed under clauses (A) and (B), such cash in an amount being the "Cash Amount"), with the redemption obligation able to be assumed, at the option of Heritage, by Heritage in lieu of Bradley or the Bradley OP through the payment of the Cash Amount or, during the period that the Heritage Common Stock is publicly traded, through the issuance of Heritage Common Stock (the "Bradley OP Amendment"). Heritage will agree that, subject to the preferential rights of the Series B Units and the Series C Units, for not less than the three-year period following the Closing of the Merger, the regular distribution for each quarterly period will not be less than $0.38 per LP Unit. Heritage and Bradley agree that the text of the Bradley OP Amendment shall be substantially in conformity with this Section 5.11(b) and otherwise in a form reasonably satisfactory to Bradley and Heritage.

       (c) As soon as practicable following the date of this Agreement, Bradley shall prepare a document describing the Bradley OP Offer and the Bradley OP Amendment, in form and substance reasonably satisfactory to, and subject to the final review of, Heritage, and the indication of such satisfaction shall not be unreasonably withheld or delayed (the "Bradley OP Offering Document"). The

Bradley OP Offering Document shall comply in all material respects with all applicable requirements of Law. In the Bradley OP Offering Document, Bradley shall, as general partner of the Bradley OP, take a position with respect to the Bradley OP Offer in compliance with Rule 14e-2(a) under the Exchange Act. Bradley shall agree to date the Bradley OP Offering Document as of the approximate date of mailing to LP Unit Holders and shall use its commercially reasonable efforts to cause the Bradley OP Offering Document to be mailed to LP Unit Holders at the earliest practicable date following the mailing of the Proxy Statement to Bradley stockholders. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Bradley OP Offering Document, (i) Heritage or Bradley, as the case may be, shall promptly inform the other of such occurrences, (ii) Bradley and Heritage shall, in cooperation with each other, prepare any such amendment or supplement to the Bradley OP Offering Document, in a form reasonably satisfactory to Heritage, the indication of such satisfaction shall not be unreasonably withheld or delayed and (iii) each of Bradley and Heritage shall use its commercially reasonable efforts to have any such amendment or supplement cleared, to the extent necessary, for mailing to LP Unit Holders as promptly as practicable after such clearance.

       (d) Bradley and Heritage agree that (i) the Bradley OP Offer shall be held open for a minimum of 20 business days following the mailing of the Bradley OP Offering Document to LP Unit Holders, (ii) the LP Unit Holders shall have the right to revoke any election made in connection with the Bradley OP Offer at any time prior to the expiration of the stated offering period and
(iii) the Bradley OP Offer will be conducted in accordance with all applicable Law and the Bradley OP Agreement. Bradley and Heritage further agree that they will cooperate with each other in connection with the determination of reasonable procedures relating to, and the preparation of all documents for, the Bradley OP Offer.

       (e) The obligation of Heritage and Bradley to consummate the Bradley OP Offer shall be conditioned upon, and shall be subject to, the concurrent Closing of the Merger as provided in this Agreement. The obligation of Heritage and Bradley to close the Merger shall be conditioned upon, and shall be subject to, the concurrent consummation of the Bradley OP Offer as provided in this Agreement. Notwithstanding the foregoing, in the event that all of the conditions to the obligations of Heritage and/or the Heritage Merger Sub to the Merger set forth in Section 6.2 have been satisfied or waived, then, after September 20, 2000, Heritage may, at its option, cause the Closing to occur without the concurrent consummation of the Bradley OP Offer provided that it agrees that the Bradley OP Offer shall remain outstanding until such time as any and all conditions thereto have been satisfied or waived and that, promptly following the satisfaction or waiver of such conditions, all LP Unit Holders who have elected to receive cash in the Bradley OP Offer shall receive the LP Unit Consideration in accordance with the Bradley OP Offer.

   Section 5.12. Notice of the Merger to LP Unit Holders. In accordance with
Section 19.14 of the Bradley OP Agreement, Bradley, as general partner of the Bradley OP, agrees to give written notice of the Merger, which notice shall be in form and substance reasonably satisfactory to Heritage, the indication of such satisfaction shall not be unreasonably withheld or delayed, to each limited partner of the Bradley OP at least 20 Trading Days (as such term is defined in the Bradley OP Agreement) prior to the Effective Time or, to the extent applicable, the record date for the Merger, whichever comes first.

   Section 5.13. Assistance. From and after the date of this Agreement, if Heritage requests, Bradley and the Bradley Subsidiaries shall cooperate, and shall use their commercially reasonable efforts to cause Bradley's attorneys, accountants and other representatives to cooperate, in all reasonable respects in connection with any financing efforts (including, without limitation, the refinancing or assumption of existing indebtedness) of Heritage or its Affiliates (including providing reasonable assistance in the preparation of one or more offering circulars, private placement memoranda, registration statements or other offering documents relating to debt and/or equity financing) and any other filings that may be made by Heritage or its Affiliates, including, if applicable, with the SEC, all at the sole expense of Heritage (or its Affiliates). From and after the date of this Agreement, if Heritage requests, Bradley shall create new subsidiaries and effect mergers and/or conversions of or among wholly-owned Bradley Subsidiaries at the direction of Heritage and, immediately prior to the Effective Time, shall transfer any assets and/or liabilities to such entities at the direction of Heritage; provided, however, that Bradley shall not be required to undertake any action pursuant to this sentence if doing so would result in Bradley being unable to satisfy the conditions to the obligations of Heritage and/or the Heritage Merger Sub to close the Merger set forth in Section 6.2. Bradley shall reasonably cooperate with Heritage and the Heritage Merger Sub in obtaining surveys, title commitments and/or policies, engineering reports, environmental reports and appraisals with respect to the Bradley Properties (it being understood that such activities shall be conducted at Heritage's expense).

   Section 5.14. Proxy Solicitor. Bradley shall engage MacKenzie Partners as its proxy solicitor to assist in the solicitation of proxies from stockholders relating to the Bradley Stockholder Approval and, to the extent necessary, responses from the LP Unit Holders relating to the Bradley OP Offer.

   Section 5.15. Bradley Subsidiaries. On or before the Effective Time, Bradley shall (i) cause the directors and officers of each of the Bradley Subsidiaries to submit their resignations from such positions and (ii) subject to the approval of voting security holders, cause the liquidation and dissolution of the Bradley Subsidiaries listed on Schedule A hereto. On or before the Effective Time, all persons listed in Section 3.1(c)(iii)(D) of the Bradley Disclosure Letter shall sell to Heritage, or as directed by Heritage, for $1,000, the capital stock and other securities listed next to their names in such Section 3.1(c)(iii)(D).

   Section 5.16. Environmental Matters.

       (a) If requested by Heritage, and under Heritage's direction, Bradley shall promptly take such actions as set forth in Section 5.16 of the Bradley Disclosure Letter to address environmental conditions for which an operation and maintenance program is recommended as set forth in Section 5.16 of the Bradley Disclosure Letter and for any other material matters identified by environmental reports delivered after the date of this Agreement.

       (b) At Heritage's reasonable request, Bradley and the Bradley Subsidiaries shall make available to Heritage such environmental investigations, studies, tests, reviews, or other written analysis within the possession or control of Bradley or any Bradley Subsidiary in relation to any property or facility now or previously owned or operated by Bradley or any Bradley Subsidiary which have previously not been provided to Heritage.

   Section 5.17. Amendment of Bradley OP and Bradley Subsidiary
Agreements. Concurrently with the Effective Time, Bradley and Heritage shall cause the Bradley OP Agreement to be amended (in addition to the amendments contemplated by Section 5.11(b)), as permitted by Section 17.2 of such agreement, and the limited partnership or limited liability company agreements, as applicable, of each of the other Bradley Subsidiaries (other than Williamson Square Limited Partnership) which are organized as partnerships or limited liability companies or which file their Tax Returns as partnerships to be amended (if necessary), so that the allocations of profits and losses in such agreements will comply with the "fractions rule" of Section 514(c)(9)(E) of the Code and Treasury Regulation Section 1.514(c)-2. Heritage and Bradley agree that the text of any such amendment to the Bradley OP Agreement shall be substantially in the form of Exhibit C hereto and any such amendment to the relevant limited partnership or limited liability company agreements of the other Bradley Subsidiaries shall be substantially in conformity with this
Section 5.17 and otherwise in a form(s) reasonably satisfactory to Bradley and Heritage. This Section 5.17 shall be deemed satisfied if the Bradley OP Agreement is amended in substantial conformity with Exhibit C and (i) the other partnerships or limited liability company agreements referred to in this Section 5.17 are amended to comply with Section 514(c)(9)(E) of the Code and Treasury Regulation Section 1.514(c)-2, or (ii) if such other partnerships or limited liability companies are converted into disregarded entities for Federal income tax purposes as mutually agreed to by Heritage and Bradley.

   Section 5.18. Information Supplied. None of Bradley, Bradley OP or Heritage shall supply information for inclusion or incorporation by reference in the Proxy Statement that will, at the date mailed to Bradley stockholders, at the time of the Bradley Stockholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of Bradley, Bradley OP or Heritage shall supply information for inclusion or incorporation by reference in the Bradley OP Offering Document that will, at the date mailed to LP Unit Holders or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Bradley or the Bradley OP or the other Bradley Subsidiaries, or with respect to other information supplied by Bradley or Bradley OP for inclusion in the Proxy Statement or the Bradley OP Offering Document, as the case may be, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Bradley OP Offering Document, Bradley or the Bradley OP, as the case may be, shall so describe such event, and shall promptly file such amendment or supplement (if required to be filed) with the SEC. Bradley and the Bradley OP shall use their commercially reasonable efforts to cause the Proxy Statement and the Bradley OP Offering Document, insofar as they relate to Bradley, the Bradley OP or the other Bradley Subsidiaries, or other information supplied by Bradley or the Bradley OP for inclusion or incorporation by reference therein, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

   Section 5.19. Required Financing. Heritage agrees to use its best efforts to arrange the Financing (as defined in Article X) and to satisfy the conditions set forth in the Financing Letters. Heritage shall keep Bradley informed of the status of its arrangements with respect to the Financing. Heritage shall provide written notice to Bradley within 24 hours if either the lender or equity investor under the Financing Letters have indicated to Heritage that it will be unable to provide the financing contemplated by the applicable Financing Letter.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

   Section 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of Bradley and Heritage to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

       (a) Stockholders Approval. The Bradley Stockholder Approval shall have been obtained.

       (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions or agreements contemplated by the Transaction Documents shall be in effect.

       (c) Other Approvals. All consents, approvals, permits and authorizations required to be obtained from any Governmental Entity as indicated in Section 3.1(d)(iii) of the Bradley Disclosure Letter in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby shall have been made or obtained (as the case may be).

   Section 6.2. Conditions to Obligations of Heritage and the Heritage Merger Sub. The obligations of Heritage and the Heritage Merger Sub to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Heritage:

       (a) Representations and Warranties. The representations and warranties of Bradley set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as though made on and as of the Closing Date, except to the extent any representation or warranty is expressly limited by its terms to another date, and Heritage shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of Bradley by the Chief Executive Officer and the Chief Financial Officer of Bradley to such effect. This condition shall be deemed to have been satisfied unless (i) the representations and warranties of Bradley contained in
Section 3.1 are not true and correct in all material respects or (ii) all breaches of Bradley's representations and warranties in this Agreement (without giving effect to any materiality, any Bradley Material Adverse Effect or any similar qualification or limitation) would, individually or in the aggregate, reasonably be expected to have a Bradley Material Adverse Effect.

       (b) Performance of Obligations of Bradley. Bradley shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Heritage shall have received a certificate signed on behalf of Bradley by the Chief Executive Officer and the Chief Financial Officer of Bradley to such effect.

       (c) Material Adverse Change. Since the date of this Agreement, there shall have occurred no Bradley Material Adverse Effect. Heritage shall have received a certificate signed on behalf of Bradley by the Chief Executive Officer and the Chief Financial Officer of Bradley to such effect.

       (d) Opinion Relating to REIT and Partnership Status. Heritage shall have received an opinion dated as of the Closing Date of Goodwin, Procter & Hoar LLP, in a form and substance reasonably satisfactory to Heritage, regarding the qualification of Bradley as a REIT under the Code and the treatment of the Bradley OP and all Bradley Subsidiaries (which are organized as partnerships or limited liability companies or which file Tax Returns as partnerships) as partnerships and not as associations taxable as corporations or publicly traded partnerships for Federal income tax purposes since the acquisition of such Bradley Subsidiaries by Bradley. For purposes of such opinion, Goodwin Procter & Hoar LLP may rely on (in addition to customary assumptions and representations for opinions of this type) assumptions to the effect that (A) Bradley will satisfy its REIT distribution requirements for its final taxable year (as a result of the Merger or otherwise), and (B) no action will be taken following the Merger that is inconsistent with Bradley's status as a REIT for any period prior to the Merger.

       (e) Consents. Except as set forth in Section 6.2(e) of the Bradley Disclosure Letter, all consents and waivers from third parties necessary in connection with the consummation of the Merger and the other transactions contemplated by the Transaction Documents shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a Bradley Material Adverse Effect.

   Section 6.3. Conditions to Obligations of Bradley. The obligations of Bradley to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the following conditions, any one or more of which may be waived by
Bradley:

      (a) Representations and Warranties. The representations and warranties of Heritage set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Bradley shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of Heritage by the Chief Executive Officer and the Chief Financial Officer of Heritage to such effect.

      (b) Performance of Obligations of Heritage. Heritage shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Bradley shall have received a certificate signed on behalf of Heritage by the Chief Executive Officer and the Chief Financial Officer of Heritage to such effect.

                                  ARTICLE VII

                                 BOARD ACTIONS

   Section 7.1. Board Actions. Notwithstanding Section 5.5 or any other provision of this Agreement to the contrary, to the extent required by the fiduciary obligations of the Board of Directors of Bradley, as determined by such board in good faith after consultation with outside counsel, Bradley may:

      (a) disclose to its stockholders any information required to be disclosed under applicable Law;

      (b) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act with respect to a Competing Transaction; provided, however, that neither Bradley nor its Board of Directors shall be permitted to approve or recommend a Competing Transaction which is not a Superior Competing Transaction;

      (c) if it receives a proposal for a Competing Transaction that was unsolicited and its Board of Directors determines in good faith (after consulting with its outside counsel and its financial advisor) that such proposal is reasonably likely to lead to a Superior Competing Transaction, (x) furnish non-public information with respect to Bradley, the Bradley OP and the Bradley Subsidiaries to the Person who made such proposal (provided that Bradley shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to it as the Confidentiality Agreement, but without any expense reimbursement or standstill obligations) and (y) participate in negotiations regarding such proposal; and

      (d) approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of this Agreement and the Merger) a Superior Competing Transaction or enter into an agreement with respect to such Superior Competing Transaction.

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

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

   Section 8.1. Termination. This Agreement may be terminated at any time prior to the filing of the Articles of Merger with the State Department of Assessments and Taxation of the State of Maryland, whether before or after the Bradley Stockholder Approval is obtained:

       (a) by mutual written consent duly authorized by the respective Boards of Directors of Heritage and Bradley;

       (b) by Heritage, upon a breach of any representation, warranty, covenant or agreement on the part of Bradley set forth in this Agreement, or if any representation or warranty of Bradley shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or (b), as the case may be, would be incapable of being satisfied by October 31, 2000 (as otherwise extended);

       (c) by Bradley, upon a breach of any representation, warranty, covenant or agreement on the part of Heritage set forth in this Agreement, or if any representation or warranty of Heritage shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or (b), as the case may be, would be incapable of being satisfied by October 31, 2000 (as otherwise extended);

       (d) by either Heritage or Bradley, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable; provided, however, that a party in breach of its obligations under Section 5.3 shall not be entitled to exercise its right to terminate under this Section 8.1(d);

       (e) by either Heritage or Bradley, if the Merger shall not have been consummated before October 31, 2000; provided, however, that a party that has materially breached a representation, warranty or covenant of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 8.1(e);

       (f) by Heritage or Bradley (unless Bradley is in breach of its obligations under Section 5.1(b)) if, upon a vote at a duly held Bradley Stockholder Meeting or any adjournment thereof, the Bradley Stockholder Approval shall not have been obtained, as contemplated by Section 5.1;

       (g) by Bradley, if prior to the Bradley Stockholder Meeting the Board of Directors of Bradley or any committee thereof shall have withdrawn or modified in any manner adverse to Heritage or the Heritage Merger Sub its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, a Superior Competing Transaction;

       (h) by Heritage, if (i) prior to the Bradley Stockholder Meeting the Board of Directors of Bradley or any committee thereof shall have withdrawn or modified in any manner adverse to Heritage or the Heritage Merger Sub its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any Superior Competing Transaction, (ii) Bradley or the Bradley OP shall have entered into any agreement with respect to any Competing Transaction or (iii) the Board of Directors of Bradley or any committee thereof shall have resolved to do any of the foregoing; or

       (i) by Heritage or Bradley, if Heritage has not obtained the Financing necessary for the completion of the Merger by the later of (A) 14 days following the date of the Bradley Stockholder Approval or (B) August 31, 2000 (such later date being referred to as the "Financing Date"); provided, however, that Bradley shall be permitted to terminate this Agreement under this Section 8.1(i) only if the conditions to the obligations of Heritage and/or the Heritage Merger Sub set forth in Sections 6.2 and 5.11(e) have been satisfied or waived on or prior to the Financing Date, which satisfaction shall be evidenced by Bradley delivering, on or prior to the Financing Date, the relevant certificates and opinions required by Section 6.2 or, to the extent applicable, by tendering, on or prior to the Financing Date, performance thereof. Notwithstanding the foregoing, if Bradley has materially breached a representation, warranty or covenant set forth in this Agreement, Bradley shall not be entitled to exercise its rights to termination under any of the provisions of this Section 8.1(i).

   A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision in this Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 8.1 for any such termination.

   Section 8.2. Expenses.

       (a) Except as otherwise specified in this Section 8.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense.

       (b) Bradley agrees that if this Agreement shall be terminated pursuant to Section 8.1(b), then Bradley will pay to Heritage, or as directed by Heritage, an amount equal to the Heritage Break-Up Expenses (as defined below). Bradley also agrees that if this Agreement (i) is terminated pursuant to
Section 8.1(b) or (f) and (A) prior to such termination a Person has made any inquiry or proposal relating to a Competing Transaction and (B) within one year of any such termination Bradley or the Bradley OP shall consummate a Competing Transaction or execute a definitive agreement providing for a Competing Transaction with such Person or its Affiliates or associates or Persons acting in concert with such Person or (ii) is terminated pursuant to Section 8.1(g) or
(h), then, Bradley shall pay to Heritage, or as directed by Heritage, an amount equal to the Heritage Break-Up Fee (as defined below) less any Heritage Break-Up Expenses previously paid. Payment of any of such amounts shall be made, as directed by Heritage, by wire transfer of immediately available funds promptly, but in no event later than two business days after the amount is due as provided herein.

          (i) For purposes of this Agreement, the "Heritage Break-Up Fee" shall be an amount equal to the lesser of (i) $15,000,000 (the "Heritage Fee Base Amount") or (ii) if Heritage continues to elect to qualify as a REIT, the sum of (A) the maximum amount that can be paid to Heritage or the Heritage OP for the taxable year in which this Agreement is terminated without causing Heritage to fail to meet the requirements of Section 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Section 856(c)(2) and (3) of the Code ("Qualifying Income"), as determined by outside counsel or independent accountants to Heritage, and (B) in the event Heritage receives a letter from outside counsel (the "Heritage Break-Up Tax Opinion") indicating that Heritage has received a ruling from the IRS holding that the receipt by Heritage or the Heritage OP of the Heritage Base Amount would either constitute Qualifying Income as to Heritage with respect to Heritage's proportionate share thereof or would be excluded from Heritage's gross income for purposes of Section 856(c)(2) and (3) of the Code (the "REIT Requirements"), the Heritage Fee Base Amount less the amount payable under clause (A) above. In the event that Heritage or the Heritage OP is not able to receive the full Heritage Fee Base Amount, Bradley shall place the unpaid amount (i.e., the difference between the Heritage Fee Base Amount and the Heritage Break-Up Fee) in escrow and shall not release any portion thereof to Heritage or the Heritage OP unless and until Bradley receives any one or a combination of the following: (i) a letter(s) from Heritage's outside counsel or independent accountants indicating the maximum amount that can be paid at that time to Heritage or the Heritage OP without causing Heritage to fail to meet the REIT Requirements for any relevant taxable year, together with an

IRS ruling or opinion of tax counsel to the effect that such payment should not be treated as included in the income of Heritage for any prior taxable year, in which event such maximum amount shall be paid to Heritage or the Heritage OP, or (ii) a Heritage Break-Up Tax Opinion indicating that Heritage's receipt of the Heritage Fee Base Amount would satisfy, in whole or in part, the REIT Requirements, in which event Bradley shall pay to Heritage or the Heritage OP the unpaid Heritage Fee Base Amount. Bradley's obligation to pay any unpaid portion of the Heritage Break-Up Fee (provided Bradley has otherwise complied with its obligations under this provision) shall terminate (and any amount still held in such escrow shall be released to Bradley) on the date that is five years from the date the Heritage Break-Up Fee first becomes due under this Agreement.

          (ii) For purposes of this Agreement, the "Heritage Break-Up Expenses" shall be an amount equal to the lesser of (i) Heritage's out-of-pocket expenses incurred in connection with this Agreement and the other transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) but in no event in an amount greater than $3,000,000 (such amount being referred to in this Section 8.2(b) as the "Heritage Expense Base Amount") or (ii) the sum of (A) the maximum amount that can be paid to Heritage or the Heritage OP without causing Heritage to fail to meet the REIT Requirements determined as if the payment of such amount did not constitute Qualifying Income, as determined by outside counsel or independent accountants to Heritage and (B) in the event Heritage receives a Heritage Break-Up Tax Opinion indicating that Heritage has received a ruling from the IRS holding that Heritage or the Heritage OP's receipt of the Heritage Expense Base Amount would either constitute Qualifying Income as to Heritage with respect to Heritage's proportionate share thereof or would be excluded from Heritage's gross income for purposes of the REIT Requirements, the Heritage Expense Base Amount less the amount payable under clause (A) above. In the event that Heritage or the Heritage OP is not able to receive the full Heritage Expenses Base Amount, Bradley shall place the unpaid amount (i.e., the difference between the Heritage Expense Base Amount and the Heritage Break-Up Expenses) in escrow and shall not release any portion thereof to Heritage or the Heritage OP unless and until Bradley receives any one or combination of the following: (i) a letter(s) from Heritage's outside counsel or independent accountants indicating the maximum amount that can be paid at that time to Heritage or the Heritage OP without causing Heritage to fail to meet the REIT Requirements for any relevant taxable year, together with an IRS ruling or opinion of tax counsel to the effect that such payment should not be treated as included in income of Heritage for any prior taxable year, in which event such maximum amount shall be paid to Heritage or the Heritage OP, or (ii) a Heritage Break-Up Tax Opinion indicating that Heritage's receipt of the Heritage Expense Base Amount would satisfy, in whole or in part, the REIT Requirements, in which event Bradley shall pay to Heritage or the Heritage OP the unpaid portion of the Heritage Expense Base Amount. Bradley's obligation to pay any unpaid portion of the Heritage Break-Up Expenses (provided Bradley has otherwise complied with its obligations under this provision) shall terminate (and any amount still held in such escrow shall be released to Bradley) on the date that is five years from the date the Heritage Break-Up Expenses first become due under this Agreement.

       (c) Heritage also agrees that if this Agreement is terminated pursuant to Section 8.1(i), then Heritage shall pay to Bradley, as directed by Bradley, an amount equal to the Bradley Break-Up Fee (as defined below) less any Bradley Break-Up Expenses (as defined below) previously paid. Heritage agrees that if this Agreement is terminated pursuant to Section 8.1(c), then Heritage shall pay to Bradley, as directed by Bradley, an amount equal to the Bradley Break-Up Expenses.

          (i) For purposes of this Agreement, the "Bradley Break-Up Fee" shall be an amount equal to the lesser of (i) $15,000,000 (the "Bradley Fee Base Amount") or (ii) if Bradley continues to elect to qualify as a REIT, the sum of
(A) the maximum amount that can be paid to Bradley without causing it to fail to meet the REIT Requirements determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to Bradley, and (B) in the event Bradley receives a letter from outside counsel (the "Bradley Break-Up Tax Opinion") indicating that either (x) Bradley has received a ruling from the IRS holding that Bradley's receipt of the Bradley Fee Base Amount would either constitute Qualifying Income or would be excluded from Bradley's gross income for purposes of the REIT Requirements or that receipt by Bradley of the remaining balance of the Bradley Fee Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto or (y) in outside counsel's opinion the receipt by Bradley of the Bradley Fee Base Amount should not cause Bradley to fail to qualify as a REIT, the Bradley Fee Base Amount less the amount payable under clause (A) above. In the event that Bradley is not able to receive the full Bradley Fee Base Amount, Heritage shall place the unpaid amount (i.e., the difference between the Bradley Fee Base Amount and the Bradley Break-Up Fee) in escrow and shall not release any portion thereof to Bradley unless and until Heritage receives any one or combination of the following: (i) a letter(s) from Bradley's outside counsel or independent accountants indicating the maximum amount that can be paid at that time to Bradley without causing it to fail to meet the REIT Requirements for any relevant taxable year, together with an IRS ruling or opinion of tax counsel to the effect that such payment would not be treated as included in income for any prior taxable year, in which event such maximum amount shall be paid to Bradley, or (ii) a Bradley Break-Up Tax Opinion indicating that either Bradley's receipt of the Bradley Fee Base Amount would satisfy, in whole or in part, the REIT Requirements or Bradley's receipt of the Bradley Fee Base Amount should not cause Bradley to fail to qualify as a REIT, in which event Heritage shall pay to Bradley the unpaid Bradley Fee Base Amount. Heritage's obligation to pay any unpaid portion of the Bradley Break-Up Fee (provided Heritage has otherwise complied with its obligations under this provision) shall terminate (and any amount still held in such escrow shall be released to Heritage) on the date that is five years from the date the Bradley Break-Up Fee first becomes due under this Agreement.

          (ii) For purposes of this Agreement, the "Bradley Break-Up Expenses" shall be an amount equal to the lesser of (i) Bradley's out-of-pocket expenses incurred in connection with this Agreement and the other transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) but in no event in an amount greater than $3,000,000 (such amount being referred to in this Section 8.2(c) as the "Bradley Expense Base Amount") and (ii) the sum of (A) the maximum amount that can be paid to Bradley without causing it to fail to meet the REIT Requirements determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to Bradley and (B) in the event Bradley receives a Bradley Break-Up Tax Opinion indicating that either (x) Bradley has received a ruling from the IRS holding that Bradley's receipt of the Bradley Expense Base Amount would either constitute Qualifying Income or would be excluded from Bradley's gross income for purposes of the REIT Requirements or that receipt by Bradley of the remaining balance of the Bradley Expense Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto or (y) in outside counsel's opinion the receipt by Bradley of the Bradley Expense Base Amount should not cause Bradley to fail to qualify as a REIT, the Bradley Expense Base Amount less the amount payable under clause (A) above. In the event that Bradley is not able to receive the full Bradley Expense Base Amount, Heritage shall place the unpaid amount (i.e., the difference between the Bradley Expense Base Amount and the Bradley Break-Up Expenses) in escrow and shall not release any portion thereof to Bradley unless and until Heritage receives any one or combination of the following: (i) a letter(s) from Bradley's outside counsel or independent accountants indicating the maximum amount that can be paid at that time to Bradley without causing Bradley to fail to meet the REIT Requirements for any relevant taxable year, together with an IRS ruling or opinion of tax counsel to the effect that such payment would not be treated as included in income for any prior taxable year, in which event such maximum amount shall be paid to Bradley, or (ii) a Bradley Break-Up Tax Opinion indicating that either Bradley's receipt of the Bradley Expense Base Amount would satisfy, in whole or in part, the REIT Requirements or Bradley's receipt of the Bradley Expense Base Amount should not cause Bradley to fail to qualify as a REIT, in which event Heritage shall pay to Bradley the unpaid Bradley Expense Base Amount. Heritage's obligation to pay any unpaid portion of the Bradley Break-Up Expenses (provided Heritage has otherwise complied with its obligations under this provision) shall terminate (and any amount still held in such escrow shall be released to Heritage) on the date that is five years from the date the Bradley Break-Up Expenses first become due under this Agreement.

       (d) In the event that either Heritage or Bradley is required to file suit to seek all or a portion of the amounts payable under this Section 8.2, and such party prevails in such litigation, such party shall be entitled to all expenses, including attorneys' fees and expenses, which it has incurred in enforcing its rights under this Section 8.2; provided, however, that such expenses shall be considered part of out-of-pocket expenses incurred in connection with this Agreement and the other transactions within the definition of Heritage Break-Up Expenses or Bradley Break-Up Expenses, as the case may be.

       (e) Notwithstanding anything to the contrary in this Agreement (other than in the case of a willful breach), Heritage expressly acknowledges and agrees that, with respect to any termination of this Agreement pursuant to
Section 8.1(b), (f), (g) or (h) in circumstances where the Heritage Break-Up Fee and/or the Heritage Break-Up Expenses are payable in accordance with
Section 8.2(b), the payment of the Heritage Break-Up Fee and/or the Heritage Break-Up Expenses shall constitute liquidated damages with respect to any claim for damages or any other claim which Heritage would otherwise be entitled to assert against Bradley, the Bradley OP or any of the Bradley Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or stockholders, with respect to this Agreement and the transactions contemplated by the Transaction Documents and shall constitute the sole and exclusive remedy available to Heritage. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement pursuant to Section 8.1(b),
(f), (g) or (h) in circumstances where the Heritage Break-Up Fee and/or the Heritage Break-Up Expenses are payable in accordance with Section 8.2(b), the right to payment under any of such subsections of Section 8.1: (i) constitutes a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement pursuant to said section, and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing (other than in the case of a willful breach). Except for nonpayment of the amounts set forth in Section 8.2(b), Heritage hereby agrees that, upon any termination of this Agreement pursuant to
Section 8.1(b), (f), (g) or (h) in circumstances where the Heritage Break-Up Fee and/or the Heritage Break-Up Expenses are payable in accordance with
Section 8.2(b), in no event (other than in the case of a willful breach) shall Heritage (A) seek to obtain any recovery or judgment against Bradley, the Bradley OP or any of the Bradley Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or stockholders, or (B) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

       (f) Notwithstanding anything to the contrary in this Agreement (other than in the case of a willful breach), Bradley expressly acknowledges and agrees that, with respect to any termination of this Agreement pursuant to
Section 8.1(c) or (i) in circumstances where the Bradley Break-Up Fee or the Bradley Break-Up Expenses are payable in accordance with Section 8.2(c), the payment of the Bradley Break-Up Fee or the Bradley Break-Up Expenses shall constitute liquidated damages with respect to any claim for damages or any other claim which Bradley would otherwise be entitled to assert against Heritage or any of the Heritage Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or stockholders, with respect to this Agreement and the transactions contemplated by the Transaction Documents and shall constitute the sole and exclusive remedy available to Bradley. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement pursuant to Section 8.1(c) or (i) in circumstances where the Bradley Break-Up Fee or the Bradley Break-Up Expenses are payable in accordance with Section 8.2(c), the right to payment under any of such subsections of Section 8.1: (i) constitutes a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement pursuant to said section, and
(ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing (other than in the case of a willful breach). Except for nonpayment of the amounts set forth in Section 8.2(c), Bradley hereby agrees that, upon any termination of this Agreement pursuant to Section 8.1(c) or (i) hereof in circumstances where the Bradley Break-Up Fee or the Bradley Break-Up Expenses are payable in accordance with Section 8.2(c), in no event (other than in the case of willful breach), shall Bradley (A) seek to obtain any recovery or judgment against Heritage or any of the Heritage Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or stockholders, or (B) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages. Further, Bradley expressly acknowledges that its sole and exclusive remedy in the event that Heritage is unable to proceed with the Closing due to Heritage's inability to obtain the Financing on or prior to the dates specified in Section 1.2 will be to terminate this Agreement under Section 8.1(i).

   Section 8.3. Effect of Termination. In the event of termination of this Agreement by either Bradley or Heritage as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Heritage or Bradley, other than the last sentence of Section 5.2, Section 8.2, this Section 8.3 and Article IX and except to the extent that such termination results from a willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

   Section 8.4. Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Bradley Stockholder Approval is obtained and prior to the filing of the Articles of Merger for the Merger with the State Department of Assessments and Taxation of the State of Maryland; provided, however, that, after the Bradley Stockholder Approval is obtained, no such amendment, modification or supplement shall alter the amount or change the form of the Merger Consideration to be delivered to Bradley's stockholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect Bradley's stockholders.

   Section 8.5. Extension; Waiver. At any time prior to the Effective Time, each of Bradley and Heritage may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 8.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

   Section 9.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

   Section 9.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

     (a) if to Heritage, to
         Heritage Property Investment Trust, Inc.
         535 Boylston Street
         Boston, MA 02116
              Attn: Thomas C. Prendergast, Chief Executive Officer and
                 President
         Fax: (617) 267-4557

         with a copy to:
         Bingham Dana LLP
         150 Federal Street
         Boston, MA 02110
         Attn: Victor J. Paci, Esq.
              Stephen H. Faberman, Esq.
         Fax: (617) 951-8736

         and a copy to:
         Clifford Chance Rogers & Wells LLP
         200 Park Avenue
         New York, NY 10166
         Attn: Jay L. Bernstein, Esq.
              Timothy W. Korth, Esq.
         Fax: (212) 878-8375

     (b) if to Bradley, to
         Bradley Real Estate, Inc.
         40 Skokie Boulevard
         Northbrook, IL 60062
         Attn: Thomas P. D'Arcy, Chief Executive Officer and President
         Fax: (847) 480-1893

         with a copy to:
         Goodwin, Procter & Hoar LLP
         Exchange Place
         Boston, MA 02109
         Attn: Joseph L. Johnson III, P.C.
              John T. Haggerty, Esq.
         Fax: (617) 523-1231

   Section 9.3. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

   Section 9.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   Section 9.5. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Confidentiality Agreement and the other agreements entered into in connection with the transactions (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and,
(ii) except for the provisions of Article II and Sections 5.8(a) and (b) and 5.9, are not intended to confer upon any Person other than the parties hereto any rights or remedies.

   Section 9.6. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND.

   Section 9.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

   Section 9.8. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Maryland or in any Maryland State court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (i) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any Federal court located in the State of Maryland or any Maryland State court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

   Section 9.9. Exhibits; Disclosure Letter. All Exhibits referred to herein and in the Bradley Disclosure Letter are intended to be and hereby are specifically made a part of this Agreement.

                                   ARTICLE X

                              CERTAIN DEFINITIONS

   Section 10.1. Certain Definitions. For purposes of this Agreement:

   "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

   "Bradley Subsidiary" means the Bradley OP and each other Subsidiary of Bradley.

   "Financing" means equity and debt financing that will be sufficient to fund the Merger Consideration and the LP Unit Consideration.

   "Heritage Subsidiary" means the Heritage Merger Sub and each other Subsidiary of Heritage.

   "Knowledge" where used herein with respect to Bradley and any Bradley Subsidiary shall mean the actual (and not constructive or imputed) knowledge of the persons named in Section 10.1 of the Bradley Disclosure Letter and where used with respect to Heritage and the Heritage Merger Sub shall mean the actual (and not constructive or imputed) knowledge of Thomas C. Prendergast, Richard Trueblood and Gary Widett.

   "Law" means any statute, law, regulation, rule or ordinance of any Governmental Entity applicable to Heritage or Bradley or any of their respective Subsidiaries.

   "Limited Partner Agreements" means written agreements, each of which (i) has as one of its purposes to permit a Person to take the position that such Person could defer Federal taxable income that otherwise might have been recognized upon a transfer of property to any Bradley Subsidiary that is treated as a partnership for Federal income tax purposes and (ii) (A) prohibits or restricts in any manner the disposition of any assets of Bradley or any of the Bradley Subsidiaries (including, without limitation, requiring Bradley or any of the Bradley Subsidiaries to indemnify any Person for any Tax liabilities resulting from any such disposition), (B) requires that Bradley or any of the Bradley Subsidiaries maintain, put in place, or replace indebtedness, whether or not secured by one or more properties of Bradley or any Bradley Subsidiary or (C) requires that Bradley or any of the Bradley Subsidiaries offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for Federal income tax purposes for indebtedness or other liabilities of Bradley or any of the Bradley Subsidiaries.

   "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

   "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns 50% or more of the voting stock, value of or other equity interests (voting or non-voting) of such corporation, partnership, limited liability company, joint venture or other legal entity.

   "Tax" or "Taxes" Tax shall mean any Federal, state, local and foreign income, gross receipts, license, withholding, property, recording, stamp, sales, use, franchise, employment, payroll, excise, environmental and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions thereto.

   "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

   "Voting Debt" shall mean bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests in Bradley, any Bradley Subsidiary, Heritage or the Heritage Merger Sub, as applicable, may vote.

   IN WITNESS WHEREOF, Heritage, the Heritage Merger Sub and Bradley have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          Heritage Property Investment Trust,
                                          Inc.

                                          By: /s/ Thomas C. Prendergast
                                          Name: Thomas C. Prendergast
                                          Title: President and Chief Executive
                                          Officer

                                          Heritage-Austen Acquisition, Inc.

                                          By: /s/ Richard C. Trueblood
                                          Name: Richard C. Trueblood
                                          Title: Chief Financial Officer

                                          Bradley Real Estate, Inc.

                                          By: /s/ Thomas P. D'Arcy
                                          Name: Thomas P. D'Arcy
                                          Title: Chairman, President and Chief
                                                 Executive Officer

                                                                      Appendix B
Deutsche Banc Alex. Brown               Deutsche Bank

                                        Deutsche Bank Securities Inc.
                                        130 Liberty Street, MS 2331
                                        New York, NY 10006

                                        Tel 212 250-6000
May 15, 2000                            Fax 212 250-6440

Board of Directors
Bradley Real Estate, Inc.
40 Skokie Boulevard
Northbrook, IL 60062

Gentlemen:

Deutsche Bank Securities Inc. ("Deutsche Bank") understands that Bradley Real Estate, Inc. ("Bradley") proposes to merge with Heritage Property Investment Trust, Inc. (the "Company") pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 15, 2000, among Bradley, the Company and Heritage-Austen Acquisition, Inc., a wholly-owned subsidiary of the Company ("Company Sub"), which provides, among other things, for the merger of Bradley with and into Company Sub (the "Merger") with Company Sub continuing as the surviving corporation. As set forth more fully in the Merger Agreement, as a result of the Merger, each share of the Common Stock, par value $0.01 per share, of Bradley ("Bradley Common Stock") not owned directly or indirectly by Bradley or the Company, other than shares as to which dissenters' rights have been perfected, will be converted into the right to receive $22.00 in cash (the "Merger Consideration"). In a transaction to be completed concurrently with the Merger, the Company will offer to holders of common units of limited partner interests (the "LP Units") of the Bradley Operating Limited Partnership (the "Operating Partnership"), $22.00 in cash for each LP Unit (the "LP Consideration" and together with the Merger Consideration, the "Consideration"). The offer to the holders of LP Units is referred to herein as the "LP Offer" and the LP Offer and the Merger are referred to together as the "Transaction". The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested Deutsche Bank's opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of Bradley Common Stock and LP Units of the Consideration.

In connection with Deutsche Bank's role as financial advisor to Bradley, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning Bradley and the Operating Partnership and certain internal analyses and other information furnished to it by Bradley and the Operating Partnership. Deutsche Bank has also held discussions with members of the senior management of Bradley regarding its business prospects. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Bradley Common Stock, (ii) compared certain financial and stock market information for Bradley with similar information for certain companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Bradley or the Operating Partnership, including, without limitation, any financial information, forecasts or projections

Bradley Real Estate, Inc.
May 15, 2000
Page 2
considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Bradley or the Operating Partnership. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Bradley or the Operating Partnership, as the case may be, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. In connection with Deutsche Bank's opinion, Deutsche Bank was not authorized to solicit, and did not solicit, interest from any person with respect to the acquisition of Bradley or any of its assets, nor did Deutsche Bank participate in the structuring of the Transaction or the negotiation of the Consideration to be paid. Deutsche Bank's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Bradley contained in the Merger Agreement are true and correct, Bradley, the Company and Company Sub will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of Bradley to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Bradley or the Company is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Bradley or materially reduce the contemplated benefits of the Transaction to Bradley.

This opinion is addressed to, and for the use and benefit of, the Board of Directors of Bradley and is not a recommendation to the holders of Bradley Common Stock or the holders of LP Units of the Operating Partnership to approve the Transaction to or accept the LP Consideration in the LP Offer. This opinion is limited to the fairness, from a financial point of view, to the holders of Bradley Common Stock and LP Units of the Consideration, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by Bradley to engage in the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to Bradley in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking and other financial services to Bradley or its affiliates for which it has received compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Bradley for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Bradley Real Estate, Inc.
May 15, 2000
Page 3

Based upon and subject to the foregoing, it is Deutsche Bank's opinion as investment bankers that the Consideration is fair, from a financial point of view, to the holders of Bradley Common Stock and LP Units.

                                          Very truly yours,

                                          Deutsche Bank Securities Inc.

                                     PROXY

                           BRADLEY REAL ESTATE, INC.

                              40 SKOKIE BOULEVARD
                                   SUITE 600
                        NORTHBROOK, ILLINOIS 60062-1626

 PROXY SOLICITED BY THE BOARD OF DIRECTORS OF BRADLEY REAL ESTATE, INC. FOR THE
          SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON    ,    , 2000

   The undersigned hereby constitutes and appoints Thomas P. D'Arcy and Joseph
E. Hakim, and each of them, as proxies (the "Proxies") of the undersigned, with full power of substitution in each, and authorizes each of them to represent and to vote all shares of (i) common stock, par value $.01 per share, of Bradley Real Estate, Inc. ("Bradley") and (ii) 8.4% Series A Convertible Preferred Stock, par value $.01 per share, held of record by the undersigned as
of the close of business on    ,    , 2000, at the Special Meeting of
Stockholders (the "Special Meeting") to be held at    , on    ,    , 2000 at
   , local time, and at any adjournments or postponements thereof.

   When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the proposal set forth in Paragraph 1 on the reverse side hereof. The Proxies are each authorized to vote upon such other business as may properly come before the Special Meeting and any adjournment or postponement thereof or matters incidental thereto. Stockholders who plan to attend the Special Meeting may revoke their proxy by casting their vote at the Special Meeting in person.

   The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Special Meeting of Stockholders and the proxy statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given.

  PLEASE VOTE, DATE AND SIGN THIS PROXY ON REVERSE SIDE AND RETURN PROMPTLY IN
                               ENCLOSED ENVELOPE.

   Please mark your
   votes as in this
X  example.
                                           FOR     AGAINST  ABSTAIN
1.  To approve the merger of
    Bradley with and into Heritage-
    Austen Acquisition, Inc.,
    pursuant to the Agreement and
    Plan of Merger, dated as of May
    15, 2000, by and among Heritage
    Property Investment Trust,
    Inc., Heritage-Austen
    Acquisition, Inc. and Bradley.

2.  To consider and act upon such
    other matters as may properly
    come before the Special Meeting
    and any adjournments or
    postponements thereof or
    matters incidental thereto.

Please be sure to sign and date this Proxy.

Date: ______________________________

Stockholder(s) signature(s):

____________________________________

____________________________________

Please sign name exactly as shown on reverse. Where there is more than one holder, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation or partnership, the proxy should be executed in the full corporate or partnership name and signed by a duly authorized person, stating his or her title or authority.

                PLEASE, SIGN, DATE AND PROMPTLY MAIL YOUR PROXY.